EXHIBIT 4.1

Execution Version

COMPOSECURE, INC.,

as Parent,

COMPOSECURE HOLDINGS, L.L.C.,

as the Issuer,

the Subsidiary Guarantors from time to time party hereto

$900,000,000

5.625% SENIOR SECURED NOTES DUE 2033

_________________________________

INDENTURE

Dated as of January 14, 2026

_________________________________

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee and as Notes Collateral Agent

_________________________________

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ii

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EXHIBITS

Exhibit A	FORM OF 144A AND REGULATION S NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS
Exhibit E	FORM OF CERTIFICATE OF BENEFICIAL OWNERSHIP
Exhibit F	FORM OF CERTIFICATE FROM ACQUIRING ACCREDITED INVESTOR
Exhibit G	FORM OF JUNIOR LIEN INTERCREDITOR AGREEMENT

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INDENTURE dated as of January 14, 2026 among CompoSecure, Inc., a Delaware corporation (the “Parent ”), CompoSecure Holdings, L.L.C., a Delaware limited liability company (the “Issuer”), the other Guarantors (as defined herein) from time to time party hereto and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Notes Collateral Agent”).

The Issuer, the Guarantors, the Trustee and the Notes Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the 5.625% Senior Secured Notes due 2033 (the “Notes”):

ARTICLE 1
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01	Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Accredited Investor” means an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act that is not a QIB and that is purchasing for its own account or for the account of another accredited investor, in each case, in a minimum principal amount of the Notes.

“Acquired Debt” means, with respect to any specified Person:

(1)       Indebtedness, Disqualified Stock or preferred stock of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness, Disqualified Stock or preferred stock is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; provided, however, that any Indebtedness, Disqualified Stock or preferred stock of such acquired Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person merges with or into or becomes a Subsidiary of such Person shall not be considered to be Acquired Debt; and

(2)       Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.01(e) and 4.09 hereof, as part of the same series as the Initial Notes.

“Additional Refinancing Amount” means, in connection with the refinancing of any Indebtedness, Disqualified Stock or preferred stock, the aggregate principal amount of additional Indebtedness, Disqualified Stock or preferred stock incurred to pay: (1) accrued and unpaid interest on the Indebtedness being refinanced; (2) the increased principal amount of any Indebtedness being refinanced resulting from the in-kind payment of interest on such Indebtedness (or in the case of Disqualified Stock or preferred stock being refinanced, additional shares of such Disqualified Stock or preferred stock); (3) the aggregate amount of original issue discount on the Indebtedness being refinanced; (4) premiums (including tender premiums) and other costs associated with the redemption, repurchase, retirement, discharge or defeasance of Indebtedness, Disqualified Stock and preferred stock being refinanced; and (5) all fees and expenses (including underwriting discounts, commitment, ticking and similar fees, expenses and discounts) associated with the repayment of the Indebtedness, Disqualified Stock and preferred stock being refinanced and the incurrence of the Indebtedness incurred or Disqualified Stock and preferred stock issued in connection with such refinancing.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,”

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as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. Notwithstanding anything to the contrary in this definition, Resolute Management shall not be deemed an Affiliate of Parent, the Issuer or any Restricted Subsidiary of Parent.

“Agent” means any Registrar, co-registrar, Custodian, Paying Agent, additional paying agent or authenticating agent or Notes Collateral Agent.

“Applicable Percentage” means 100.0%; provided, however, that the Applicable Percentage shall be (i) 50% if, on a Pro Forma Basis after giving effect to such Asset Sale and the use of proceeds therefrom, the Consolidated First Lien Debt Ratio is less than or equal to 3.20:1.00 but greater than 2.70:1.00, and (ii) 0% if, on a Pro Forma Basis after giving effect to such Asset Sale and the use of proceeds therefrom, the Consolidated First Lien Debt Ratio is less than or equal to 2.70:1.00.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1)       1.0% of the principal amount of the Note; and

(2)       the excess of:

(a)       the present value at such redemption date of (i) the redemption price of the Note on February 1, 2029 (such redemption price being set forth in the table appearing in Section 3.07(g) hereof), plus (ii) all required interest payments due on the Note through February 1, 2029 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate (which cannot go below zero) as of such redemption date plus 50 basis points; over

(b)       the principal amount of the Note.

Calculation of the Applicable Premium will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Applicable Proceeds” means the Applicable Percentage of the Net Proceeds from an Asset Sale.

“Approved Commercial Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000.0 million.

“Asset Sale” means:

(1)       the sale, lease, conveyance or other disposition (whether by Division or otherwise) of any assets or rights by Parent, the Issuer or any of their Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Parent, the Issuer and their Restricted Subsidiaries taken as a whole will be governed by Sections 4.14 and/or 5.01 hereof (and not by Section 4.10 hereof); and

(2)       the issuance of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or third parties to the extent required by applicable law or any preferred stock or Disqualified Stock of a Restricted Subsidiary of Parent issued in compliance with

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Section 4.09 hereof) by any of Parent’s Restricted Subsidiaries or the sale by Parent or any of its Restricted Subsidiaries of Equity Interests in any of Parent’s Restricted Subsidiaries.

Notwithstanding the foregoing, none of the following items will be deemed to be an Asset Sale:

(1)       any single transaction that involves assets or Equity Interests having a Fair Market Value of equal to or less than the greater of (x) $55.0 million and (y) 10.0% of Consolidated EBITDA;

(2)       a transfer of assets between or among Parent and its Restricted Subsidiaries;

(3)       an issuance or sale of Equity Interests by a Restricted Subsidiary of Parent to Parent, the Issuer or to another Restricted Subsidiary of Parent;

(4)       the sale, lease or other transfer of (A) products, equipment, inventory, services or accounts receivable or any other assets or rights in the ordinary course of business, the discount or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof, the disposition of a business not comprising the disposition of an entire line of business and any sale or other disposition of surplus, damaged, worn-out, outdated or obsolete assets in the ordinary course of business (including the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of Parent or the Issuer, no longer economically practicable or commercially reasonable to maintain or useful in any material respect, taken as a whole, in the conduct of the business of Parent and its Restricted Subsidiaries taken as whole) and (B) immaterial assets with a Fair Market Value, in the case of this clause (B), of less than the greater of (x) $55.0 million and (y) 10.0% of Consolidated EBITDA;

(5)       licenses and sublicenses by Parent, the Issuer or any of their Restricted Subsidiaries of software or Intellectual Property;

(6)       any surrender, termination or waiver of contract rights or settlement, release, recovery on or surrender of contract, litigation or other claims in the ordinary course of business or consistent with past practice or otherwise if the Issuer determines in good faith that such action is in the best interests of Parent and its Restricted Subsidiaries, taken as a whole;

(7)       the granting of Liens not prohibited by Section 4.12 hereof;

(8)       the sale or other disposition of cash or Cash Equivalents (or other assets that were Cash Equivalents when the relevant Investment was made);

(9)       a Restricted Payment that does not violate Section 4.07 hereof or a Permitted Investment;

(10)       leases and subleases and licenses and sublicenses by Parent, the Issuer or any of their Restricted Subsidiaries of real or personal property in the ordinary course of business;

(11)       any liquidation or dissolution of a Restricted Subsidiary of Parent (other than the Issuer), provided that such Restricted Subsidiary’s direct parent is also either the Issuer or a Restricted Subsidiary of Parent and immediately becomes the owner of such Restricted Subsidiary’s assets;

(12)       the sale or other disposition of assets in connection with the approval of any antitrust authority or otherwise necessary or advisable in the good faith determination of the Issuer to consummate a Permitted Investment or Restricted Payment;

(13)       any financing transaction with respect to property built or acquired by Parent, the -Issuer or any Restricted Subsidiary of Parent after the Issue Date, including, without limitation, Sale/Leaseback Transactions that are not prohibited by this Indenture;

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(14)       the granting of any option or other right to purchase, lease or otherwise acquire inventory and delinquent accounts receivable in the ordinary course of business;

(15)       any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(16)       the sale, transfer, termination or other disposition of Hedging Obligations and Treasury Management Arrangements incurred in compliance with this Indenture;

(17)       foreclosure, condemnation or any similar actions with respect to any property or other assets;

(18)       a sale or transfer of (i) Securitization Assets arising in connection with a Securitization Transaction or (ii) the Receivables Assets arising in connection with a Receivables Facility;

(19)       a sale or other disposition of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such sale or disposition are promptly applied to the purchase price of such replacement property or (iii) such disposition constitutes a Permitted Asset Swap, in the case of this subclause (iii), in an amount not to exceed, at any one time outstanding, the greater of (x) $132.0 million and (y) 24.0% of Consolidated EBITDA;

(20)       any trade-in of equipment by Parent, the Issuer or any Restricted Subsidiary of Parent in exchange for other equipment; provided that in the good faith judgment of the Issuer, Parent, the Issuer or such Restricted Subsidiary receives equipment having a Fair Market Value equal or greater than the equipment being traded in;

(21)       the transfer, sale or other disposition resulting from any involuntary loss of title, involuntary loss or damage to or destruction of or any condemnation or other taking of, any property or assets of Parent, the Issuer or any Restricted Subsidiary;

(22)       the termination of leases and subleases in the ordinary course of business;

(23)       to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(24)       sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements or similar binding arrangements;

(25)       the lapse, cancellation, expiration or abandonment of Intellectual Property rights in the ordinary course of business, in the exercise of the reasonable good faith determination of Parent or the Issuer;

(26)       (ⅰ) the sale of any property in a Sale/Leaseback Transaction within 270 days of the acquisition of such property or (ii) with respect to any other Sale/Leaseback Transactions not described in the foregoing clause (i), having an aggregate Fair Market Value equal to or less than the greater of (x) $137.5 million and (y) 25.0% of Consolidated EBITDA;

(27)       transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective governmental authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement; provided that the proceeds of such dispositions are applied in accordance with this Indenture;

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(28)       dispositions or other transactions undertaken in good faith for Tax planning purposes; so long as after giving effect to such dispositions or other transactions, the security interest of the Notes Collateral Agent in the Collateral for the benefit of the Holders, taken as a whole, is not materially impaired; and

(29)        other dispositions not to exceed, at any one time outstanding, the greater of (x) $132.0 million and (y) 24.0% of Consolidated EBITDA.

“Available RP Capacity Amount” means, as of any date of determination, the aggregate amount of Restricted Payments available to be made on such date of determination in reliance on clauses (z)(A) through (z)(G) of Section 4.07(a) hereof and under clauses (2), (5), (11), (12), (16), (21) and (22) of Section 4.07(b) hereof.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), in each case, as amended, or any similar federal, state, provincial or foreign law providing for any reorganization, arrangement, compromise and/or conversion involving any liabilities or indebtedness of the Issuer, including the corporate arrangement provisions of any corporation statute.

“Basket Reduction Amount” means, as of any date, (a) the aggregate amount of Indebtedness of Parent, the Issuer or any of their Restricted Subsidiaries outstanding under clause (1)(a) of the definition of “Permitted Debt” that has been voluntarily prepaid or repurchased (other than any amount of such Indebtedness that is prepaid or repurchased with the proceeds of long term Indebtedness (excluding any revolving credit facility)) prior to such date less (b) the aggregate principal amount of the Basket Reduction Amount Indebtedness incurred prior to such date and currently outstanding.

“Basket Reduction Amount Indebtedness” means any Indebtedness of Parent, the Issuer or any of their Restricted Subsidiaries incurred pursuant to clause (1)(a) of the definition of “Permitted Debt” that is not in excess of the Basket Reduction Amount.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred. The terms “Beneficially Owns” and “Beneficially Owned” and other similar terms have a corresponding meaning.

“Board of Directors” means:

(1)       with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)       with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)       with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)       with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Canadian Guarantors” means the Subsidiary Guarantors organized under the laws of Canada or any province or territory thereof.

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“Canadian Security Agreement” means that certain Canadian Notes Security Agreement, to be entered into by and among the Canadian Guarantors from time to time and the Notes Collateral Agent, as may be amended, restated, supplemented, waived, renewed or otherwise modified from time to time.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the notes thereto) in accordance with GAAP, provided that no obligation will be deemed a “Capital Lease Obligation” for any purpose under this Indenture if such obligation would not, as of December 15, 2018, have been required to be capitalized and reflected as a liability on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)       in the case of a corporation, corporate stock;

(2)       in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)       in the case of a partnership, partnership interests (whether general or limited);

(4)       in the case of a limited liability company, membership interests; and

(5)       any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Capped Grower Amount” means the sum of the greater of (x) $550.0 million and (y) 100.0% of Consolidated EBITDA.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the common equity capital of Parent or any Restricted Subsidiary described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1)       United States dollars, Canadian dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or, in the case of any non-U.S. Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)       readily marketable direct obligations of any member of the European Economic Area, Switzerland, Japan, the United Kingdom or any political subdivision or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s, AA- (or the equivalent grade) by S&P or AA- (or the equivalent grade) by Fitch;

(3)       marketable general obligations issued by (a) any state of the United States or any political subdivision thereof or any instrumentality thereof that are guaranteed by the full faith and credit of such state or (b) Canada or any political subdivision, agency or instrumentality thereof that are guaranteed by the full faith and credit of Canada, and in each case, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s, AA- (or the equivalent grade) by S&P or AA- (or the equivalent grade) by Fitch;

(4)       securities or any other evidence of Indebtedness or readily marketable direct obligations issued or directly and fully guaranteed or insured by (a) the United States government or any agency or instrumentality of the United States government or the United Kingdom government or any agency or

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instrumentality thereof; provided that the full faith and credit of the United States or the United Kingdom, as the case may be, is pledged in support of those securities or (b) Canada or any agency or instrumentality thereof; provided that the full faith and credit of Canada is pledged in support of those securities, and in each case, having maturities of not more than 24 months from the date of acquisition;

(5)       certificates of deposit and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case, with any lender party to the New Credit Agreement or any commercial bank or trust company having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least A-2 (or the equivalent grade) by Moody’s, A (or the equivalent grade) by S&P or A (or the equivalent grade) by Fitch;

(6)       repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (4) and (5) above entered into with any financial institution meeting the qualifications specified in clause (5) above;

(7)       commercial paper having one of the two highest ratings obtainable from
Moody’s, S&P or Fitch and, in each case, maturing within 24 months after the date of acquisition;

(8)       money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition; and

(9)       Indebtedness or preferred stock issued by Persons with a rating of at least A2 (or the equivalent grade) by Moody’s, A (or the equivalent grade) by S&P or A (or the equivalent grade) by Fitch with maturities of 24 months or less from the date of acquisition.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): automated clearing house transactions, treasury and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services.

“CFC” has the meaning assigned to it in the definition of “Excluded Assets.”

“Change of Control” means the occurrence of any of the following:

(1)       any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Permitted Holders, shall have acquired Beneficial Ownership of Equity Interests of Parent representing, directly or indirectly, more than 50% of the aggregate total ordinary voting power for the election of members of the Board of Directors of Parent (determined on a fully diluted basis), unless the Permitted Holders otherwise have the right (pursuant to contract, proxy, ownership of Equity Interests or otherwise), directly or indirectly, to designate or appoint more than 50% of the members of the Board of Directors of Parent; or

(2)       the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Parent and its Restricted Subsidiaries, taken as a whole, to any Person other than to Parent or a Restricted Subsidiary or one or more Permitted Holders; or

(3)       Parent shall have ceased to own, directly or indirectly, 100% of the Equity Interests of the Issuer.

Notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act, (ⅰ) no Person or “group” shall be deemed to Beneficially Own Equity Interests to be acquired by such Person or “group” pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant

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agreement or similar agreement (or voting agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement, (ii) if any group includes one or more Permitted Holders, the issued and outstanding Equity Interest of Parent owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being Beneficially Owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group will not be deemed to beneficially own the Equity Interests of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Equity Interests entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity and (iv) the right to acquire Equity Interests (so long as such Person does not have the right to direct the voting of the Equity Interests subject to such right) or any veto power or consent rights with respect to a Person or Equity Interests will not cause a party to be a Beneficial Owner.

Notwithstanding the preceding, a conversion of Parent, the Issuer or any other Restricted Subsidiary from a limited liability company, corporation, limited partnership or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Capital Stock in one form of entity for Capital Stock for another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of such entity immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity, and in either case no “person” Beneficially Owns more than 50% of the Voting Stock of such entity. Furthermore, the transfer of assets between or among Parent and any Restricted Subsidiary shall not itself constitute a Change of Control.

For the purpose of this Indenture, at the time of any Minority Business Disposition or any Minority Business Offering, the Minority Business Assets shall not be deemed at any time to constitute all or substantially all of the assets of Parent and its Restricted Subsidiaries, and any sale or transfer of all or any part of the Minority Business Assets (whether directly or indirectly, whether by sale or transfer of any such assets, or of any Capital Stock or other interest in any Person holding such assets, or by merger or consolidation, or any combination thereof, and whether in one or more transactions, or otherwise, including any Minority Business Offering or any Minority Business Disposition) shall not be deemed at any time to constitute a sale or transfer of all or substantially all of the assets of Parent and its Restricted Subsidiaries.

“Clearstream” means Clearstream Banking, société anonyme.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Collateral” means any and all assets and property of the Issuer and the Guarantors, whether real, personal or mixed, with respect to which a Lien is granted (or purported to be granted) as security for any Obligations under the Notes, this Indenture, the Note Guarantees and the Security Documents (including proceeds and products thereof), in each case, except to the extent constituting Excluded Assets.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of this Indenture such Commission is not existing and performing the duties now assigned to it under the Securities Act, the Exchange Act and the Trust Indenture Act then the body performing such duties at such time.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)       provision for Taxes based on income, profits or capital (including state Taxes and similar Taxes in the nature of income tax) of such Person and its Restricted Subsidiaries for such period, foreign withholding taxes, giving effect to any payroll tax credits, income tax credits and similar credits and

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including an amount equal to the tax distributions actually made to the holders of the Equity Interests of such Person or its Restricted Subsidiaries or any direct or indirect parent of such Person or its Restricted Subsidiaries in respect of such period, in accordance with clause (3) of the definition of “Permitted Payments,” as though such amounts had been paid as income taxes directly by such Person, in each case, to the extent that such provision for Taxes was deducted in computing such Consolidated Net Income; plus

(2)       the consolidated depreciation and amortization charges and expense of such Person and its Restricted Subsidiaries for such period (including (i) amortization of deferred financing fees and debt issuance costs, commissions, fees and expenses, (ii) amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits and (iii) amortization of intangibles (including, without limitation, amortization of turnaround costs, goodwill and organizational costs) in each case of such Person and its Restricted Subsidiaries for such period on a consolidated basis in accordance with GAAP), to the extent such charges or expenses were deducted in computing such Consolidated Net Income; plus

(3)       the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)       any other consolidated non-cash losses, charges and expenses of such Person and its Restricted Subsidiaries, including any write-offs or write-downs, for such period, to the extent that such consolidated non-cash losses, charges or expenses were included in computing such Consolidated Net Income; provided that if any such non-cash charge represents an accrual or reserve for anticipated cash charges in any future period, (i) such Person may determine not to add back such non-cash charge in the current period and (ii) to the extent such Person does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(5)       any losses from foreign currency transactions and foreign translations (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(6)       the Specified Permitted Adjustments and any other cost savings, operating expense reductions, operating improvements and synergies permitted to be added back to this definition pursuant to the definition of “Pro Forma Cost Savings” (including, without limitation, expenses attributable to the implementation of such cost savings initiatives and costs and expenses related to employment of terminated employees incurred by such Person during such period to the extent such costs and expenses were deducted in computing Consolidated Net Income); plus

(7)       losses in respect of post-retirement benefits of such Person, as a result of the application of ASC 715, Compensation-Retirement Benefits, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(8)       the amount of fees, expenses and indemnities incurred or reimbursed by such Person pursuant to clause (20) of Section 4.11(b) hereof and the amount of all payments by such Person under the Management Agreements to the extent permitted under Section 4.15 hereof; plus

(9)       any proceeds from business interruption insurance received by such Person during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income; plus

(10)       any fees and expenses (including, for the avoidance of doubt, credit insurance) related to a Qualified Securitization Transaction or any Receivables Facility, to the extent such fees and expenses are included in computing Consolidated Net Income; plus

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(11)       any contingent or deferred payments (including, without limitation, indemnification payments, adjustments of purchase or acquisition price, earn outs, noncompetes, consulting payments and similar obligations) incurred in connection with the acquisition or disposition of any business, assets or Restricted Subsidiary of Parent or any other Investment, to the extent paid or accrued during such period; plus

(12)       the amount of loss or discount on sales of receivables and related assets to a Securitization Entity in connection with a Qualified Securitization Transaction or otherwise in connection with a Receivables Facility, to the extent included in computing Consolidated Net Income; plus

(13)       the amount of any interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any Restricted Subsidiary of such Person that is not a Wholly Owned Restricted Subsidiary of such Person; plus

(14)       the amount of incremental contract value of Parent, the Issuer and the Restricted Subsidiaries of Parent that the Issuer in good faith reasonably believes would have been realized or achieved as Consolidated EBITDA contribution from new customers or, if generating incremental contract value, new agreements (or amendments to existing agreements) with existing customers (collectively, “New Contracts”) during the relevant period had such New Contracts been effective and had performance thereunder commenced as of the beginning of the relevant period and shall be calculated on a pro forma basis as though the full run rate effect of such incremental contract value had been realized as Consolidated EBITDA contribution on the first day of such period), including, without limitation, such incremental contract value attributable to New Contracts that are in excess of (but without duplication of) contract value attributable to New Contracts that has been actually realized as Consolidated EBITDA contribution during such period; plus

(15)       adjustments, exclusions and add-backs (i) consistent with Regulation S-X, (ii) adjustments of the nature or type used in connection with the calculation of “Pro Forma Net Adjusted EBITDA” as set forth in “Summary—Summary Historical Consolidated Financial Information” contained in the Offering Memorandum and other adjustments of a similar nature to the foregoing and (iii) contained in any due diligence quality of earnings report from time to time prepared with respect to the target of an acquisition or Investment by a nationally recognized accounting firm; plus

(16)       with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (1), (2) and (3) above relating to such joint venture corresponding to such Person’s and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) solely to the extent Consolidated Net Income of such joint venture was reduced thereby; minus

(17)       the amount of any gain in respect of post-retirement benefits as a result of the application of ASC 715, to the extent such gains were taken into account in computing such Consolidated Net Income; minus

(18)       any gains from foreign currency transactions and foreign translations (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(19)       non-cash gains increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and other than reversals of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period;

provided that Parent may, in its sole discretion, elect to not make any adjustment for any item pursuant to the foregoing clauses (1) through (19) above if any such item individually is less than $2.0 million in any fiscal quarter.

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Unless otherwise specified in this Indenture, any reference to Consolidated EBITDA shall be deemed to mean the Consolidated EBITDA of Parent and its Restricted Subsidiaries calculated for the most recent period of four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date on which such calculation is made, calculated on a Pro Forma Basis for such period.

Notwithstanding anything to the contrary contained herein, it is understood and agreed that Consolidated EBITDA shall be, at any time of determination occurring on or after the Issue Date (as calculated on a Pro Forma Basis), $174.2 million, $97.6 million, $130.2 million and $137.3 million for the fiscal quarters ended on or about December 31, 2024, March 31, 2025, June 30, 2025, September 30, 2025, respectively, in each case, as may be further adjusted (without duplication) on a Pro Forma Basis, and giving pro forma effect to any adjustment set forth herein.

“Consolidated First Lien Debt Ratio” means, as of any date of determination, the ratio of (1) (x) Consolidated Total Indebtedness that is secured by a Lien on any assets of Parent, the Issuer or any of their Restricted Subsidiaries (excluding such Consolidated Total Indebtedness that is secured solely by a Lien on the assets of Parent, the Issuer and their Restricted Subsidiaries that is junior to the Lien securing the Notes Obligations) as of such date minus (y) unrestricted cash and Cash Equivalents (but excluding in all cases cash proceeds from Indebtedness incurred on the date of determination) held by Parent, the Issuer and their Restricted Subsidiaries as of such date of determination, in each case, calculated on a Pro Forma Basis to (2) the Consolidated EBITDA of Parent for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date, and in each case, calculated on a Pro Forma Basis; provided that any such calculation shall be made as provided in Section 4.09(e); provided, further that, in the event that the Issuer shall classify Indebtedness incurred on the date of determination as secured in part pursuant to a ratio-based or ratio-referent clause of the definition of “Permitted Liens” and in part pursuant to one or more non-ratio-based or non-ratio-referent clauses of such definition or Section 4.12, any calculation of Consolidated Total Indebtedness that is secured by a Lien for purposes of clause (x) above on such date (but not in respect of any future calculation following such date) shall not include any such Indebtedness (and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof) to the extent secured pursuant to any non-ratio-based or non-ratio-referent clause of such definition or Section 4.12.

“Consolidated Interest Expense” means, for any period of four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date on which such calculation is made, for Parent and its Restricted Subsidiaries on a consolidated basis, all cash interest, premium payments, debt discount, charges and related fees and expenses, net of interest income, of Parent and its Restricted Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (including commissions, discounts, yield and other fees (including related interest expenses) related to any Qualified Securitization Transaction or any Receivables Facility), excluding (a) up-front or financing fees, transaction costs, commissions, expenses, premiums or charges, (b) costs associated with obtaining, or breakage costs in respect of swap or hedging agreements, (c) amortization of deferred financing costs and (d) all cash dividends, whether paid or accrued, on any series of preferred stock or any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, excluding items eliminated in consolidation, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of (x) preferred stock dividends or (y) any dividend with proceeds of the offering of the Notes; provided that:

(1)       any after-tax effect of all extraordinary, nonrecurring or unusual gains or losses or income or expenses or charges (including related to the Refinancing Transactions) or any restructuring charges or reserves, including, without limitation, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses, retention, severance, system establishment cost, contract termination costs, costs to consolidate facilities and relocate employees, advisor fees and other out of pocket costs and non-cash charges to assess and execute operational improvement plans and restructuring programs, will be excluded;

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(2)       any expenses, costs or charges incurred, or any amortization thereof for such period, in connection with any Equity Offering, Investment, New Project, acquisition, disposition, recapitalization or incurrence or repayment of, or amendment or waiver of the operative documents with respect to, Indebtedness permitted under this Indenture, including a refinancing thereof (in each case whether or not successful) (including any such costs and charges incurred in connection with the Refinancing Transactions), and all gains and losses realized in connection with any business disposition or any disposition of assets outside the ordinary course of business or the disposition of securities or the early extinguishment of Indebtedness or derivative instruments, together with any related provision for taxes on any such gain, loss, income or expense, will be excluded;

(3)       the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded, provided that the income of such Person will be included to the extent of the amount of dividends or similar distributions paid in cash (or converted to cash) to the specified Person or a Restricted Subsidiary of the Person;

(4)       the net income (or loss) of any Person and its Restricted Subsidiaries will be calculated without deducting the income attributed to, or adding the losses attributed to, the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of the dividends paid in cash (or convertible into cash) during such period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties;

(5)       solely for the purpose of Section 4.07 hereof, the net income (but not loss) of any Restricted Subsidiary (other than any Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived, or, at the date of determination, is subject to other organizational or administrative impediments from being repatriated; provided that the Consolidated Net Income of such Person will be increased by the amount of dividends or distributions or other payments actually paid in cash (or converted to cash) by any such Restricted Subsidiary to such Person in respect of such period, to the extent not already included therein;

(6)       the cumulative effect of any change in accounting principles will be excluded;

(7)       (a) any non-cash expenses, charges or expenses realized or resulting from the grant or periodic remeasurement of stock options, restricted stock grants or other equity incentive programs (including any stock appreciation and similar rights), other management or employee benefit plan or agreement and (b) any costs, charges or expenses realized, resulting from or incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent, in the case of clause (b), that such costs or expenses are funded with cash proceeds contributed to the common equity capital of Parent, the Issuer or a Restricted Subsidiary of Parent, will be excluded;

(8)       the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets or liabilities and the amortization of intangibles and other fair value adjustments resulting from any non-cash impairment charges or write-up, write-downs or write-offs, in each case, arising from the application of GAAP, will be excluded;

(9)       any net after-tax income or loss from disposed, abandoned or discontinued or transferred or closed operations and any net after-tax gains or losses on disposed, abandoned or discontinued, transferred or closed operations will be excluded;

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(10)       any increase in amortization or depreciation, or effect of any adjustments to inventory, property, plant or equipment, software, goodwill and other intangibles, debt line items, deferred revenue or rent expense, any one time cash charges (such as purchased in process research and development or capitalized manufacturing profit in inventory) or any other effects, in each case, resulting from purchase accounting will be excluded;

(11)       an amount equal to the tax distributions actually made to the holders of the Equity Interests of such Person or any direct or indirect parent of such Person in respect of such period under clause (3) of the definition of “Permitted Payments” will be included as though such amounts had been paid as income taxes directly by such Person for such period;

(12)       unrealized gains and losses relating to foreign currency translation or foreign currency transactions, including those relating to mark-to-market of Indebtedness resulting from the application of GAAP (including any net loss or gain resulting from hedge arrangements for currency exchange risk) will be excluded;

(13)       any net gain or loss from Hedging Obligations or in connection with the early extinguishment of Hedging Obligations shall be excluded;

(14)       the amount of any restructuring, business optimization, acquisition and integration costs and charges or reserves (including, without limitation, retention, severance, systems establishment costs, excess pension charges, information technology costs, rebranding costs, recruiting and signing bonuses and expenses, contract termination costs, including future lease commitments, costs related to the start-up (including entry into new market/channels and new service offerings), preopening, opening, closure or relocation, reconfiguration or consolidation of facilities and costs to relocate employees, systems, facilities or equipment conversion costs, consulting fees, costs associated with tax projects and audits, inventory, distribution, marketing or sales optimization programs, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges) or other fees related to any of the foregoing (including any such costs, charges or reserves and fees incurred in connection with the Refinancing Transactions) will be excluded;

(15)       accruals and reserves that are established or adjusted within 36 months after the Issue Date that are so required to be established as a result of the Refinancing Transactions in accordance with GAAP shall be excluded;

(16)       costs associated with Public Company Compliance shall be excluded;

(17)       all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, and expensing of any bridge, commitment or other financing fees (including in connection with a transaction undertaken but not completed), will be excluded;

(18)       all discounts, commissions, fees and other charges (including interest expense) associated with any Qualified Securitization Transaction will be excluded;

(19)       (i) the non-cash portion of “straight-line” rent expense will be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense will be included;

(20)       losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any asset disposition will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

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(21)       non-cash charges or income relating to adjustments to deferred tax asset valuation allowances will be excluded;

(22)       cash dividends or returns of capital from Investments (such return of capital not reducing the ownership interest in the underlying Investment), in each case received during such period, to the extent not otherwise included in Consolidated Net Income for that period or any prior period subsequent to the Issue Date will be included;

(23)       non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretation shall be excluded; and

(24)       (i) revenues, royalties and commissions otherwise deferred under GAAP shall be included in the relevant period and (ii) the amount of previously deferred revenues, royalties and commissions recognized under GAAP during the relevant period shall be excluded;

provided that the Issuer may, in its sole discretion, elect to not make any adjustment for any item pursuant to the foregoing clauses (1) through (24) above if any such item individually is less than $2.0 million in any fiscal quarter.

“Consolidated Senior Secured Debt Ratio” means, as of any date of determination, the ratio of (1) (x) Consolidated Total Indebtedness that is secured by a Lien on any assets of Parent, the Issuer or any of their Restricted Subsidiaries as of such date minus (y) unrestricted cash and Cash Equivalents (but excluding in all cases cash proceeds from Indebtedness incurred on the date of determination) held by Parent, the Issuer and their Restricted Subsidiaries as of such date of determination, in each case, calculated on a Pro Forma Basis to (2) the Consolidated EBITDA of Parent for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date, and in each case, calculated on a Pro Forma Basis; provided that any such calculation shall be made as provided in Section 4.09(e); provided, further, that in the event that the Issuer shall classify Indebtedness incurred on the date of determination as secured in part pursuant to a ratio-based or ratio-referent clause of the definition of “Permitted Liens” and in part pursuant to one or more non-ratio-based or non-ratio-referent clauses of such definition or Section 4.12, any calculation of Consolidated Total Indebtedness that is secured by a Lien for purposes of clause (x) above on such date (but not in respect of any future calculation following such date) shall not include any such Indebtedness (and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof) to the extent secured pursuant to any non-ratio-based or non-ratio-referent clause of such definition or Section 4.12.

“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (1) (x) Consolidated Total Indebtedness as of such date minus (y) unrestricted cash and Cash Equivalents held by Parent, the Issuer and their Restricted Subsidiaries as of such date of determination, and in each case, calculated on a Pro Forma Basis to (2) the Consolidated EBITDA of Parent for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date, calculated on a Pro Forma Basis; provided that any such calculation shall be made as provided in Section 4.09(e); provided, further, that, in the event that the Issuer shall classify Indebtedness incurred on the date of determination as secured in part pursuant to a ratio-based or ratio-referent clause of the definition of “Permitted Liens” and in part pursuant to one or more non-ratio-based or non-ratio-referent clauses of such definition or Section 4.12, any calculation of Consolidated Total Indebtedness that is secured by a Lien for purposes of clause (x) above on such date (but not in respect of any future calculation following such date) shall not include any such Indebtedness to the extent secured pursuant to any non-ratio-based or non-ratio-referent clause of such definition or Section 4.12.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum of (without duplication) (i) all Capital Lease Obligations of Parent, the Issuer and their Restricted Subsidiaries, (ii) all Indebtedness of Parent, the Issuer and their Restricted Subsidiaries of the type described in clause (1) of the definition of “Indebtedness” and (iii) all Contingent Obligations of Parent, the Issuer and their Restricted Subsidiaries in respect of Indebtedness of any third Person of the type referred to in the preceding clauses (i) and (ii), in each case, determined on a consolidated basis in accordance with GAAP and calculated on a Pro Forma Basis; provided that Consolidated Total Indebtedness shall not include Indebtedness in respect of any notes or other

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debt securities that have been defeased or satisfied and discharged in accordance with the applicable indenture or with respect to which the required deposit has been made in connection with a call for repurchase or redemption to occur within the time period set forth in the applicable indenture, in each case to the extent such transactions are permitted by the applicable indenture. For the avoidance of doubt, it is understood that obligations under any Receivables Facility and any Qualified Securitization Transaction and, subject to Section 4.09(e), undrawn amounts under any revolving credit facility do not constitute Consolidated Total Indebtedness.

“Contingent Obligation” means, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made nonrecourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any such obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contribution Indebtedness” means Indebtedness or Disqualified Stock of Parent, the Issuer or any Restricted Subsidiary of Parent and preferred stock of any Restricted Subsidiary of Parent in an aggregate outstanding principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions, Designated Preferred Stock, Disqualified Stock or cash contributed by Parent, the Issuer or a Restricted Subsidiary of Parent) made to the common equity capital of Parent, the Issuer or any Restricted Subsidiary of Parent after the Issue Date; provided that:

(1)       the cash received or contributed shall not increase the amount available for making Restricted Payments to the extent Parent, the Issuer or their Restricted Subsidiaries incurred Indebtedness in reliance thereon;

(2)       the cash received or contributed shall be excluded for purposes of incurring Indebtedness to the extent Parent, the Issuer or any of their Restricted Subsidiaries make a Restricted Payment in reliance on such cash; and

(3)       such Contribution Indebtedness is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the date of incurrence thereof.

“Corporate Trust Office” will be the office of the Trustee or the Notes Collateral Agent, as applicable, at which at any particular time its corporate trust business relating to this Indenture shall be principally administered, which office as of the date of this instrument is located at the address specified in Section 13.01 hereof, except that with respect to presentation of Notes for payment or for registration of transfer or exchange, such term shall mean the office or agency of the Trustee at which at any particular time its corporate agency business shall be conducted, which office at the date of this instrument is located at U.S. Bank Trust Company, National Association, 100 Wall Street, 6th Floor, New York, New York 10005, Attention: Global Corporate Trust – CompoSecure Notes Administrator, or, in the case of any of such offices or agency, such other address as the Trustee or the Notes Collateral Agent, as applicable, may designate from time to time by notice to the Issuer.

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“Credit Agreement” means (i) the New Credit Agreement and (ii) whether or not the New Credit Agreement remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, notes, mortgages, guarantees, collateral documents, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, amended and restated, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased; provided that such increase in borrowings is permitted under this Indenture), replaced or refunded in whole or in part from time to time and whether by the same or any other agent, lender or investor or group of lenders or investors.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Regulated Bank, an Initial Purchaser or, in each case, its Affiliate or Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Issuer and/or any one or more of the Guarantors (the “Performance References”).

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Parent or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means preferred stock of Parent (other than Disqualified Stock), that is issued for cash (other than to any of its Subsidiaries or an employee stock plan or trust established Parent or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the date of issuance thereof, the cash proceeds of which are excluded from the calculation set forth in clause (z) of Section 4.07(a) hereof.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the

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date that is 91 days after the date on which the Notes mature; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Parent or Parent’s Restricted Subsidiaries or by any such plan to such employees, such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock will not be deemed to be Disqualified Stock. Capital Stock will not constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Domestic Subsidiary” means any Restricted Subsidiary of Parent that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale, directly or indirectly, including by merger or otherwise of Equity Interests of Parent by Parent (other than Disqualified Stock and other than to a Subsidiary of Parent), in each case other than public offerings with respect to Parent’s common stock registered on Form S-8, and any such public or private sale that constitutes an Excluded Contribution.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means:

(ⅰ) with respect to the Collateral granted by the Issuer and Guarantors organized in the United States or Canada:

(a) any fee-owned real property that (i) is located outside of the United States or (ii) has (together with any other parcels constituting a single site or operating property) a fair market value (as determined by the Issuer in good faith) of less than the greater of (i) $25.0 million and (ii) 4.5% of Consolidated EBITDA, and any real property leasehold interests and the last day of any term of any lease of real property,

(b) interest in any contracts, permits, licenses, leases, accounts, general intangibles (other than any Equity Interests), payment intangibles, chattel paper and letter of credit rights if the grant of a security interest or Lien therein is prohibited as a matter of law, rule or regulation or under the terms of such contracts, permits, licenses, leases, accounts, general intangibles (other than any Equity Interests), payment intangibles, chattel paper and letter of credit rights, in each case after giving effect to any applicable UCC, PPSA and other applicable law and principles of equity,

(c) the voting Equity Interests in excess of 65% of the outstanding voting Equity Interests of any direct or indirect Subsidiary that (i) is a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”), or (ⅱ) has no material assets other than Equity Interests (or Equity Interests and Indebtedness) in one or more subsidiaries that are CFCs or other FSHCOs (a “FSHCO”), in each case, solely to the extent that the treatment of such voting Equity Interests of such Subsidiary as Collateral would reasonably be expected to have a material adverse tax impact on Parent, the Issuer or any Guarantor,

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(d) any personal property (as defined in the PPSA) or other assets subject to Capital Lease Obligations, purchase money financing and cash to secure letter of credit reimbursement obligations to the extent such Capital Lease Obligations, purchase money financing or letters of credit are permitted under this Indenture and the terms thereof prohibit a grant of a security interest therein,

(e) any personal property (as defined in the PPSA) or other assets sold to a Person who is not the Issuer or a Guarantor in compliance with this Indenture,

(f) any personal property (as defined in the PPSA) or other assets owned by a Guarantor after the release of the guarantee of the Obligations under the Notes of such Guarantor pursuant to Section 10.07,

(g) any motor vehicle and other good subject to certificates of title,

(h) any application for registration of a trademark filed with the United States Patent and Trademark Office on an intent-to-use basis until such time (if any) as a statement of use or amendment to allege use is accepted by the United States Patent and Trademark Office, at which time such trademark shall automatically become part of the Collateral and subject to the security interest of the Security Documents,

(i) Equity Interests in any Person (other than the Issuer or a Wholly Owned Subsidiary) (a) to the extent a pledge thereof is not permitted by the terms of such Person’s charter documents or joint venture or shareholders agreements and other organizational documents and (b) to the extent a pledge thereof is not permitted by any law, rule or regulation, in each case of this clause (i) after giving effect to the applicable anti-assignment provisions of the UCC, PPSA and other applicable law,

(j) any letter-of-credit right (to the extent a security interest in such letter-of-credit right cannot be perfected by a UCC or PPSA filing or a similar filing under applicable law or without any perfection actions under applicable law) and, with respect to any Security Documents governed by the laws of the United States, any Commercial Tort Claim (as defined in the UCC) with a value (as determined in good faith by the Issuer) of less than $55.0 million

(k) any personal property (as defined in the PPSA) or other assets as to which the New Credit Facilities Collateral Agent and the Issuer reasonably and mutually agree in writing under the corresponding provisions of the New Credit Agreement that the cost of obtaining such a security interest or perfection thereof (including any adverse tax consequences) are excessive in relation to the benefit to the secured parties of the security to be afforded thereby,

(l) “margin stock” (within the meaning of Regulation U),

(m) payroll and other employee wage and benefit accounts and escrow accounts, fiduciary or trust accounts for the benefit of unaffiliated third parties in each case of this clause (m), to the extent solely used for such purpose,

(n) Equity Interests of (i) Unrestricted Subsidiaries, (ii) any Not-for-Profit Subsidiary, (iii) any captive insurance Subsidiary and (iv) any special purpose securitization vehicle (or similar entity) permitted under this Indenture,

(o) any segregated deposits that constitute Permitted Liens under clauses (xi), (xiii), (xiv), (xxi), (xxv), (xxvii), (xxx), (xxxiii), (xxxv), (xxxvii), (xli) or (xlii) of Section 10.01 of the New Credit Agreement, in each case, that are prohibited from being subject to other Liens, and

(p) with respect to any Security Documents governed by the laws of Canada or any province or territory thereof, consumer goods (as defined in the PPSA);

provided that Excluded Assets shall not include any Proceeds (as defined in the UCC or PPSA), substitutions or replacements of any Excluded Assets referred to in any of clauses (a) through (p) (unless such Proceeds (as defined in the UCC or PPSA), substitutions or replacements would constitute Excluded Assets referred to in any of clauses (a) through (p)), and

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(ⅱ) with respect to the Collateral granted by a Guarantor organized outside of the United States and Canada, the assets specifically described in the applicable Security Documents to which such Guarantor is a party as excluded from the grant of security.

“Excluded Contributions” means the net cash proceeds, Cash Equivalents and/or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of Parent) received by Parent after the Issue Date from:

(1)       contributions to its common equity capital; and

(2)       the sale (other than to a Subsidiary of Parent or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of any Subsidiary of Parent) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of Parent;

in each case designated as Excluded Contributions, the proceeds of which are excluded from the calculation set forth in Section 4.07(a)(z).

“Excluded Subsidiaries” means Unrestricted Subsidiaries, Immaterial Subsidiaries, Regulated Subsidiaries, Not-for-Profit Subsidiaries, Securitization Entities, Foreign Subsidiaries, any direct or indirect Subsidiary of Parent that is either a CFC or a FSHCO, solely to the extent that the treatment of such CFC or FSCHO as a Guarantor would reasonably be expected to have a material adverse tax impact on Parent, the Issuer or any Guarantor, any Subsidiary with respect to which the New Credit Facilities Administrative Agent reasonably determines under the corresponding provisions of the New Credit Agreement that the cost or other consequences of providing a guarantee (including any adverse tax consequences) would be excessive in view of the benefits to be obtained by the secured parties therefrom, and any Subsidiary that is prohibited, but only so long as such Subsidiary would be prohibited, by applicable law, rule or regulation or by any contractual obligation existing on the Issue Date or existing at the time of acquisition thereof after the Issue Date (so long as such prohibition did not arise in contemplation of such acquisition), in each case, from guaranteeing the Notes or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Note Guarantee unless such consent, approval, license or authorization has been received (but without obligation to seek the same), any captive insurance company or subsidiary regulated as an insurance company, any special purpose entity and any Subsidiary of Parent that is not a Wholly Owned Subsidiary of Parent or one or more of its Wholly Owned Restricted Subsidiaries; provided that in no event shall the Issuer or any Intermediate Parent be an Excluded Subsidiary.

“Existing Credit Facilities” means the existing term loan and revolving credit facilities of Husky Injection Molding Systems Ltd., a corporation organized under the laws of the Province of British Columbia (the “Husky Borrower”), and Titan Co-Borrower, LLC, a Delaware limited liability company (the “Co-Borrower”), pursuant to that certain Credit Agreement, dated as of March 28, 2018 (as amended by Amendment No. 1 to the Credit Agreement, dated as of December 3, 2021, Amendment No. 2 to the Credit Agreement, dated as of July 7, 2022, Amendment No. 3 to the Credit Agreement, dated as of December 20, 2022, Amendment No. 4 to the Credit Agreement, dated as of June 23, 2023, Amendment No. 5 to the Credit Agreement, dated as of April 23, 2024, Amendment No. 6 to the Credit Agreement, dated as of December 12, 2024, Amendment No. 7 to the Credit Agreement, dated as of September 9, 2025, Amendment No. 8 to the Credit Agreement, dated as of November 24, 2025, and as further amended, amended and restated, supplemented or otherwise modified from time to time prior to the Issue Date), by and among the Husky Borrower and the Co-Borrower, as borrowers, Husky IV Holding Limited, a corporation incorporated under the laws of the Province of British Columbia, as holdings, Deutsche Bank AG New York Branch, as the administrative agent and the collateral agent, the other agents, arrangers and bookrunners party thereto and each lender from time to time party thereto.

“Fair Market Value” means the value (which, for the avoidance of doubt, will take into account any liabilities, contingent or otherwise, associated with related assets) that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s-length transaction, determined in good faith by the Issuer (unless otherwise provided in this Indenture or the Security Documents).

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“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the Issue Date (or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), (b) any current or future regulations or official interpretations thereof, (c) any agreement entered into pursuant to Section 1471(b)(1) of the Code, as of the Issue Date (or any amended or successor version described above), or (d) any intergovernmental agreement (and any related law, regulation, rule or practice) implementing the foregoing.

“Fitch” means Fitch Ratings Ltd. or any successor to the rating agency business thereof.

“Fixed Charge Coverage Ratio” means, with respect to any Person as of any date, the ratio of (1) Consolidated EBITDA of such Person for the most recent period of four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date on which such calculation of the Fixed Charge Coverage Ratio is made, calculated on a Pro Forma Basis for such period to (2) the Fixed Charges of such Person for such period calculated on a Pro Forma Basis. In the event that Parent, the Issuer or any of their Restricted Subsidiaries incurs or redeems or repays any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Securitization Transaction unless the related commitments have been terminated and such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems preferred stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to, substantially simultaneously with or in connection with the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis; provided that, any such calculation shall be made as provided in Section 4.09(e).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)       the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income, including, without limitation, amortization of original issue discount, the interest component of all payments associated with Capital Lease Obligations, and the net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates (other than in connection with the early termination thereof, and excluding any non-cash interest expense attributable to the mark-to-market valuation of Hedging Obligations or other derivatives pursuant to GAAP) and excluding amortization or write-off of deferred financing fees, debt issuance costs, commissions, discounts, fees and expenses, including any expensing of bridge, commitment fees or other financing fees, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of Parent’s and its Subsidiaries’ outstanding Indebtedness and commissions, discounts, yield and other fees and charges (including any interest expense) related to any Securitization Transaction; provided that, for purposes of calculating Consolidated Interest Expense, no effect will be given to the discount and/or premium resulting from the bifurcation of derivatives under ASC 815, Derivatives and Hedging, as a result of the terms of the Indebtedness to which such Consolidated Interest Expense applies; plus

(2)       the Consolidated Interest Expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)       all cash dividends, whether paid or accrued, on any series of preferred stock or any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, excluding items eliminated in consolidation, in each case, determined on a consolidated basis in accordance with GAAP; minus

(4)       the consolidated interest income of such Person and its Restricted Subsidiaries for such period, whether received or accrued, to the extent such income was included in determining Consolidated Net Income;

provided that in the case of any Person that became a Restricted Subsidiary of such Person after the commencement of such four-quarter period, the interest expense of such Person paid in cash prior to the date on which it became a Restricted Subsidiary of such Person will be disregarded. For purposes of this definition, interest on Capital Lease

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Obligations will be deemed to accrue at the interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligations in accordance with GAAP.

“Fixed GAAP Date” means the Issue Date; provided that at any time after the Issue Date, the Issuer may by written notice to the Trustee elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Capital Lease Obligation,” “Fixed Charges,” “Fixed Charge Coverage Ratio,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated First Lien Debt Ratio,” “Consolidated Senior Secured Debt Ratio,” “Consolidated Total Debt Ratio,” “Consolidated Total Indebtedness,” “Consolidated EBITDA,” “Indebtedness,” and “Total Assets” including without limitation any future changes in GAAP that would require lease (or “synthetic lease”) obligations to be included as Indebtedness on the Issuer’s balance sheet, (b) all defined terms in this Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Indenture or the Notes that, at the Issuer’s election, may be specified by the Issuer by written notice to the Trustee from time to time; provided that the Issuer may elect to remove any term from constituting a Fixed GAAP Term.

“Foreign Subsidiary” means any Restricted Subsidiary of Parent that is organized under the laws of a jurisdiction other than the United States, any state of the United States, the District of Columbia or any Specified Jurisdiction.

“FSHCO” has the meaning assigned to it in the definition of “Excluded Assets.”

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board Accounting Standards Codification or in such other statements by such other entity as have been approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the Commission applicable only to public companies, and except as set forth in the definition of “Capital Lease Obligation”), as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture); provided that the Issuer may at any time elect by written notice to the Trustee to use IFRS in lieu of GAAP for financial reporting purposes and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP, except that, for the purposes of this Indenture, the term “consolidated,” with respect to any Person, shall be calculated as such Person giving effect to its consolidation with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment; provided, that for the purpose of calculating any ratios or financial metrics based on GAAP, including but not limited to Fixed Charge Coverage Ratio, Consolidated Total Debt Ratio, Consolidated Senior Secured Debt Ratio, Consolidated Net Income, Consolidated EBITDA, Consolidated First Lien Debt Ratio, Total Assets and/or Pro Forma Cost Savings, any variable interest entity that is a Restricted Subsidiary and that is not consolidated under GAAP due to a Management Agreement will be consolidated (including, for the avoidance of doubt, any Indebtedness, Disqualified Stock or preferred stock of such variable interest entity).

“Global Note Legend” means the legend set forth in Section 2.06(g)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3) or 2.06(d)(1) hereof.

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“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Grantor” shall have the meaning given to such term in the Security Agreement.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means Parent and any Subsidiary of Parent (other than the Issuer) that executes a Note Guarantee in accordance with the provisions of this Indenture and their respective successors and assigns that constitute Subsidiaries of Parent (other than Excluded Subsidiaries), in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Guaranty and Security Principles” means the principles to be set forth in the New Credit Agreement, as applied mutatis mutandis with respect to the Notes in good faith by the Issuer.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)       interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements, interest rate hedging agreements and interest rate collar agreements;

(2)       other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)       other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means a Person in whose name a Note is registered.

“Husky” means Husky Technologies Limited and its subsidiaries.

“Husky Transaction” means the consummation of the combination of Husky and Parent pursuant to the Husky Transaction Agreement, substantially as described in the Offering Memorandum under “Summary—Husky Acquisition.”

“Husky Transaction Closing Date” means the date of the consummation of the Husky Transaction.

“Husky Transaction Agreement” means the Share Purchase Agreement among Parent, certain of its subsidiaries, Husky, Platinum Equity Advisors, LLC, certain entities affiliated with Platinum and certain members of Husky management, dated as of November 2, 2025, as it may be amended from time to time.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Immaterial Subsidiary” means any Restricted Subsidiary of Parent (other than the Issuer) that (i) has Total Assets together with all other Immaterial Subsidiaries (as determined in accordance with GAAP) of less than 10.0% of Parent’s Total Assets measured at the end of the most recent fiscal period for which internal financial statements are available and on a Pro Forma Basis giving effect to any acquisitions or dispositions of companies, division or lines of business since such balance sheet date and on or prior to the date of acquisition of such Subsidiary and (ii) has revenue together with all other Immaterial Subsidiaries (as determined in accordance with GAAP) for the period of four consecutive fiscal quarters ending on such date of less than 10.0% of the combined revenue of Parent and its Restricted Subsidiaries for such period (measured for the four quarters ended most recently for which internal

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financial statements are available and on a Pro Forma Basis giving effect to any acquisitions or dispositions of companies, division or lines of business since the start of such four quarter reference period).

“Increased Amount” means, with respect to any Indebtedness, Disqualified Stock or preferred stock, any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or the issuance of additional Disqualified Stock or preferred stock, accretion of original issue discount or liquidation preference, any fees, underwriting discounts, commitment, ticking and similar fees, expenses and discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith and increases in the amount of Indebtedness, Disqualified Stock or preferred stock outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables, deferred compensation, deferred rent (other than for Capital Lease Obligations), and landlord allowances), whether or not contingent:

(1)       in respect of borrowed money;

(2)       evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)       in respect of banker’s acceptances;

(4)       representing Capital Lease Obligations;

(5)       representing the balance of deferred and unpaid purchase price of any property or services due more than 60 days after such property is acquired or such services are completed; or

(6)       representing any Hedging Obligations,

if and to the extent any of the preceding items (other than Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, Indebtedness shall not include (a) trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person or Contingent Obligations incurred in the ordinary course of business of such Person, (b) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that has been defeased or satisfied and discharged pursuant to the terms of such agreement, (c) earn-outs and contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment has become fixed, due and payable for more than 30 Business Days without being paid and is required by GAAP to be reflected as a liability on the consolidated balance sheet of Parent and its Restricted Subsidiaries, (d) obligations under or in respect of Securitization Transactions, (e) reimbursement obligations under commercial, trade or documentary letters of credit (provided that unreimbursed amounts under such letters of credit shall be counted as Indebtedness five Business Days after such amount is drawn), (f) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that has been (x) irrevocably defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such Indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens or (y) irrevocably satisfied and discharged pursuant to the terms of such agreement or (g) amounts owed to dissenting stockholders (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a sale or consolidation, amalgamation, merger or transfer of assets or other transaction not prohibited by

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Section 5.01 hereof. For purposes of this definition, “trade payables” shall include (1) any obligation owed by a Person arising out of arrangements whereby a third party makes payments for the account of such Person directly or indirectly to a trade creditor of such Person in respect of trade payables of such Person and (2) any obligation, contingent or otherwise, of any Person (the “Obligor”) in favor of another Person in respect of obligations set forth in the foregoing clause (1) held by the other Person that arise in connection with sales of goods or services by the Obligor or its Affiliates.

The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) that would be considered an operating lease under GAAP as in effect as of December 31, 2018, any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practices, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practices. Indebtedness shall be calculated without giving effect to the provisions of ASC 815, Derivatives and Hedging and related interpretations to the extent such provisions would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness. The term “Indebtedness” shall not include Indebtedness of any parent entity appearing on the balance sheet of such Person solely by reason of push down accounting under GAAP.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $900.0 million aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Initial Purchasers” means BofA Securities, Inc., J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC, TD Securities (USA) LLC, BMO Capital Markets Corp., Citizens JMP Securities, LLC, Fifth Third Securities, Inc., Huntington Securities, Inc., RBC Capital Markets, LLC and Scotia Capital (USA) Inc.

“insolvency or liquidation proceeding” means (1) any case or proceeding commenced by or against the Issuer or any Guarantor under any Bankruptcy Law or any similar federal, state, provincial or foreign law for the relief of debtors (including the compromise or arrangement provisions under any corporate statute), any other case or proceeding for the reorganization, arrangement, recapitalization, adjustment, marshalling or substantive consolidation of the assets or liabilities of the Issuer or any Guarantor, any receivership or assignment for the benefit of creditors relating to the Issuer or any Guarantor or any similar case or proceeding relative to the Issuer or any other Guarantor or its respective creditors, as such, in each case whether or not voluntary; or (2) any liquidation, dissolution, marshalling or substantive consolidation of assets or liabilities or other winding up of or relating to the Issuer or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; provided that the liquidation or dissolution of any Subsidiary that is not prohibited by and does not require consent under any of the Secured Indebtedness Documents shall not be considered an insolvency or liquidation proceeding.

“Intellectual Property” means patents, trademarks, domain names, service marks, trade names, copyrights, inventions, trade secrets, formulas, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases).

“Intercreditor Agreements” means any Parity Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any other intercreditor agreement that may be executed from time to time.

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“Intermediate Parent” means any Subsidiary of Parent that, directly or indirectly, owns Equity Interests of the Issuer.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by Fitch and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Ratings Agency.

“Investment Grade Securities” means:

(1)       securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding five years from the date of acquisition;

(2)       securities that have an Investment Grade Rating;

(3)       investments in any fund that invests at least 95% of its assets in investments of the type described in clause (1), (2) or (4) of this definition, which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4)       instruments of the general type described in clause (1), (2) or (3) above in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding five years from the date of acquisition.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel, relocation and similar advances to officers, employees and consultants and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person, together with all items that are required to be classified as investments on a balance sheet prepared in accordance with GAAP in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. Notwithstanding anything in this Indenture to the contrary, for purposes of Section 4.07 hereof:

(1)       “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary of Parent, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)       the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; minus

(b)       the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)       any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Parent or the Issuer (as evidenced by an Officer’s Certificate).

“Issue Date” means the first date on which the Initial Notes (excluding any Additional Notes) are issued, which is January 14, 2026.

“Issuer” has the meaning assigned to it in the preamble to this Indenture.

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“joint venture” means any joint venture or similar arrangement (in each case, regardless of legal formation), including but not limited to collaboration arrangements, profit sharing arrangements or other contractual arrangements.

“Junior Lien Debt” means any Indebtedness that is (or is intended by the Issuer to be) secured by Liens on all or any portion of the Collateral that are contractually (or otherwise) junior in priority to the Liens on Collateral that secure the Notes Obligations. For the avoidance of doubt, “Junior Lien Debt” excludes Indebtedness incurred under the New Credit Agreement and the Notes, in each case, as of the Issue Date and includes Obligations that are secured (or intended to be secured) by a Lien that is junior in priority to Liens securing Parity Lien Debt.

“Junior Lien Intercreditor Agreement” means (a) an intercreditor agreement substantially in the form of Exhibit G hereto among the Notes Collateral Agent, one or more debt representatives for other series of Parity Lien Debt, and one or more debt representatives for holders of one or more classes of applicable Indebtedness secured on a junior basis to the Notes Obligations or (b) a customary intercreditor agreement substantially similar thereto and reasonably satisfactory to the applicable debt representative and one or more of such debt representatives for holders of one or more classes of applicable Indebtedness secured on a junior basis to the Notes Obligations, in each case, with such modifications thereto as the applicable debt representative, the Issuer and such debt representative(s) may agree, in each case, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Indenture and thereof. Upon the request of the Issuer, the Notes Collateral Agent will execute and deliver a Junior Lien Intercreditor Agreement with one or more debt representatives for Indebtedness that is permitted to be incurred under this Indenture as Junior Lien Debt.

“Junior Lien Obligations” means Junior Lien Debt and all other Obligations in respect thereof.

“Leverage Excess Proceeds” means, with respect to any Asset Sale, the Net Proceeds from such Asset Sale minus the Applicable Proceeds from such Asset Sale.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC or PPSA (or equivalent statutes) of any jurisdiction.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Guarantor” shall mean any Guarantor that is incorporated, formed or otherwise organized under the laws of Luxembourg or any province or territory thereof.

“Luxembourg Security Agreements” means the Luxembourg share pledge agreements, to be entered into by and among the relevant Luxembourg Guarantors and the other grantors party thereto from time to time and the Notes Collateral Agent, as may be amended, restated, supplemented, waived, renewed or otherwise modified from time to time.

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“Management Agreement Adjusted EBITDA” shall mean the last twelve months “Adjusted EBITDA” (or any equivalent term) as defined in the applicable Management Agreement as measured for the period ending on the fiscal quarter then ended.

“Management Agreements” means each of (i) the Management Agreement dated as of February 28, 2025 by and between the Issuer and Resolute Holdings Management, Inc., a Delaware corporation (“Resolute Management”), as manager, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in a manner not materially less favorable to the Holders of the Notes (ii) the Management Agreement to be dated on or about January 12, 2026 by and between Forge New Holdings, LLC, a Delaware limited liability company, and Resolute Management, as manager, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in a manner not materially less favorable to the Holders of the Notes and (iii) any additional management agreement that is entered into between any Restricted Subsidiary and Resolute Management or a subsidiary thereof (as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in a manner not materially less favorable than the Management Agreements in clauses (i) and (ii) hereto to the Holders of the Notes).

“Management Investor” means any Person who is an officer or otherwise a member of management of Parent, the Issuer or any of their Subsidiaries on the Issue Date, immediately after giving effect to the Refinancing Transactions.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Capital Stock of Parent (or the direct or indirect parent company of Parent) on the date of declaration of the relevant dividend or making of any other Restricted Payment, as applicable, multiplied by (ii) the arithmetic mean of the closing prices per share of such Capital Stock on the New York Stock Exchange (or, if the primary listing of such Capital Stock is on another exchange, on such other exchange) for the 30 consecutive trading days immediately preceding such date.

“Minority Business” means any business unit of Parent that represents less than 50.0% of the Consolidated EBITDA of Parent and its Restricted Subsidiaries for and as of the end of the last four fiscal quarters of Parent for which financial statements have been delivered pursuant to the covenant described under Section 4.03 hereof.

“Minority Business Assets” means the assets of Parent and its Subsidiaries, including Capital Stock of Subsidiaries, that relate to or form part of a Minority Business.

“Minority Business Disposition” means (i) any sale or other disposition of Capital Stock of any Minority Business Subsidiary (whether by issuance or sale of Capital Stock, merger, or otherwise) to one or more Persons (other than Parent or a Restricted Subsidiary) in any transaction or series of related transactions following the consummation of which such Minority Business Subsidiary is no longer a Restricted Subsidiary of Parent (excluding any Minority Business Offering) or (ii) any sale or other disposition of any assets of any Minority Business Subsidiary or other Minority Business Assets, including all or substantially all of the assets of any Minority Business Subsidiary, to one or more Persons (other than Parent or a Restricted Subsidiary) in any transaction or series of related transactions.

“Minority Business Offering” means a public offering of Capital Stock of any Minority Business Subsidiary pursuant to a registration statement filed with the SEC.

“Minority Business Subsidiary” means any of Parent’s Subsidiaries and successors in interest thereto to the extent any of such Subsidiaries form part of the relevant Minority Business.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by Parent, the Issuer or any of their Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed asset or

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other consideration received in any other non-cash form), net of the costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including, without limitation, legal, accounting and investment banking fees, discounts and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any current reduction in tax liability (determined on a “with and without” basis) due to available tax credits or deductions and any tax sharing arrangements, amounts applied to the repayment of principal, premium (if any) and interest on Indebtedness that is secured by the property or the assets that are the subject of such Asset Sale or that is otherwise required (other than pursuant to the third paragraph of Section 4.10(b) hereof) to be paid as a result of such transaction, any costs associated with unwinding any related Hedging Obligations in connection with such transaction, and any deduction of appropriate amounts to be provided by Parent, the Issuer or any of their Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Parent, the Issuer or any of their Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Short” means, with respect to a Holder or Beneficial Owner of Notes, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 International Swaps and Derivatives Association, Inc. Credit Derivatives Definitions) to have occurred with respect to the Issuer or any Guarantor immediately prior to such date of determination.

“New Credit Agreement” means that certain credit agreement that will govern the New Term Loan Facility and the New Revolving Credit Facility, to be entered into on the Issue Date by and among the Issuer, as borrower, Parent, as holdings, JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent, and the lenders, agents and other parties party thereto, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, supplemented, waived, renewed or otherwise modified from time to time, and (if designated by the Issuer) as replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including (if designated by the Issuer) any agreement or indenture or commercial paper facilities with banks or other institutional lenders or investors extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder permitted under Section 4.09 hereof or altering the maturity thereof or adding Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“New Credit Facilities” means, collectively, the New Term Loan Facility and the New Revolving Credit Facility.

“New Credit Facilities Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the lenders and other secured parties under the New Credit Facilities, together with its successors and permitted assigns under the New Credit Agreement.

“New Credit Facilities Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the lenders and other secured parties under the New Credit Facilities, together with its successors and permitted assigns under the New Credit Agreement.

“New Credit Facilities Obligations” means the Obligations in respect to the New Term Loan Facility and the New Revolving Credit Facility arising under the New Credit Agreement, as amended, amended and restated, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased (provided that such increase in borrowings is permitted under this Indenture), replaced or refunded in whole or in part from time to time and whether by the same or any other agent, lender or investor or group of lenders or investors, and any guarantees thereof.

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“New Project” means (x) each plant, facility or branch which is either a new plant, facility or branch or an expansion of an existing plant, facility or branch owned by Parent, the Issuer or its Subsidiaries which in fact commences operations and (y) each creation (in one or a series of related transactions) of a business unit or product line to the extent such business unit or product line commences operations or each expansion (in one or a series of related transactions) of business into a new market or distribution or sales channel.

“New Revolving Credit Facility” means the senior secured multi-currency first-lien revolving credit facility with commitments of up to $400.0 million provided pursuant to the New Credit Agreement.

“New Term Loan Facility” means the new senior secured first-lien term loan facility in an aggregate principal amount of $1,200.0 million provided pursuant to the New Credit Agreement.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary of Parent (other than the Issuer) that is not a Guarantor.

“Non-Recourse Debt” means Indebtedness:

(1)       as to which none of Parent, the Issuer nor any of their Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than the pledge of the Equity Interests of any Unrestricted Subsidiaries or (b) is directly or indirectly liable as a guarantor or otherwise other than by virtue of a pledge or the Equity Interests of any Unrestricted Subsidiaries; and

(2)       as to which the obligees in respect of such Indebtedness have been notified in writing that they will not have any recourse to the stock or assets of Parent or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Not-for-Profit Subsidiary” means an entity, including entities qualifying under Section 501(c)(3) of the Code, that uses surplus revenue to achieve its goals rather than distributing them as profit or dividends.

“Note Documents” means this Indenture, the Notes, the Note Guarantees, the Security Documents and the Intercreditor Agreements.

“Note Guarantee” means the Guarantee by each Guarantor of the Issuer’s obligations under this Indenture, the Notes and the Note Documents, executed pursuant to the provisions of this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Notes Collateral Agent” means U.S. Bank Trust Company, National Association, in its capacity as collateral agent for the Notes, together with its successors in such capacity.

“Notes Obligations” means Obligations in respect of the Notes, this Indenture, the Note Guarantees, the Security Documents and the other Note Documents.

“Obligations” means any principal, interest (including any interest, fees, expenses and other amounts accruing subsequent to the commencement of any insolvency or liquidation proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees, expenses and other amounts are an allowed or allowable claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Obligor” has the meaning assigned to it in the definition of “Indebtedness.”

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“Offering Memorandum” means the Issuer’s offering memorandum dated as of January 2, 2026.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Secretary or the Assistant Secretary (or any person serving the equivalent function of any of the foregoing) of a Person (or of any direct or indirect parent, general partner, managing member or sole member of such Person) or any individual designated as an “Officer” for purposes of this Indenture by the Board of Directors of such Person (or the Board of Directors of any direct or indirect parent, general partner, managing member or sole member of such Person).

“Officer’s Certificate” means, with respect to any Person, a certificate signed on behalf of such Person by an Officer of Parent or the Issuer and delivered to the Trustee or the Notes Collateral Agent, as applicable, whom, solely in respect of the Officer’s Certificate required by Section 4.04(a), must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Parent or the Issuer, that meets the requirements of Sections 13.02 and 13.03 hereof; provided that where this Indenture requires an Officer’s Certificate be delivered by the Issuer, only the Issuer need sign.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee and that meets the requirements of Sections 13.02 and 13.03 hereof. The counsel may be an employee of or counsel to an Issuer or any Subsidiary of the Issuer.

“Parent” has the meaning assigned to it in the preamble to this Indenture.

“Parity Lien” means a Lien granted to the Notes Collateral Agent or other Parity Lien Representative under any Parity Lien Debt for the benefit of the holders thereof, at any time, upon the Collateral to secure Parity Lien Obligations.

“Parity Lien Debt” means:

(1)       Indebtedness represented by the Initial Notes issued by the Issuer under this Indenture on the Issue Date;

(2)       Indebtedness incurred by the Issuer or any of the Guarantors under the New Credit Agreement and/or other Obligations secured ratably thereunder that is intended by the Issuer to be secured equally and ratably with the Parity Lien Obligations by a Parity Lien that is permitted to be incurred and/or secured by a Parity Lien under this Indenture;

(3)       any other Indebtedness of the Issuer or any Guarantor (including Additional Notes) that is intended by the Issuer or such Guarantor to be secured equally and ratably with the Parity Lien Obligations by a Parity Lien that is permitted to be incurred and secured by a Parity Lien under this Indenture; provided that in the case of any Indebtedness referred to in this clause (3):

(a)        on or before the date on which such Indebtedness is incurred by the Issuer or such Guarantor, such Indebtedness is designated by the Issuer, in accordance with the terms and conditions of the Parity Lien Intercreditor Agreement, as “Additional Parity Lien Obligations” for the purposes of the Parity Lien Intercreditor Agreement; and

(b)        the Parity Lien Representative (other than the Notes Collateral Agent in the case of Additional Notes) of such Indebtedness becomes a party to the Parity Lien Intercreditor Agreement in accordance with the terms thereof; and

(4)        guarantees by any Guarantor in respect of any of the Obligations described in the foregoing clauses (1) through (3).

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“Parity Lien Documents” means, collectively, this Indenture, the Notes, the Note Guarantees, the Security Documents, the Parity Lien Intercreditor Agreement, the New Credit Agreement or other agreement governing other Parity Lien Debt and the security documents related to the foregoing.

“Parity Lien Intercreditor Agreement” means that certain Pari Passu Intercreditor Agreement, dated as of the Issue Date (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the New Credit Facilities Collateral Agent, the Notes Collateral Agent and each Additional Agent (as defined therein) from time to time party thereto, and any other intercreditor agreement in a form customary at such time for transactions of the type contemplated thereby and otherwise reasonably satisfactory to the New Credit Facilities Administrative Agent and the Issuer, among the New Credit Facilities Administrative Agent, the New Credit Facilities Collateral Agent and one or more Parity Lien Representatives for holders of Parity Lien Obligations (or Permitted Refinancing Indebtedness (as defined in the New Credit Agreement) in respect thereof) providing that, inter alia, the Liens on the Collateral in favor of the New Credit Facilities Collateral Agent (for the benefit of the Secured Creditors (as defined in the New Credit Agreement)) shall be pari passu with such Liens in favor of the Parity Lien Representatives (for the benefit of the holders of Parity Lien Obligations (or Permitted Refinancing Indebtedness (as defined in the New Credit Agreement) in respect thereof)), in each case, as such intercreditor agreement may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof.

“Parity Lien Representative” means (1) the Notes Collateral Agent, in the case of the Notes and (2) in the case of any other Parity Lien Debt, the trustee, agent or representative of the holders of such Parity Lien Debt who is appointed as a representative of such Parity Lien Debt (for purposes related to the administration of the applicable security documents related thereto) pursuant to this Indenture, the Credit Agreement or other agreement governing such Parity Lien Debt.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Perfection Exceptions” means those actions not required to be taken to perfect on any security interests, in each case, as set forth or otherwise not required pursuant to the Guaranty and Security Principles.

“Performance References” has the meaning assigned to it in the definition of “Derivative Instrument.”

“Permitted Asset Swap” means the purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash and Cash Equivalents; provided, that any cash and Cash Equivalents received are applied in accordance with Section 4.10 hereof.

“Permitted Business” means any services, activities or business that is the same as, or incidental or reasonably related, similar, ancillary, complementary or corollary to, any of the businesses in which Parent, the Issuer and their Restricted Subsidiaries are engaged on the Issue Date or any business activity that is a reasonable extension, development or expansion thereof; provided that any line of business or additional operating segment acquired after the Issue Date shall be deemed to be a Permitted Business.

“Permitted Holders” means (i) each of the Principals, (ii) any Management Investor, (iii) any Related Party of any of the foregoing Persons, (iv) any Permitted Parent and (v) any “group” (within the meaning of Section 13(d)(3) or Section 13(d)(5) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” (x) such Persons specified in clause (i), (ii), (iii) or (iv) above, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Parent or any of its direct or indirect parent entities held by such “group” and (y) the Principals and their Related Parties collectively, do not have beneficial ownership, directly or indirectly, of a lesser percentage of the Voting Stock of Parent or any of its direct or indirect parent entities than any other Person that is a member of such “group” (without giving effect to any Voting Stock that may be deemed owned by such other Person pursuant to Rule 13d-3 or 13d-5 under the

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Exchange Act as a result of such “group”). Any person or group, together with its Affiliates, whose acquisition of beneficial ownership constitutes (1) a Change of Control in respect of which a Change of Control Offer or Alternate Offer is made or waived in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)       any Investment in Parent, the Issuer or in a Restricted Subsidiary of Parent (including in the Notes);

(2)       any Investment in cash, Cash Equivalents or Investment Grade Securities;

(3)       any Investment by Parent, the Issuer or any Restricted Subsidiary of Parent in a Person, if as a result of such Investment:

(a)       such Person becomes a Restricted Subsidiary of Parent; or

(b)       such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Parent, the Issuer or a Restricted Subsidiary of Parent;

(4)       any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made in compliance with Section 4.10 hereof;

(5)       any acquisition of assets or Capital Stock solely in exchange for, or out of the proceeds of, the issuance of Equity Interests (other than Disqualified Stock) of Parent;

(6)       any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Parent, the Issuer or any of their Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; (B) litigation, arbitration or other disputes; or (C) as a result of a foreclosure or other enforcement action by Parent, the Issuer or any of their Restricted Subsidiaries with respect to a secured Investment or other transfer of title with respect to any secured Investment in default;

(7)       Investments represented by Hedging Obligations;

(8)       loans or advances made in the ordinary course of business of Parent, the Issuer or any Restricted Subsidiary of Parent;

(9)       repurchases of the Notes and Indebtedness under the New Credit Agreement;

(10)       any guarantee of Indebtedness permitted to be incurred under Section 4.09 hereof;

(11)       any Investment existing on, or made pursuant to binding commitments existing on the Issue Date and any Investment consisting of an extension, modification, renewal, replacement, refunding or refinancing of any Investment existing on, or made pursuant to a binding commitment existing on the Issue Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(12)       Investments acquired after the Issue Date as a result of the acquisition by Parent, the Issuer or any Restricted Subsidiary of Parent of another Person, including by way of a merger, amalgamation, Division or consolidation with or into Parent, the Issuer or any of their Restricted Subsidiaries in a transaction that is not prohibited by Section 5.01 hereof after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or

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consolidation and were in existence on the date of such acquisition, merger, amalgamation, Division or consolidation;

(13)       Investments by Parent, the Issuer or their Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or landlords made in the ordinary course of business;

(14)       guarantees made in the ordinary course of business of (a) obligations owed to landlords, suppliers, customers, franchisees and licensees of Parent, the Issuer or their Restricted Subsidiaries, (b) operating leases (for the avoidance of doubt, excluding Capital Lease Obligations) or other obligations that do not constitute Indebtedness or (c) Indebtedness under customer financing lines of credit;

(15)       any Investment acquired by Parent, the Issuer or any of their Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by Parent, the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, insolvency, workout, arrangement, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by Parent, the Issuer or any of their Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(16)       loans and advances to officers, directors and employees in connection with (a) business-related travel expenses, moving and relocation expenses and other similar expenses, in each case incurred in the ordinary course of business (including travel and entertainment expenses) and (b) any such Person’s purchase of Equity Interests of Parent or the Issuer;

(17)       Investments consisting of the licensing, sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons;

(18)       Investments in joint ventures of Parent, the Issuer or any of their Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding, not to exceed the greater of (x) $275.0 million and (y) 50.0% of Consolidated EBITDA, at any one time outstanding; provided, however, that if any Investment pursuant to this clause (18) is made in any Person that is not a Restricted Subsidiary of Parent at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of Parent after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (18) for so long as such Person continues to be a Restricted Subsidiary of Parent;

(19)       Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses of Intellectual Property or leases;

(20)       (A) Investments by Parent, the Issuer or a Restricted Subsidiary of Parent in a Securitization Entity or any Investments by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Transaction or any related Indebtedness; provided, however, that such Investment is in the form of (x) a contribution of additional Securitization Assets or (y) a letter of credit, cash collateral account or other such credit enhancement provided in connection with the incurrence of Indebtedness by a Securitization Entity under a Qualified Securitization Transaction, in each case, solely to the extent required to satisfy Standard Securitization Undertakings and (B) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Transaction or a Receivables Facility, as applicable;

(21)       any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with Section 4.11(b) hereof (except transactions described in clauses (3), (6), (10), (11), (13) and (19) of Section 4.11(b) hereof);

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(22)       any acquisition of assets or Capital Stock solely in exchange for, or out of the net cash proceeds received from, the issuance of Equity Interests (other than Disqualified Stock) of Parent or any contribution to the common equity of Parent; provided that the amount of any such net cash proceeds that are utilized for any such Investment pursuant to this clause (22) will be excluded from Section 4.07(a)(z)(B);

(23)       other Investments in any Person in an aggregate Fair Market Value, when taken together with all other Investments made pursuant to this clause (23) that are at the time outstanding not to exceed the greater of (x) $275.0 million and (y) 50.0% of Consolidated EBITDA, at any one time outstanding; provided, however, that if any Investment pursuant to this clause (23) is made in any Person that is not a Restricted Subsidiary of Parent at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of Parent after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (23) for so long as such Person continues to be a Restricted Subsidiary of Parent;

(24)       any Investment in a Permitted Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (24) that are at the time outstanding, not to exceed the greater of (x) $275.0 million and (y) 50.0% of Consolidated EBITDA, at any one time outstanding; provided, however, that if any Investment pursuant to this clause (24) is made in any Person that is not a Restricted Subsidiary of Parent at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of Parent after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (24) for so long as such Person continues to be a Restricted Subsidiary of Parent;

(25)       [reserved];

(26)       purchases of minority interests in Restricted Subsidiaries that are not Wholly Owned Subsidiaries by the Issuer or the Guarantors; provided that the aggregate amount of such purchases, when added to the aggregate amount of Restricted Payments pursuant to clause (22) of Section 4.07(b) shall not exceed the greater of (x) $27.5 million and (y) 5.0% of Consolidated EBITDA at any one time outstanding; provided, however, that if any Investment pursuant to this clause (26) is made in any Person that is not a Restricted Subsidiary of Parent at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of Parent after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (26) for so long as such Person continues to be a Restricted Subsidiary of Parent;

(27)       Investments in any Person to which Parent, the Issuer or any Restricted Subsidiary outsources operational activities or otherwise related to the outsourcing of operational activities in the ordinary course of business in an aggregate amount not to exceed the greater of (x) $22.0 million and (y) 4.0% of Consolidated EBITDA at any one time outstanding; provided, however, that if any Investment pursuant to this clause (27) is made in any Person that is not a Restricted Subsidiary of Parent at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of Parent after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (27) for so long as such Person continues to be a Restricted Subsidiary of Parent;

(28)       Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, when taken together with all other Investments made pursuant to this clause (28) that are at that time outstanding not to exceed the greater of (x) $275.0 million and (y) 50.0% of Consolidated EBITDA, at any one time outstanding; provided, however, that if any Investment pursuant to this clause (28) is made in any Person that is not a Restricted Subsidiary of Parent at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of Parent after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (28) for so long as such Person continues to be a Restricted Subsidiary of Parent;

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(29)       Investments arising out of a Sale/Leaseback Transaction that is not prohibited by this Indenture;

(30)       Investments in connection with the Refinancing Transactions;

(31)       any Investment so long as, on the date of such Investment and after giving pro forma effect thereto as if such Investment has been made at the beginning of the applicable four-quarter period, the Consolidated Total Debt Ratio for Parent and its Restricted Subsidiaries would have been less than or equal to 3.70 to 1.00; and

(32)       any Investment in any Subsidiary of Parent or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business.

For purposes of this definition, in the event that a proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clauses (1) through (32) above, or is otherwise entitled to be incurred or made pursuant to Section 4.07 hereof, the Issuer will be entitled to classify, or later reclassify, such Investment (or portion thereof) in one or more of such categories set forth above or pursuant to Section 4.07 hereof.

“Permitted Liens” means:

(1)                Liens on assets of Parent, the Issuer or any of their Restricted Subsidiaries securing Indebtedness and other Obligations that were incurred pursuant to clause (1), (8), (12), (15), (17), (21), (22) or (35) of the definition of “Permitted Debt”; provided that Liens securing Indebtedness and other Obligations that were incurred pursuant to clause (17) of the definition of “Permitted Debt” may only be secured by Liens on Collateral that are contractually (or otherwise) junior in priority to the Liens on Collateral that secure the Notes Obligations;

(2)                Liens in favor of the Issuer or any Guarantor;

(3)                Liens on assets, property or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary of Parent or is merged or amalgamated with or into or consolidated with the Issuer or a Restricted Subsidiary of Parent; provided that such Liens (a) were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of Parent or such merger or consolidation and (b) do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of Parent or the surviving entity of any such merger, amalgamation or consolidation;

(4)                Liens on assets or on property (including Capital Stock) existing at the time of acquisition of the assets or property by Parent, the Issuer or any Subsidiary of Parent and, in each case, on after-acquired property that is affixed or incorporated into such assets and proceeds and products thereof and other after-acquired property to the extent required by the terms of thereof (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition); provided that such Liens (a) were in existence prior to such acquisition and not incurred in contemplation of, such acquisition and (b) do not extend to any other assets of the Issuer or any of its Subsidiaries;

(5)                Liens (other than Liens imposed under ERISA or any pension standards legislation of any other applicable jurisdiction) incurred in the ordinary course of business in connection with workers’ compensation claims, unemployment insurance and social security benefits and Liens securing leases and obligations permitted pursuant to Section 4.09(b)(10) (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any governmental authority (including letters of credit)) incurred in the ordinary course of business;

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(6)                Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.09(b)(4) hereof covering only the assets acquired with or financed by such Indebtedness; provided that individual financings of property or equipment provided by one lender may be cross collateralized to other financings of property or equipment provided by such lender;

(7)                Liens existing on the Issue Date (other than with respect to the New Credit Agreement);

(8)                Liens for Taxes, assessments or governmental charges or claims that are not yet due and payable or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP (or in conformity with generally accepted accounting principles in the jurisdiction in which Parent, the Issuer or a Restricted Subsidiary is organized) has been made therefor;

(9)                Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, landlord’s, workmen’s, repairmen’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10)             survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)             Liens created for the benefit of (or to secure) the Notes and related Note Guarantees and additional pari passu Indebtedness and related Guarantees permitted to be incurred under this Indenture;

(12)             Liens to secure any Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that

(a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount (or accreted amount, if applicable, or, if greater, committed amount) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13)             Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(14)             Liens arising from, or from the filing of UCC or PPSA financing statements in connection with, operating leases;

(15)             bankers’ Liens, rights of set-off, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made to the extent required by GAAP;

(16)             Liens on Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

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(17)             Liens on specific items of inventory or other goods and the proceeds thereof (including documents, instruments, accounts, chattel paper, letter of credit rights, general intangibles, supporting obligations, and claims under insurance policies relating thereto) of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18)             leases, subleases, licenses or sublicenses (including licenses or sublicenses of software and other technology or Intellectual Property) not materially interfering with the conduct of the business of Parent, the Issuer or any of their Restricted Subsidiaries;

(19)             Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(20)             statutory, common law or contractual Liens of creditor depository institutions or institutions holding securities accounts (including the right of set-off or similar rights and remedies);

(21)             customary Liens granted in favor of a trustee (including the Trustee) to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by such indenture is issued (including this Indenture), and other customary Liens on cash collateral in connection with the New Credit Agreement and other revolving credit facilities;

(22)             Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(23)             (a) Liens on assets or the Capital Stock of Non-Guarantor Subsidiaries securing Indebtedness of Non-Guarantor Subsidiaries permitted to be incurred in accordance with Section 4.09 hereof and (b) Liens on the Capital Stock of Unrestricted Subsidiaries;

(24)             Liens securing Hedging Obligations entered into in the ordinary course of business and not for speculative purposes; provided that such Hedging Obligations are permitted to be incurred under this Indenture;

(25)             Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets otherwise permitted under this Indenture for so long as such agreements are in effect;

(26)             other Liens with respect to obligations that do not exceed the greater of (x) $275.0 million and (y) 50.0% of Consolidated EBITDA at any one time outstanding; provided that any Liens incurred pursuant to this clause (26) shall cease to be deemed incurred or outstanding for purposes of this clause (26) but shall be deemed incurred for purposes of clause (39) of this definition from and after the first date on which Parent, the Issuer or any Restricted Subsidiary of Parent could have incurred such Liens without reliance on this clause (26);

(27)             Liens securing Indebtedness or other Obligations of Parent, the Issuer or a Restricted Subsidiary of Parent owing to Parent, the Issuer or another Restricted Subsidiary of Parent permitted to be incurred in accordance with Section 4.09 hereof;

(28)             leases and subleases of real property that do not materially interfere with the ordinary conduct of the business of Parent, the Issuer or any of their Restricted Subsidiaries;

(29)             Liens on Securitization Assets and Receivable Assets in connection with a Qualified Securitization Transaction or Receivables Facility;

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(30)             deposits made in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations;

(31)             Liens incurred to secure any Cash Management Services and Treasury Management Arrangement incurred in the ordinary course of business;

(32)             Liens solely on any cash earnest money deposits made by Parent, the Issuer or any Restricted Subsidiary of Parent in connection with any letter of intent or purchase agreement permitted under this Indenture;

(33)             any encumbrances or restrictions (including, without limitation, put and call agreements) with respect to the Capital Stock of any joint venture pursuant to the agreement evidencing such joint venture;

(34)             Liens that may arise on inventory or equipment in the ordinary course of business as a result of such inventory or equipment being located on premises owned by Persons other than Parent, the Issuer or their Restricted Subsidiaries;

(35)             other ordinary course Liens or Liens consistent with past practice, in each case, incidental to the conduct of Parent’s, the Issuer’s and their Restricted Subsidiaries’ businesses or the ownership of their property not securing any Indebtedness of Parent, the Issuer or any of their Restricted Subsidiaries, and which do not in the aggregate materially detract from the value of Parent, the Issuer and their Restricted Subsidiaries’ property when taken as a whole, or materially impair the use thereof in the operation of its business;

(36)             any payment or close out netting or set-off arrangement pursuant to any derivative transaction or foreign exchange transaction entered into by the Issuer or a Guarantor that is not prohibited by this Indenture;

(37)             any netting or set-off arrangement entered into by the Issuer or any Guarantor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of the Issuer or any Guarantor;

(38)             Liens on cash proceeds of Indebtedness (and on the related escrow account) in connection with the issuance of such Indebtedness into (and pending the release from) a customary escrow arrangement, to the extent such Indebtedness is incurred in compliance with Section 4.09 hereof;

(39)             Liens securing Parity Lien Debt, Junior Lien Debt and/or any Indebtedness that is not secured by a Lien on any Collateral; provided that:

(i)         with respect to Liens securing Parity Lien Debt, such Indebtedness is incurred pursuant to Section 4.09 hereof and if, at the time of any incurrence of such Indebtedness, the Consolidated First Lien Debt Ratio on a Pro Forma Basis, after giving effect to such incurrence either:

a.	is equal to or less than 3.70 to 1.00, or
b.	at the Issuer’s option, if such Indebtedness is incurred in connection with an acquisition or similar Investment, would be equal to or less than the Consolidated First Lien Debt Ratio in effect immediately prior to such incurrence; and

(ii)       with respect to Liens securing Junior Lien Debt or any Indebtedness that is not secured by a Lien on any Collateral, such Indebtedness is incurred pursuant to Section 4.09 hereof;

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(40)             the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein or in any comparable grant in jurisdictions other than Canada which in the aggregate do not materially interfere with the conduct of the business of Parent, the Issuer or any of their Restricted Subsidiaries.

For purposes of determining compliance with this definition, (x) Liens need not be incurred solely by reference to one category of Permitted Liens described above or Section 4.12 hereof but are permitted to be incurred in part under any combination thereof, (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more categories of Permitted Liens described above or Section 4.12 hereof, the Issuer shall, in its sole discretion, classify (or later reclassify) such Liens (or any portion thereof) in any manner that complies with this definition or Section 4.12 hereof and (z) in the event that a portion of Indebtedness secured by a Lien that is incurred after the Issue Date could be classified as secured in part pursuant to clause (1) or (39) above (giving effect to the incurrence of such portion of such Indebtedness), the Issuer, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (1) or (39) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition or Section 4.12 hereof; provided, however, that Indebtedness incurred on the Issue Date under the New Credit Agreement shall be deemed secured under clause (1) of the definition of “Permitted Liens” above on the Issue Date and thereafter may not be reclassified.

“Permitted Parent” means any (a) direct or indirect parent of Parent formed not in connection with, or in contemplation of, a transaction that, assuming such parent was not so formed, after giving effect thereto would constitute a Change of Control, (b)  direct or indirect parent of Parent formed in connection with an underwritten public Equity Offering, and (c) direct or indirect parent of Parent where the direct or indirect holders of the Voting Stock of such parent company immediately following the applicable transaction (i) are substantially the same as the direct or indirect holders of the Voting Stock of Parent immediately prior to that transaction and (ii) beneficially own substantially the same percentage of Voting Stock of such parent company as immediately prior to the applicable transaction.

“Permitted Payments” means the declaration and payment of dividends or other payments to, or the making of loans to, any direct or indirect parent of Parent in amounts required for any direct or indirect parent of Parent (and, in the case of clause (4) below, its direct or indirect owners), to pay, in each case without duplication:

(1)       general corporate operating and overhead costs and expenses (including, without limitation, expenses related to reporting obligations and any franchise and similar taxes, and other fees and expenses, required to maintain their corporate existence) of any direct or indirect parent of an Issuer to the extent such costs and expenses are reasonably attributable to the ownership or operation of Parent and its Restricted Subsidiaries;

(2)       reasonable fees and expenses (other than to Affiliates of Parent) incurred in connection with any successful or unsuccessful debt or equity offering or other financing transaction by such direct or indirect parent of Parent;

(3)       for any taxable period ending after the Issue Date for which Parent and/or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state or local income tax purposes of which a direct or indirect parent of Parent is the common parent (a “Tax Group”), the portion of any such income taxes (including any alternative minimum taxes) of such Tax Group that are attributable to the taxable income of Parent and its applicable Restricted Subsidiaries and, to the extent of the amount actually received from its applicable Unrestricted Subsidiaries for such purpose, in amounts required to pay such taxes that are attributable to the taxable income of such Unrestricted Subsidiaries; provided that the aggregate amount of such payments with respect to any such taxable period does not exceed the aggregate amount of such income taxes that Parent and/or such Restricted Subsidiaries (and, if applicable, such Unrestricted Subsidiaries), as applicable, would have been required to pay with respect to such period were such entities a stand-alone corporate Tax Group or corporate taxpayer for all applicable taxable periods ending after the Issue Date;

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(4)       fees, expenses and indemnities owed by Parent, any direct or indirect parent of Parent or Parent’s Restricted Subsidiaries, as the case may be, to Affiliates, in each case, to the extent permitted by Section 4.11(b)(7) hereof;

(5)       customary salary, bonus, severance, indemnification obligations and other benefits payable to directors, officers and employees of any direct or indirect parent company of Parent to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are attributable to the ownership or operation of Parent and its Restricted Subsidiaries;

(6)       the payment of customary transaction fees and expenses payable in accordance with Section 4.11(b)(20) hereof; and

(7)       fees and expenses incurred by Parent or any direct or indirect parent of Parent related to the performance of its obligations under this Indenture and similar obligations under any Credit Agreement.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“PPSA” means the Personal Property Security Act (Ontario) together with any regulations thereto and related Minister’s Orders as in effect from time to time; provided, however, if granting, attachment, perfection or priority of any Liens in any Collateral is governed by the personal property security or any other applicable laws of any Canadian jurisdiction other than Ontario. PPSA means those personal property security laws or other applicable laws in such other jurisdiction, including in the case of Quebec, the Civil Code of Quebec, relating to such granting, attachment, perfection or priority and for the definitions related to such provisions.

“Premises” means owned real properties required to be subject to a mortgage lien that form a portion of the Collateral (including all after-acquired real property that is not an Excluded Asset).

“Principal Property Subsidiary” means any Subsidiary that owns, operates or leases one or more Restricted Properties.

“Principals” means (1) the Sponsor and (2) one or more investment funds advised, managed or controlled by the Sponsor and, in each case (whether individually or as a group), their Affiliates, but not initially, however, any portfolio company of any of the foregoing.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Basis” means, with respect to the calculation of any test, financial ratio, basket or covenant under this Indenture, including the Consolidated First Lien Debt Ratio, the Consolidated Senior Secured Debt Ratio, the Consolidated Total Debt Ratio and the Fixed Charge Coverage Ratio and the calculation of Consolidated EBITDA, Consolidated Total Indebtedness and Total Assets, of any Person and its Restricted Subsidiaries, as of any date, that pro forma effect will be given to the Refinancing Transactions, the Husky Transaction, any acquisition, merger, amalgamation, consolidation, Investment, any issuance, incurrence, assumption or repayment or redemption of Indebtedness (including Indebtedness issued, incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated), any issuance or redemption of preferred stock or Disqualified Stock, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit, any operational change (including the entry into any material contract or arrangement) or any designation of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary, in each case that have occurred during the four consecutive fiscal quarter period of such Person being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary of the subject Person or was merged or

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consolidated with or into the subject Person or any other Restricted Subsidiary of the subject Person after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period.

For purposes of making any computation referred to above:

(1)       if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligations have a remaining term of the lesser of (i) 12 months or more and (ii) the remaining time to the scheduled maturity date of such underlying Indebtedness);

(2)       interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of Parent or the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP;

(3)       interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, an eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate;

(4)       interest on any Indebtedness under a revolving credit facility or a Qualified Securitization Transaction computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; and

(5)       to the extent not already covered above, any such calculation may include adjustments calculated in accordance with Regulation S-X under the Securities Act.

Any pro forma calculation may include, without limitation, (1) adjustments calculated in accordance with Regulation S-X under the Securities Act and (2) adjustments calculated to give effect to any Pro Forma Cost Savings; provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies (whether added pursuant to this definition, the definition of “Pro Forma Cost Savings” or otherwise added to Consolidated Net Income or Consolidated EBITDA but excluding the Specified Permitted Adjustments) shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings.”

“Pro Forma Cost Savings” means, without duplication of any amounts referenced in the definition of “Pro Forma Basis,” an amount equal to the amount of cost savings, operating expense reductions, operating improvements (including the entry into any material contract or arrangement) and acquisition synergies, in each case, projected by Parent or the Issuer in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken on or prior to, or to be taken by Parent (or any successor thereto) or any Restricted Subsidiary within 36 months of, the date of such pro forma calculation, net of the amount of actual benefits realized or expected to be realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such action; provided that (i) such cost savings, expense reductions, operating improvements and synergies are factually supportable and reasonably identifiable (as determined in good faith by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of Parent, the Issuer or any Qualified Reporting Subsidiary (or any successor thereto), to the extent providing the report required by Section 4.03 hereof) and are reasonably anticipated to be realized within 36 months after the date of the relevant action or event or after the consummation of any change that is expected to result in such cost savings, operating expense reductions, operating improvements or synergies and (ii) no cost savings, expense reductions, operating improvements and synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income or Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period.

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“Public Company Compliance” means compliance with or in anticipation of, or preparation for (whether or not consummated) compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the provisions of the Securities Act and the Exchange Act or, if applicable, the requirements of any similar laws, rules and regulations under the laws of any applicable jurisdiction, and the rules of securities exchange listed companies (in each case, as applicable to companies with equity or debt securities held by the public), including procuring directors’ and officers’ insurance, legal and other professional fees, and listing fees.

“Purchase” means the acquisition of the assets and liabilities associated with the business, operations, products, services and activities of Parent, the Issuer and its Subsidiaries.

“Purchase Agreement” means that certain purchase agreement, dated as of January 8, 2026, by and among Parent, the Issuer, the other Guarantors and BofA Securities, Inc., as representative of the Initial Purchasers.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Securitization Transaction” means any Securitization Transaction of a Securitization Entity that meets the following conditions:

(1)       the Board of Directors of Parent or the Issuer shall have determined in good faith that such Qualified Securitization Transaction (including financing terms, covenants, termination events or other provisions) is in the aggregate economically fair and reasonable to Parent, the Issuer or any Restricted Subsidiary, as applicable, and the Securitization Entity;

(2)       all transfers of Securitization Assets to the Securitization Entity are made at Fair Market Value (as determined in good faith by Parent or the Issuer) and may include Standard Securitization Undertakings; and

(3)       the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Parent or the Issuer) and may include Standard Securitization Undertakings.

Notwithstanding anything to the contrary, the grant of a security interest in any accounts receivable of Parent or any of its Restricted Subsidiaries (other than a Securitization Entity) to secure Indebtedness or other Obligations under the New Credit Agreement shall not be deemed a Qualified Securitization Transaction.

“Qualifying Equity Interests” means Equity Interests of the Issuer other than Disqualified Stock.

“Ratings Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3 under the Exchange Act selected by Parent or the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Ratio Incremental Amount” means an unlimited amount of Indebtedness, Disqualified Stock and preferred stock so long as the Ratio Requirement is satisfied.

“Ratio Requirement” means, with respect to the incurrence of any applicable Indebtedness that is secured with Liens on the Collateral, the requirement that, on a Pro Forma Basis, after giving effect to such incurrence (A) if the Liens securing such Indebtedness are pari passu with the Liens on the Collateral securing the Notes, then (x) the Consolidated First Lien Debt Ratio does not exceed 3.70 to 1.00 or (y) at the Issuer’s option, if such Indebtedness is incurred in connection with an acquisition or similar Investment, the Consolidated First Lien Debt Ratio of Parent would be equal to or less than the Consolidated First Lien Debt Ratio in effect immediately prior to such incurrence or (B) if the Liens securing such Indebtedness are junior to the Liens on the Collateral securing the Notes, then (1) the Consolidated Senior Secured Debt Ratio either (x) does not exceed 4.20 to 1.00 or (y) at the Issuer’s option, if such Indebtedness is incurred in connection with an acquisition or similar Investment, would be equal to or less than

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the Consolidated Senior Secured Debt Ratio in effect immediately prior to such incurrence or (2) the Fixed Charge Coverage Ratio for Parent’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued or the date of determination, as the case may be, would have been at least 2.00 to 1.00 or (y) at the Issuer’s option, if such Indebtedness is incurred in connection with an acquisition or similar Investment, the Fixed Charge Coverage Ratio of Parent would be equal to or greater than the Fixed Charge Coverage Ratio in effect immediately prior to such incurrence.

“Receivables Assets” means (a) any accounts receivable, any assets relating thereto and the proceeds thereof owed to Parent, the Issuer or any of their Restricted Subsidiaries subject to a Receivables Facility and (b) all collateral securing such accounts receivable, including in each case, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, lockbox accounts, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with an accounts receivable factoring arrangement and which are, in each case, sold, conveyed, assigned or otherwise transferred or pledged by Parent, the Issuer or any of their Restricted Subsidiaries to a commercial bank in connection with a Receivables Facility.

“Receivables Facility” means an agreement between Parent, the Issuer or any of their Restricted Subsidiaries and a commercial bank, financial institution or other Person (other than Parent, the Issuer and their Restricted Subsidiaries), pursuant to which (a) Parent, the Issuer or such Restricted Subsidiary, as applicable, agrees to sell to such commercial bank, financial institution accounts or other Person receivables owing by customers of Parent, the Issuer or such Restricted Subsidiary, together with Receivables Assets related thereto, and (b) the obligations of Parent, the Issuer or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for (i) Standard Securitization Undertakings and (ii) in the case of any non-U.S. Subsidiary, recourse that is customary in the local market).

“Refinancing Transactions” means to (i) the issuance of the Initial Notes, (ii) the initial funding under the New Term Loan Facility, (iii) the repayment in full of the Existing Credit Facilities and (ⅳ) the payment of certain fees, commissions and expenses related to the foregoing.

“Regulated Bank” means (i) an Approved Commercial Bank that is (a) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation, (b) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, (c) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211, (d) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (c) or (e) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction or (ii) any Affiliate of a Person set forth in clause (i) above to the extent that (a) all of the Equity Interest of such Affiliate is directly or indirectly owned by either (x) such Person set forth in clause (i) above or (y) a parent entity that also owns, directly or indirectly, all of the Equity Interest of such Person set forth in clause (i) and (b) such Affiliate is a securities broker or dealer registered with the Commission under Section 15 of the Securities Exchange Act.

“Regulated Subsidiary” means any entity that is subject to United States or foreign federal, state or local regulation over its ability to incur Indebtedness or create Liens (including Liens with respect to its own Capital Stock).

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note exchanged therefor upon and after expiration of the Restricted Period.

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“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto bearing the Global Note Legend, Private Placement Legend and Regulation S Temporary Global Legend deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(3) hereof to be placed on all Regulation S Temporary Global Notes.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business and not classified as current assets under GAAP; provided that assets received by Parent, the Issuer or a Restricted Subsidiary in exchange for assets transferred by Parent, the Issuer or a Restricted Subsidiary will not qualify as Related Business Assets if they consist of securities of a Person, unless upon receipt of such securities such Person becomes a Restricted Subsidiary of Parent.

“Related Party” means (a) with respect to the Sponsor, (i) any investment fund advised, managed, controlled by or under common control with the Sponsor and Affiliates thereof (excluding any portfolio company of the Sponsor), any officer or director of the foregoing Persons, or any entity controlled by any of the foregoing Persons and (ii) any spouse or lineal descendant (including by adoption or stepchildren) of the officers and directors referred to in clause (a)(i); and (b) with respect to any officer of the Issuer or its Subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of such officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the Persons described in clause (b)(i) above or any combination of these identified relationships.

“Responsible Officer” means, when used with respect to the Trustee or the Notes Collateral Agent, as the case may be, any officer within the corporate trust department of the Trustee or the Notes Collateral Agent, respectively, who shall have direct responsibility for the administration of this Indenture, and any other officer of the Trustee or the Notes Collateral Agent, as applicable, to whom any corporate trust matter relating to this Indenture is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S, which period shall terminate on February 23, 2026.

“Restricted Property” means (a) any manufacturing facility, or portion thereof, owned or leased by Parent, the Issuer or any of their Restricted Subsidiaries and located within the United States or any other Specified Jurisdiction, which, in the opinion of the Board of Directors of Parent or the Issuer, is of material importance to the business of Parent, the Issuer and their Restricted Subsidiaries taken as a whole, but no such manufacturing facility, or portion thereof, shall be deemed of material importance if its gross book value (before deducting accumulated depreciation) is less than 10.0% of Total Assets, or (b) any shares of Equity Interests of any Subsidiary owning any such manufacturing facility. As used in this definition, “manufacturing facility” means property, plant and equipment used for actual manufacturing, refurbishment or conversion, such as quality assurance, engineering, technical support, service, maintenance, refurbishment, conversion, staging area for work in process materials, employees’ eating and comfort facilities and manufacturing administration, and it excludes sales offices, research facilities and facilities used only for warehousing or general administration.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless the context requires otherwise, all references in this Indenture to a “Restricted Subsidiary” shall be construed as references to Restricted Subsidiary of Parent, including the Issuer.

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“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means any arrangement relating to property now owned or hereafter acquired by Parent, the Issuer or any of their Restricted Subsidiaries whereby the Issuer or a Restricted Subsidiary of Parent transfers such property to a Person and the Issuer or such Restricted Subsidiary of Parent leases it from such Person, other than leases between Parent, the Issuer and a Restricted Subsidiary of Parent or between Parent’s Restricted Subsidiaries.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes.

“Secured Indebtedness” means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Services or a Treasury Management Arrangement.

“Secured Indebtedness Documents” means the Parity Lien Documents and any indenture, credit agreement or other agreement governing each series of Secured Indebtedness.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securitization Assets” means (a) the accounts receivable, loans or other financial assets subject to a Securitization Transaction and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts receivable in a securitization financing and which in the case of clauses (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged by Parent, the Issuer or any Restricted Subsidiary to a Securitization Entity in connection with a Securitization Transaction.

“Securitization Entity” means a Wholly Owned Restricted Subsidiary of Parent (or another Person formed for the purposes of engaging in a Qualified Securitization Transaction with Parent, the Issuer or any Restricted Subsidiary in which Parent, the Issuer or any Restricted Subsidiary of Parent makes an Investment and to which Parent, the Issuer or any Restricted Subsidiary of Parent transfers accounts receivable and related assets) which is designated by the Board of Directors of Parent or the Issuer (as provided below) as a Securitization Entity and engages in no activities other than in connection with the financing of accounts receivable of the Issuer and/or its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business and:

(1)       no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by Parent, the Issuer or any of their Subsidiaries (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (b) is recourse to or obligates Parent, the Issuer or any

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of their Subsidiaries (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of Parent or any of its Subsidiaries (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)       with which none of Parent, the Issuer nor any of their Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Parent, the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Parent or the Issuer; and

(3)       to which none of Parent, the Issuer nor any of its Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any designation by the Board of Directors of Parent or the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolutions of the Board of Directors of Parent or the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary of Parent or any of its Restricted Subsidiaries in connection with, a Qualified Securitization Transaction.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Transaction to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Transaction” means any transaction or series of transactions that may be entered into by Parent, the Issuer, any of their Subsidiaries or a Securitization Entity pursuant to which Parent, the Issuer, such Subsidiary or such Securitization Entity may sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity, Parent, the Issuer or any of their Subsidiaries which subsequently transfers to a Securitization Entity (in the case of a transfer by Parent, the Issuer or such Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Entity), any accounts receivable (whether now existing or arising or acquired in the future) of Parent, the Issuer or any of their Subsidiaries which arose in the ordinary course of business of Parent, the Issuer or such Subsidiary, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Security Agreement” means that certain U.S. Notes Security Agreement, to be dated the Issue Date, by and among the Issuer and the other grantors party thereto from time to time and the Notes Collateral Agent, as may be amended, restated, supplemented, waived, renewed or otherwise modified from time to time.

“Security Documents” means the Intercreditor Agreements, each joinder or amendment to each of the Parity Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement and any other Intercreditor Agreement, the Security Agreement, the Canadian Security Agreement, the Luxembourg Security Agreements, all other security agreements, pledge agreements, control agreements, collateral assignments, mortgages, deeds of trust, security deeds, deeds to secure debt, deeds of trust, hypothecs, hypothecations, collateral agency agreements, debentures or other instruments or other pledges, grants or transfers for security or agreements related thereto executed and delivered by the Issuer or any Guarantor creating or perfecting (or purporting to create or perfect) a Lien upon Collateral (including, without limitation, financing statements under the UCC or PPSA) in favor of the Notes Collateral Agent on behalf of itself, the Trustee and the Holders of the Notes to secure the Notes and the Note

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Guarantees, in each case, as amended, modified, renewed, restated, supplemented, continued or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions described under Article 12 hereof.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as deemed in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Specified Jurisdiction” means Canada, Luxembourg or Singapore.

“Specified Permitted Adjustments” means all adjustments or similar non-GAAP measures of the type or nature identified in the calculations of “Net Adjusted EBITDA” and “Pro Forma Net Adjusted EBITDA” as set forth in the “Summary—Summary Historical Consolidated Financial and Other Data” section of the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to the Reference Period (it being understood that such adjustments shall be calculated net of the amount of actual benefits realized or expected to be realized during Reference Period that are otherwise included in the calculation of Consolidated EBITDA).

“Sponsor” means (i) Tungsten 2024 LLC and its Affiliates (other than their respective portfolio companies), (ii) Resolute Compo Holdings LLC and its Affiliates, (iii) Platinum Equity Advisors, LLC and its Affiliates (other than their respective portfolio companies) and (iv) David M. Cote and (w) his parents, parents-in-law, spouse, siblings, descendants, step children, step grandchildren, nieces and nephews and their respective spouses, and any person financially dependent upon one or more of the foregoing, (x) his state, legatees and devisees and that of any of the persons referred to in clause (w) of this definition and, in the event of the incompetence or death of such specified natural person or any of the persons referred to in clause (w) of this definition, such person’s executor, administrator, committee or other personal representative or similar fiduciary, (y) any trusts or private foundations created primarily for the benefit of, or controlled at the time of creation by, such specified natural person or any of the Persons referred to in clause (w) or (x) of this definition, or any trusts or private foundations created primarily for the benefit of any such trust or private foundation or for charitable purposes, and (z) any company, partnership, trust or other entity or investment vehicle controlled by such specified natural person or any of the Persons referred to in clause (w), (x) or (y) of this definition or the holdings of which are for the primary benefit of any of such Persons.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by Parent, the Issuer or any of their Subsidiaries which the Issuer has determined in good faith to be customary in a Securitization Transaction including, without limitation, those relating to the servicing of the assets of a Securitization Entity, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness and will not include any Contingent Obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms expressly subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms expressly subordinated in right of payment to its Note Guarantee.

“Subsidiary” means, with respect to any specified Person:

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(1)       any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof);

(2)       any partnership, joint venture or limited liability company or similar entity of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) except for entities that are controlled by Resolute Holdings or a subsidiary thereof pursuant to a Management Agreement, such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; and

(3)       any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

Unless the context shall otherwise require, a Subsidiary shall refer to a Subsidiary of Parent.

“Subsidiary Guarantor” means any Guarantor that is a Restricted Subsidiary of Parent.

“Tax Act” means the Income Tax Act (Canada).

“Tax Receivables Agreement” refers to the Tax Receivable Agreement, dated as of December 27, 2021, by and among CompoSecure, Inc., CompoSecure Holdings, L.L.C. and the TRA Parties (as defined therein) party thereto.

“Taxes” means any present or future tax, levy, duty, impost, assessment or other government charge (including penalties, interest, additions to tax and any other liabilities related thereto) imposed or levied by or on behalf of a Taxing Authority.

“Taxing Authority” means any government or any political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

“Total Assets” means the total consolidated assets of Parent and its Restricted Subsidiaries as set forth on the most recent internally available consolidated balance sheet of Parent and its Restricted Subsidiaries.

“Transactions” means Refinancing Transactions and the completion of the Husky Transaction.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means the yield to maturity as of the date of the redemption notice of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the date of the redemption notice to February 1, 2029; provided, however, that if the period from the redemption date to February 1, 2029 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

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“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb), as in effect on the Issue Date and, to the extent required by law, as amended.

“Trustee” means U.S. Bank Trust Company, National Association, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code (or any successor statute) as in effect from time to time in the relevant jurisdiction.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of Parent that is designated by the Board of Directors of Parent or the Issuer as an Unrestricted Subsidiary pursuant to a resolution of such Board of Directors, and any Subsidiary of an Unrestricted Subsidiary, but, in each case, only to the extent that such Subsidiary:

(1)       has no Indebtedness other than Non-Recourse Debt;

(2)       is not party to any agreement, contract, arrangement or understanding with Parent, the Issuer or any Restricted Subsidiary of Parent unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to the Issuer or such Restricted Subsidiary of Parent than those that might have been obtained at the time of any such agreement, contract, arrangement or understanding than those that could have been obtained from Persons who are not Affiliates of the Issuer;

(3)       is a Person with respect to which neither Parent nor any of its Restricted Subsidiaries (other than any Subsidiary of the Subsidiary to be so designated) has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)       has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Parent or any of its Restricted Subsidiaries (other than any Subsidiary of the Subsidiary to be so designated).

In no event shall the Issuer be an Unrestricted Subsidiary.

“U.S. Guarantor” means any Subsidiary Guarantor that is a Domestic Subsidiary.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)       the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)       the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

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“Wholly Owned Subsidiary” means, with respect to any Person, a direct or indirect Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interest of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

Section 1.02	Other Definitions.
Term	Defined in Section
“Action”	12.02(d)
“Additional Amounts”	4.19(a)
“Affiliate Transaction”	4.11(a)
“Alternate Offer”	4.14(c)
“Applicable Law”	13.15
“Asset Sale Offer”	4.10(c)
“Authentication Order”	2.02
“Base Currency”	13.17(a)(i)
“Board Resolutions”	4.23(c)
“Change in Tax Law”.	3.07(h)
“Change of Control Offer”.	4.14(a)
“Change of Control Payment”	4.14(a)
“Change of Control Payment Date”	4.14(a)
“Covenant Defeasance”	8.03
“Covenant Suspension Event”.	4.18
“Directing Holder”	6.13
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10(c)
“Grand Ducal Regulation”	10.04(A)
“Husky Singapore”	4.23(c)
“incur”	4.09(a)
“Intra-Group Debt”	10.04(A)
“Initial Default”	6.04
“Interest Payment Date”	2.01(a)
“Judgment Currency”	13.17(a)(i)
“Legal Defeasance”	8.02
“Liens Covenant Election Date”	4.12(b)
“Luxembourg Companies Act”	1.03(a)
“Luxembourg Guarantor”	10.04
“Mortgage”	12.01(b)(1)
“Noteholder Direction”	6.13
“Offer Amount”	3.09
“Offer Period”	3.09
“Offer Purchase Date”	3.09
“Own Funds”	10.04(A)
“Paying Agent”	2.03
“Payment Default”	6.01(4)(a)
“Payor”	4.19(a)
“Permitted Debt”	4.09(b)
“Position Representation”	6.13
“Post-Closing Date”	4.23
“Qualified Reporting Subsidiary”	4.03(f)
“rate(s) of exchange”	13.17(c)
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Term	Defined in Section
“Ratio Debt”	4.09(a)
“Refinance”	4.09(b)(5)
“Refinancing Indebtedness”	4.09(b)(5)
“Registrar”	2.03
“Relevant Taxing Jurisdiction”	4.19(a)
“Resolutions”	4.23(c)
“Restricted Payments”	4.07(a)
“Retained Declined Proceeds”	4.10(c)
“Reversion Date”	4.18
“Shareholder Resolutions”	4.23(c)
“Singapore Debenture”	4.23(c)
“Singapore Security Documents”	4.23(c)
“Singapore Share Charge”	4.23(c)
“Specified Courts”	13.07
“Surviving Entity”	5.01(a)(1)
“Suspended Covenants”	4.18
“Suspension Period”	4.18
“Tax Group”	1.01
“Tax Redemption Date”	3.07(h)
“Title Company”	12.01(b)(2)
“Transaction Agreement Date”	1.05(a)
“USA PATRIOT Act”	13.21
“Verification Covenant”	6.13

Section 1.03	Certain Luxembourg Definitions.

(a)                 A liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, manager, interim receiver, receiver, administrator receiver, administrator, custodian, sequestrator, compulsory manager, trustee, conservator or similar officer includes any:

(i)	juge-commissaire or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code;
(ii)	liquidateur appointed under Articles 1100-1 to 1100-15 (inclusive) of the Luxembourg law dated 10 August 1915 on commercial companies, as amended (the “Luxembourg Companies Act”);
(iii)	juge-commissaire or liquidateur appointed under Article 1200-1 of the Luxembourg Companies Act; and
(iv)	juge délégué, commissaire, mandataire ad hoc, administrateur provisoire, conciliateur d’entreprise, mandataire de justice or similar officer appointed under the Luxembourg act dated 7 August 2023 on business continuity and the modernisation of bankruptcy (the “Luxembourg Business Continuity Act”);

(b)                a winding-up, administration, reorganization proceedings or dissolution includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), administrative dissolution without liquidation (dissolution administrative sans liquidation), reprieve from payments (sursis de paiement), general settlement with creditors, any moratorium, judicial reorganisation (réorganisation judiciaire), reorganisation by amicable agreement (réorganisation par accord amiable) or similar laws affecting the rights of creditors generally;

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(c)                 a lien or security interest includes any hypothèque, nantissement, gage, transfert de propriété à titre de garantie, mise en pension, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; and

(d)                a Person being unable to pay its debts includes that Person being in a state of cessation of payments (cessation de paiements).

Section 1.04	Rules of Construction.

Unless the context otherwise requires:

(1)                a term has the meaning assigned to it;

(2)                 an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)                “or” is not exclusive;

(4)                the term “including” is not limiting;

(5)                words in the singular include the plural, and in the plural include the singular;

(6)                 “will” shall be interpreted to express a command;

(7)                provisions apply to successive events and transactions;

(8)                references to sections of or rules under the Exchange Act and the Securities Act will be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time; and

(9)                unless otherwise provided in this Indenture or in any Note, the words “execute,” “execution,” “signed” and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any Note or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, neither the Trustee nor the Notes Collateral Agent is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee or the Notes Collateral Agent pursuant to reasonable procedures approved by the Trustee or the Notes Collateral Agent, as applicable.

Section 1.05	Limited Condition Transactions; Measuring Compliance.

(a)                 With respect to any (x) Restricted Payment, Investment or acquisition, in each case the consummation of which is not conditioned on the availability of, or on obtaining, third party financing and (y) repayment, repurchase or refinancing of Indebtedness with respect to which a notice of repayment (or similar notice), which may be conditional, has been delivered, in each case for purposes of determining:

(1)                whether any Indebtedness (including Acquired Debt) that is being incurred or Disqualified Stock or preferred stock being issued in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness is permitted to be incurred in compliance with Section 4.09 hereof;

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(2)                whether any Lien being incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness or to secure any such Indebtedness is permitted to be incurred in accordance with Section 4.12 hereof or the definition of “Permitted Liens”;

(3)                whether any other transaction undertaken or proposed to be undertaken in connection with such Restricted Payment, Investment, acquisition or repayment, repurchase or refinancing of Indebtedness complies with the covenants or agreements contained in this Indenture or the Notes; and

(4)                any calculation of the ratios or financial metrics, including Fixed Charge Coverage Ratio, Consolidated Total Debt Ratio, Consolidated Senior Secured Debt Ratio, Consolidated Net Income, Consolidated EBITDA, Consolidated First Lien Debt Ratio, Total Assets and/or Pro Forma Cost Savings and, whether a Default or Event of Default exists in connection with the foregoing, at the option of the Issuer, the date of declaration of such Restricted Payment or the date that the definitive agreement for such Restricted Payment, Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or preferred stock is entered into, the date a public announcement of an intention to make an offer in respect of the target of such acquisition or Investment or the date of such notice, which may be conditional, of such repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or preferred stock is given to the holders of such Indebtedness, Disqualified Stock or preferred stock (any such date, the “Transaction Agreement Date”) may be used as the applicable date of determination, as the case may be, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Pro Forma Basis” or “Consolidated EBITDA”; provided that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Issuer may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be the applicable Transaction Agreement Date for purposes of such ratios, tests or baskets and (b) Consolidated Interest Expense for purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate as reasonably determined by the Issuer.

(b)                If the Issuer elects to use the Transaction Agreement Date as the applicable date of determination in accordance with the foregoing, (a) any fluctuation or change in the Fixed Charge Coverage Ratio, Consolidated Total Debt Ratio, Consolidated Senior Secured Net Debt Ratio, Consolidated Net Income, Consolidated EBITDA, Consolidated First Lien Debt Ratio, Total Assets and/or Pro Forma Cost Savings of Parent from the Transaction Agreement Date to the date of consummation of such Restricted Payment, Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, will not be taken into account for purposes of determining whether any Indebtedness or Lien that is being incurred in connection with such Restricted Payment, Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or preferred stock or in connection with compliance by Parent, the Issuer or any of their Restricted Subsidiaries with any other provision of this Indenture or the Notes or any other transaction undertaken in connection with such Restricted Payment, Investment, acquisition or repayment, repurchase or Refinancing of Indebtedness, Disqualified Stock or preferred stock, is permitted to be incurred and (b) until such Restricted Payment, Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or preferred stock is consummated or such definitive agreements are terminated, such Restricted Payment, Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or preferred stock and all transactions proposed to be undertaken in connection therewith (including the incurrence of Indebtedness, issuance of Disqualified Stock or preferred stock and Liens) will be given pro forma effect when determining compliance of other transactions (including the incurrence of Indebtedness, issuance of Disqualified Stock or preferred stock and Liens unrelated to such Restricted Payment, Investment, acquisition or repayment, repurchase or Refinancing of Indebtedness, Disqualified Stock or preferred stock) that are consummated after the Transaction Agreement Date and on or prior to the date of consummation of such Restricted Payment, Investment, acquisition or repayment, repurchase or Refinancing of Indebtedness, Disqualified Stock or preferred stock and any such transactions (including any incurrence of Indebtedness or issuance of Disqualified Stock or preferred stock and the use of proceeds thereof) will be deemed to have occurred on the Transaction Agreement Date and deemed to be outstanding thereafter for purposes of calculating any baskets or ratios under this Indenture after the Transaction Agreement Date and before the date of consummation of such Restricted Payment, Investment, acquisition or repayment, repurchase or Refinancing of Indebtedness, Disqualified Stock or preferred stock. In addition, compliance with any requirement relating to the absence of a Default or Event of Default may be

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determined as of the Transaction Agreement Date and not as of any later date as would otherwise be required under this Indenture.

ARTICLE 2
THE NOTES

Section 2.01	Form and Dating.

(a)                 General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage; provided that any such notations, legends or endorsements are in a form reasonably acceptable to the Issuer. Each Note will be dated the date of its authentication. Each Note will bear interest at a rate of 5.625% per annum from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semi-annually on February 1 and August 1 of each year (each such date, an “Interest Payment Date”), commencing with August 1, 2026, to Holders of record at the close of business on the January 15 or July 15, whether or not a Business Day, immediately preceding each Interest Payment Date. Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months. The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)                 Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)                 Temporary Global Notes. Notes offered and sold in reliance on Regulation S will be issued initially in the form of the Regulation S Temporary Global Note, which will be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. After the expiration of the Restricted Period and upon the receipt by the Trustee of:

(1)                certificates from Euroclear and Clearstream, substantially in the form of Exhibit E hereto, certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any Beneficial Owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who will take delivery of a beneficial ownership interest in a 144A Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof); and

(2)                an Officer’s Certificate from the Issuer, beneficial interests in the Regulation S Temporary Global Note will be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with such exchange of the Regulation S

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Permanent Global Note, the Trustee will cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interests as hereinafter provided.

(d)                 Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.

(e)                 Issuance of Additional Notes. Additional Notes ranking pari passu with the Initial Notes may be issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes (other than the issue date, the issue price, the first Interest Payment Date and the initial interest accrual date) and shall have the same terms as to status, redemption or otherwise as the Initial Notes; provided that in order for any Additional Notes to have the same CUSIP number as the Initial Notes, such Additional Notes must be fungible with the Initial Notes for U.S. federal income tax purposes; provided, further, that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Sections 4.09 and 4.12 hereof.

Section 2.02	Execution and Authentication.

At least one Officer must sign the Notes for the Issuer by manual, facsimile or other electronic signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of an authorized signatory of the Trustee. The signature will be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

The Trustee will, upon receipt of a written order of the Issuer signed by an Officer of the Issuer (an “Authentication Order”), together with the other documents required under Sections 13.02 and 13.03 hereof, authenticate (i) Notes for original issue, of which $900,000,000 in aggregate principal amount will be issued on the Issue Date and (ii) any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuer pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03	Registrar and Paying Agent.

The Issuer will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

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The Issuer initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04	Paying Agent to Hold Money in Trust.

The Issuer will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium on, if any, and interest on, the Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) will have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any insolvency or liquidation proceeding relating to the Issuer, the Trustee will serve as Paying Agent for the Notes.

Section 2.05	Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer will furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.06	Transfer and Exchange.

(a)                 Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuer for Definitive Notes if:

(1)                 the Issuer delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 120 days after the date of such notice from the Depositary;

(2)                the Issuer in its sole discretion determine, subject to the procedures of the Depositary, that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Issuer for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Trustee of the certificates required pursuant to Section 2.01(c) hereof; or

(3)                 there has occurred and is continuing a Default or Event of Default with respect to the Notes and the Beneficial Owners thereof have requested such exchange.

Upon the occurrence of either of the preceding events in clause (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c), (d) or (f) hereof.

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(b)                Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. None of the Issuer, Trustee, Paying Agent, nor any Agent of the Issuer shall have any responsibility or liability for any aspect of the records relating to or payment made on account of beneficial ownership interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)                Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2)                All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A)     both:

(i)       a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)       instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)     both:

(i)       a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)       instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in clause (1) above;

provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Trustee of the certificates required by Section 2.01(e) hereof.

(3)                Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

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(A)     if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof, or

(B)     if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof,

(c)                 Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1)        Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A)               if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof;

(B)               if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)               if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)               if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)                if such beneficial interest is being transferred to an Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(d) thereof;

(F)                if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G)               if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and the Regulation S Temporary Global Note Legend, as applicable, and shall be subject to all restrictions on transfer contained therein.

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(2)        Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(1)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Trustee of the certificates required pursuant to Section 2.01(c) hereof, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3)        Beneficial Interest in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following: (i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof, or (ii) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each case, if the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(d)                 Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1)        Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)               if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof;

(B)               if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)               if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)               if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)                if such Restricted Definitive Note is being transferred to an Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(d) thereof;

(F)                if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G)               if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(e) thereof,

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the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.

(e)                 Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1)                 Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2)                Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if (i) the Holder of such Restricted Definitive Note proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or (ii) the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof, and in each case, if the Issuer so requests, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)                 Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)                  [Reserved].

(g)                 Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)                 Private Placement Legend. Each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

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“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS SECURITY FOR THE ACCOUNT OR FOR THE BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY OF COMPOSECURE, INC., (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) TO AN “ACCREDITED INVESTOR” (WITHIN THE MEANING OF RULE 501(A) OF REGULATION D UNDER THE SECURITIES ACT) THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER ACCREDITED INVESTOR, IN EACH CASE, IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES, (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS), OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.”

“BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.”

(2)                 Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY OR ON BEHALF OF THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED

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REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), TO THE ISSUER OR THEIR AGENTS FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3)                Regulation S Temporary Global Note Legend. In addition to the Private Placement Legend, the Regulation S Temporary Global Note will bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.”

(h)                 Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Custodian at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Custodian at the direction of the Trustee to reflect such increase.

(i)                  General Provisions Relating to Transfers and Exchanges.

(1)        To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2)        No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05 hereof).

(3)        [Reserved].

(4)        All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5)        Neither the Registrar nor the Issuer will be required:

(A)               to issue, to register the transfer of, or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

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(B)               to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)               to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(6)        Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and (subject to the record date provisions of the Notes) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(7)        The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8)        All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or other electronic means.

(9)        None of the Issuer, the Trustee, the Notes Collateral Agent or any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants, Indirect Participants, members or Beneficial Owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(10)        None of the Trustee, the Notes Collateral Agent or any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

Section 2.07	Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for their expenses in replacing a Note.

In case any such mutilated, destroyed, lost, or stolen Note has become due and payable, the Issuer in its sole discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.07, the Issuer may require the payment of a sum sufficient to cover any tax, assessment, fee or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section 2.07 in exchange for any mutilated Note or in lieu of any destroyed, lost or stolen Note will constitute an original additional contractual obligation of the Issuer, whether or not the mutilated, destroyed, lost, or stolen Note shall be at any time enforceable by anyone, and will be entitled to all the benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.07 are exclusive and will preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost, or stolen Notes.

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Section 2.08	Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to the Issuer for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

None of the Issuer, the Trustee or any Agent shall have any responsibility or obligation to any Beneficial Owner in a Global Note, a Participant, an Indirect Participant or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any Participant or Indirect Participant, with respect to any ownership interest in the Notes or with respect to the delivery to any a Participant, Indirect Participant, Beneficial Owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Note. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes and this Indenture shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of the Global Note). The rights of Beneficial Owners in the Global Note shall be exercised only through the Depositary subject to the Applicable Procedures. The Issuer, the Trustee, and each Agent shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its Participants, Indirect Participants and any Beneficial Owners. The Issuer, the Trustee and each Agent shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered Holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest and additional amounts, if any, and the giving of instructions or directions by or to the owner or Holder of a beneficial ownership interest in such Global Note) as the sole Holder of such Global Note and shall have no obligations to the Beneficial Owners thereof. None of the Issuer, the Trustee or any Agent have any responsibility or liability for any acts or omissions of the Depositary with respect to such Global Note, for the records of any such depositary, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between the Depositary and any Participant, Indirect Participant or between or among the Depositary, any such Participant and Indirect Participant and/or any Holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note.

Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Issuer, the Trustee, or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by any Depositary (or its nominee), as a Holder, with respect to such Global Note or shall impair, as between such Depositary and owners of beneficial interests in such Global Note, the operation of customary practices governing the exercise of the rights of such Depositary (or its nominee) as Holder of such Global Note.

Section 2.09	Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee

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knows are so owned will be so disregarded. Upon request of the Trustee, the Issuer will identify any such Notes known by the Issuer to be so owned in an Officer’s Certificate delivered to the Trustee, upon which the Trustee shall be entitled to conclusively rely.

Section 2.10	Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer will prepare and the Trustee will authenticate Definitive Notes in exchange for temporary Notes. Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11	Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee for cancellation any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of cancelled Notes in accordance with its customary procedures (subject to the record retention requirements of the Exchange Act). Upon the request of the Issuer, certification of the cancellation of all canceled Notes will be delivered to the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12	Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, they will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof; provided that if the Issuer pays the defaulted interest prior to the date that is 30 days after the date of default in payment of interest, payment shall be to the recordholders of the Notes as of the original record date. The Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. If such default in interest continues for 30 days, the Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will mail or cause to be mailed (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13	CUSIP or ISIN Numbers.

The Issuer in issuing the Notes may use “CUSIP,” “ISIN” or other similar numbers (if then generally in use) and, if so, the Trustee shall use “CUSIP,” “ISIN” or other similar numbers in notices of redemption as a convenience to Holders; provided, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will as promptly as practicable notify the Trustee in writing of any change in “CUSIP,” “ISIN” or other similar numbers.

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ARTICLE 3
REDEMPTION AND PREPAYMENT

Section 3.01	Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, they must furnish to the Trustee, at least two Business Days for Global Notes and 10 days for Definitive Notes (or such shorter period acceptable to the Trustee) before a notice of redemption is required to be mailed or sent to Holders pursuant to Section 3.03, an Officer’s Certificate setting forth:

(1)                the clause of this Indenture pursuant to which the redemption shall occur;

(2)                 the redemption date;

(3)                 the principal amount of Notes to be redeemed;

(4)                 the redemption price, if then ascertainable;

(5)                 if such redemption is conditioned, then one or more conditions precedent; and

(6)                 if requested by the Issuer, that the Trustee give the notice of redemption in the Issuer’s name and at its expense setting forth the information to be stated in such notice as provided in Section 3.03.

Section 3.02	Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee (subject to Section 4.10 or 4.14, as applicable) will select Notes for redemption or purchase pro rata, by lot or by such method as it shall deem fair and appropriate. If the Notes are represented by Global Notes, interests in such Global Notes will be selected for redemption or purchase by DTC in accordance with its Applicable Procedures.

In the event of partial redemption or purchase, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the redemption or purchase date (unless such notice of redemption is mailed or sent more than 60 days prior to a redemption or purchase date pursuant to clause (a) or (b) of Section 3.03) by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee will promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased; provided, that the unredeemed or unpurchased portion of a Note must be in a minimum denomination of $2,000. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03	Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, at least 10 days but not more than 60 days before a redemption date, the Issuer will mail or cause to be mailed, by first class mail (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed or sent more than 60 days prior to a redemption date if (a) the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 or 11 hereof or (b) in the case of a redemption that is subject to one or more conditions precedent, the date of redemption is extended as permitted in this Indenture.

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The notice will identify the Notes to be redeemed and will state:

(1)                 the redemption date;

(2)                the redemption price, or if not then ascertainable, the manner of calculation thereof,

(3)                 if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of the Notes upon cancellation of the original Note (or transferred by book entry);

(4)                 the name and address of the Paying Agent;

(5)                 that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)                 that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date (whether or not a Business Day);

(7)                 the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8)                 that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(9)                 if the redemption is conditional, the one or more conditions precedent and that the Issuer may delay the redemption date in their discretion until such time as the condition or conditions are satisfied or waived by the Issuer in its sole discretion, or such redemption may not occur and such notice may be modified or rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date so delayed (which may exceed 60 days from the date of the redemption notice in such case).

At the Issuer’s request, the Trustee will give the notice of redemption in the Issuer’s names and at the Issuer’s expense subject to compliance with Section 3.01.

Section 3.04	Effect of Notice of Redemption.

Except as provided in Section 3.07(h) hereof, once notice of redemption is mailed or transmitted in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date (to the extent such redemption date occurs and as such date may be extended or delayed) at the redemption price. The notice, if mailed or transmitted in a manner herein provided shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or by such other means as may be required hereby or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the redemption date, interest will cease to accrue on the Notes or portion thereof called for redemption as of the redemption date (whether or not a Business Day).

Section 3.05	Deposit of Redemption or Purchase Price.

Prior to 11:00 a.m. Eastern Time on the redemption or purchase date, the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of, and accrued interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest, if any, on all Notes to be redeemed or purchased.

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If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06	Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuer will issue, and upon receipt of an Authentication Order, together with the documents required in Sections 13.02 and 13.03 hereof, the Trustee will authenticate for the Holder at the expense of the Issuer, a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered (or transfer such Note by book entry).

Section 3.07	Optional Redemption.

(a)                 At any time prior to February 1, 2029, the Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes (calculated after giving effect to the issuance of any Additional Notes) issued under this Indenture at a redemption price equal to 105.625% of the principal amount of Notes redeemed, plus accrued and unpaid interest, if any, on the Notes redeemed, to (but not including) the date of redemption (subject to the right of Holders of Notes on a relevant record date to receive interest on an Interest Payment Date occurring on or prior to the redemption date), with the cash proceeds of any Equity Offering; provided that:

(1)                at least the lesser of (a) 50% of the aggregate principal amount of the Notes (including any Additional Notes) then outstanding or (b) $300.0 million aggregate principal amount of the Notes (including any Additional Notes) remains outstanding immediately after the occurrence of each such redemption (except to the extent otherwise repurchased or redeemed in accordance with the terms of this Indenture); and

(2)                the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(b)                At any time prior to February 1, 2029, the Issuer may on any one or more occasions redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of the date of the redemption notice, and accrued and unpaid interest, if any, on the Notes redeemed, to (but not including) the date of redemption, subject to the rights of Holders of Notes on a relevant record date to receive interest due on an Interest Payment Date occurring on or prior to the redemption date. Promptly after the calculation of the redemption price under this clause (b), the Issuer shall give the Trustee notice thereof.

(c)                 At any time, in connection with any offer to purchase the Notes (including pursuant to a Change of Control Offer, Alternate Offer or Asset Sale Offer), if at least 90% in the aggregate principal amount of the Notes then outstanding are purchased in such offer, the Issuer or such other Person, upon notice given not more than 60 days following such purchase pursuant to such offer, may redeem all of the remaining Notes at a price in cash equal to the price offered to each Holder in such prior offer, plus, to the extent not included in the prior offer payment, accrued and unpaid interest, if any, on the Notes redeemed, to (but not including) the date of redemption, subject to the rights of Holders of Notes on a relevant record date to receive interest due on an Interest Payment Date occurring on or prior to the redemption date. In determining whether the Holders of at least 90% in aggregate principal amount of the outstanding Notes have validly tendered and not validly withdrawn Notes in an offer, Notes owned by an Affiliate of the Issuer or by funds controlled or managed by any Affiliate of the Issuer, or any successor thereof, shall be deemed to be outstanding for the purposes of such offer.

(d)                At any time prior to February 1, 2029, the Issuer may redeem during each calendar year commencing with the calendar year in which the Issue Date occurs up to 10% of the aggregate principal amount of the Notes, including any Additional Notes, at its option, from time to time at a redemption price equal to 103% of

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the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to (but not including) the redemption date (subject to the right of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date falling on or prior to the redemption date); provided that in any given calendar year, any amount not utilized pursuant to this Section 3.07(e) may be carried forward to subsequent calendar years and may be used in such calendar year prior to utilizing the capacity in this Section 3.07(e) for such calendar year.

(e)                 Except pursuant to the preceding clauses (a) through (d) or Section 3.07(h), the Notes will not be redeemable at the Issuer’s option prior to February 1, 2029.

(f)                  On or after February 1, 2029, the Issuer may on any one or more occasions redeem all or a portion of the Notes at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to (but not including) the applicable date of redemption, if redeemed during the 12-month period beginning on February 1 of the years indicated below, subject to the rights of Holders of Notes on a relevant record date to receive interest on an Interest Payment Date occurring on or prior to the redemption date:

Year	Percentage
2029	102.813%
2030	101.406%
2031 and thereafter	100.000%

(g)                Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof. In connection with any redemption of Notes (including with net cash proceeds of an Equity Offering) made pursuant to this Section 3.07, any such redemption may, at the Issuer’s discretion, be performed by another Person and be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be modified or rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date so delayed (which may exceed 60 days from the date of the redemption notice in such case), or at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied. Such notice of redemption may be extended if such conditions precedent have not been met, by providing notice to the Holders of the Notes. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person. Notes called for redemption become due on the applicable redemption date (to the extent such redemption date occurs and as such date may be extended or delayed). Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date (whether or not a Business Day).

(h)                If, as a result of (i) any amendment to, or change in, the laws or treaties (or regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction which is announced and becomes effective on or after the Issue Date (or, where a jurisdiction in question does not become a Relevant Taxing Jurisdiction until a later date, such later date) or (ii) any amendment to, or change in, the existing written official position or the introduction of an official written position regarding the application, interpretation, administration or assessing practices of any such laws, regulations or rulings of any Relevant Taxing Jurisdiction, including by virtue of a judicial decision rendered by a court of competent jurisdiction (whether or not made, taken or reached with respect to the Issuer or any of the Guarantors) which is announced and becomes effective on or after the Issue Date (or, where a jurisdiction in question does not become a Relevant Taxing Jurisdiction until a later date, such later date) (each of the foregoing clauses (i) and (ii), a “Change in Tax Law”), the Issuer or any Guarantor has become or will become obligated to

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pay, on the next date on which any amount would be payable with respect to the Notes or a Note Guarantee, as applicable, Additional Amounts or indemnification payments in respect of Taxes payable pursuant to Regulation 803 of the Tax Act, or any similar or successor provisions, as described in Section 4.19 hereof with respect to the Relevant Taxing Jurisdiction, which payment the Issuer or such Guarantor cannot avoid with the use of reasonable measures available to it (provided that changing the jurisdiction of the Issuer is not a reasonable measure for purposes of this Section 3.07(h)), then the Issuer may, at its option, redeem all but not less than all of the Notes, upon not less than 10 nor more than 60 days’ notice prior to the earliest date on which the Issuer or a Guarantor, as applicable, would be required to pay such Additional Amounts or indemnification payments in respect of Taxes payable pursuant to Regulation 803 of the Tax Act, or any similar or successor provisions, at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the redemption date (the “Tax Redemption Date”) and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if any. Prior to the giving of any notice of redemption described in this Section 3.07(h), the Issuer will deliver to the Trustee (a) an Officer’s Certificate stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied, and (b) a written legal opinion of independent tax counsel to the Issuer or such Guarantor, as applicable, of recognized standing qualified under the laws of the Relevant Taxing Jurisdiction and reasonably acceptable to the Trustee to the effect that the Issuer or such Guarantor, as applicable, has or will become obligated to pay such Additional Amounts or indemnification payments as a result of a Change in Tax Law. The foregoing provisions shall apply mutatis mutandis to any successor Issuer or Guarantor.

(i)                  The Issuer or its Affiliates may at any time and from time to time purchase Notes. Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as the Issuer or any such Affiliates may determine.

Section 3.08	Mandatory Redemption.

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09	Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Issuer is required to commence an Asset Sale Offer to all Holders to purchase Notes, it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders and all holders of other Indebtedness of the Issuer or any Guarantor that ranks pari passu with the Notes and contains provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). Promptly after the termination of the Offer Period (the “Offer Purchase Date”), the Issuer will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other pari passu Indebtedness (to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered or required to be repaid or redeemed), and thereafter, the Notes to be purchased shall be selected on a pro rata basis (subject to applicable DTC procedures with respect to the Global Notes) based on the principal amount tendered (with, in each case, such adjustments as may be deemed appropriate by the Issuer, so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased, provided that any unpurchased portion of a Note must be in a minimum denomination of $2,000) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer shall be purchased. Payment for any Notes so purchased will be made in the same manner as principal and interest payments are made.

If the Offer Purchase Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

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Upon the commencement of an Asset Sale Offer, the Issuer will send, by first class mail (or with respect to Global Notes to the extent permitted or required by applicable DTC procedures or regulations, send electronically), a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1)                 that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(2)                 the Offer Amount, the purchase price and the Offer Purchase Date;

(3)                that any Note not tendered or accepted for payment will continue to accrue interest;

(4)                 that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Offer Purchase Date (whether or not a Business Day);

(5)                 that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof; provided that any unpurchased portion of a Note must be in a minimum denomination of $2,000;

(6)                 that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer the Note by book-entry transfer, to the Issuer, a Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three Business Days before the Offer Purchase Date;

(7)                 that Holders will be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8)                 that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Issuer will select the Notes and other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered or required to be prepaid or redeemed, and thereafter the Trustee will select the Notes to be purchased on a pro rata basis (subject to applicable DTC procedures with respect to Global Notes) based on the principal amount tendered (with, in each case, such adjustments as may be deemed appropriate by the Issuer or the Trustee, as applicable, so that only Notes in minimum denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased; provided that any unpurchased portion of a Note must be in a minimum denomination of $2,000); and

(9)                 that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Offer Purchase Date, the Issuer will, to the extent lawful, accept for payment (on a pro rata basis to the extent necessary), the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.09. The Issuer, the Depositary or the Paying Agent, as the case may be, will promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order,

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together with the documents required under Sections 13.02 and 13.03 hereof, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer will publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Offer Purchase Date.

ARTICLE 4
COVENANTS

Section 4.01	Payment of Notes.

The Issuer will pay or cause to be paid the principal of, premium on, if any, and interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

The Issuer will pay interest (including post-petition or post-filing interest in any proceeding under any insolvency or liquidation proceeding) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any insolvency or liquidation proceeding) on overdue installments of interest at the same stepped-up rate to the extent lawful.

Section 4.02	Maintenance of Office or Agency.

The Issuer will maintain in the contiguous United States, an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee; provided that no service of legal process against the Issuer or any Guarantors may be made at any office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuer of its obligation to maintain an office or agency in the contiguous United States for such purposes. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof.

Section 4.03	Reports.

(a)        So long as any Notes are outstanding, Parent will provide the Trustee and, upon request, to Holders of Notes, a copy of all of the information and reports referred to below:

(1)       within 120 days after the end of each fiscal year (or in the case of financial statements for the fiscal year ending December 31, 2026, on or before the date that is 150 days after the end of such fiscal year), or, in each case, such longer period as may be permitted by the Commission pursuant to the reporting requirements for a non-accelerated filer, (x) annual audited consolidated financial statements of Parent that are, or would have been required to be if Parent had been a reporting company under the Exchange Act, contained in an Annual Report on Form 10-K under the Exchange Act for such fiscal year (but only to the extent similar information is presented in the Offering Memorandum), including a “Management’s

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Discussion and Analysis of Financial Condition and Results of Operations” with respect to the periods presented and a report on the annual financial statements by Parent’s independent accountants and (y) solely for full fiscal years during which Parent does not consolidate the financial results of the Issuer, consolidating information substantially in the form of the table appearing in note (1) to “Summary Historical Consolidated Financial Information of CompoSecure and Other Data” in the Offering Memorandum (for the avoidance of doubt, the financial statements provided in this clause (1)(y) need not be audited or reviewed by the Parent’s independent accountants);

(2)       within 60 days after the end of each of the first three fiscal quarters of each fiscal year (or in the case of financial statements for the fiscal quarters ending March 31, 2026, June 30, 2026 and September 30, 2026, on or before the date that is 75 days after the end of such fiscal quarter), or, in each case, such longer period as may be permitted by the Commission pursuant to the reporting requirements for a non-accelerated filer, (x) unaudited quarterly consolidated financial statements of Parent (including a balance sheet, statement of operations and statement of cash flows) that are, or would have been if Parent had been a reporting company under the Exchange Act, required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act for the interim period as of, and for the period ending on, the end of such fiscal quarter (but only to the extent similar information is presented in the Offering Memorandum), including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, subject to normal year-end adjustments and the absence of footnotes and (y) for full interim periods during which Parent does not consolidate the financial results of the Issuer, consolidating information substantially in the form of the table appearing in note (1) to “Summary Historical Consolidated Financial Information of CompoSecure and Other Data” section in the Offering Memorandum (for the avoidance of doubt, the financial statements provided in this clause (2)(y) need not be audited or reviewed by the Parent’s independent accountants); and

(3)       within 15 days after the time period specified for filing current reports on Form 8-K by the Commission, current reports containing substantially all of the information that Parent would be required to be filed with the Commission on Form 8-K if Parent were required to file such reports pursuant to Item 1.01 (Entry into a Material Definitive Agreement), Item 1.02 (Termination of a Material Definitive Agreement), Item 1.03 (Bankruptcy or Receivership), Item 2.01 (Completion of Acquisition or Disposition of Assets), Item 2.05 (Costs Associated with Exit or Disposal Activities), Item 2.06 (Material Impairments), Item 4.01 (Changes in Registrant’s Certifying Accountants), Item 4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review), Item 5.01 (Changes in Control of Registrant) or Items 5.02(b) and (c) (Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers) of such form; provided, however, that no report shall be required to include (1) any information regarding the occurrence of any of the foregoing events if Parent or the Issuer determines in their reasonable determination that such event that would otherwise be required to be disclosed is not material to the Holders or the business, assets, operations, financial positions or prospects of Parent, the Issuer and its Restricted Subsidiaries taken as a whole, (2) copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a Form 8-K (other than agreements evidencing material Indebtedness), (3) an exhibit or a summary of the terms of any employment or compensatory arrangement, agreement, plan or understanding between Parent or Issuer (or any of their Subsidiaries) and any director, manager or executive officer of Parent or Issuer (or any of their Subsidiaries) or (4) any trade secrets, privileged or confidential information obtained from another Person and competitively sensitive information;

provided, however, that in addition to providing such information to the Trustee, the Issuer will be required to make available to the Holders, bona fide prospective investors in the Notes, bona fide market makers in the Notes affiliated with any Initial Purchaser and bona fide securities analysts (to the extent providing analysis of investment in the Notes) such information by (i) posting to its website (or the website of any direct or indirect parent of the Issuer or of a Subsidiary of Parent) or on IntraLinks or any comparable password-protected online data system, in each case, subject to the extensions provided for in clauses (1) and (2) of this Section 4.03(a), within 15 days after the time the Issuer would be required to provide such information pursuant to clause (1), (2) or (3) above, as applicable, or (ii) otherwise providing substantially comparable availability of such reports (as determined by the

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Issuer in good faith) (it being understood that, without limitation, making such reports available on Bloomberg or another comparable private electronic information service shall constitute substantially comparable availability).

(b)       Notwithstanding the foregoing, if Parent is not a reporting company under the Exchange Act (a) Parent will not be required to deliver any information, financial statements, certificates or reports required by (i) Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K or (ii) Regulation G or Item 10(e) of Regulation S-K promulgated by the Commission with respect to any non-GAAP financial measures contained therein, (b) such reports will not be required to contain financial information required by Rule 3-01(e), Rule 3-05, Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X (or any successor rules or regulations), (c) the information and reports referred to in clauses (1), (2) and (3) of Section 4.03(a) shall not be required to include any exhibits required by Item 15 of Form 10-K, Item 6 of Form 10-Q or Item 9.01 of Form 8-K (or any successor or comparable forms) or related rules under Regulation S-K, (d) such reports shall be subject to exceptions, exclusions and other differences consistent with the presentation of financial and other information in the Offering Memorandum and shall not be required to present compensation required by Item 402 of Regulation S-K or otherwise or beneficial ownership information, (e) no such report will be required to include as an exhibit, or to include a summary of the terms of, any employment or compensatory arrangement agreement, plan or understanding between Parent (or any direct or indirect parent of Parent or Subsidiary) and any director, manager or executive officer of Parent (or any direct or indirect parent of Parent or Subsidiary), (f) trade secrets and other proprietary information may be excluded from any disclosures, (g) such information will not be required to contain any “segment reporting” and (h) no such information or report will be required to include any disclosures on environmental, social and corporate governance data or “ESG reporting.”

(c)       Parent will be deemed to have furnished such reports referred to above to the Trustee and the Holders of the Notes and all other persons entitled to reports pursuant to this provision if Parent has (i) filed or furnished, as applicable, such reports or such other information with the Commission via the EDGAR (or successor) filing system and such reports are publicly available, or (ii) posted such reports or other information on Parent’s or the Issuer’s (or any direct or indirect parent of the Issuer or any Subsidiary of Parent’s) website. The Trustee will have no responsibility to determine whether such posting has occurred.

(d)       For so long as the Issuer has designated any of Subsidiaries of Parent as Unrestricted Subsidiaries, then the quarterly and annual financial information required to be provided by Section 4.03(a) will include a reasonably detailed summary presentation (which need not be audited or reviewed by the auditors), either on the face of the financial statements, in the footnotes thereto, in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section, of the financial condition and results of operations of Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Parent.

(e)       In addition, to the extent not satisfied by the foregoing, the Issuer will agree that, for so long as any Notes are outstanding, it will furnish to Holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision).

(f)       In the event that any direct or indirect parent company of Parent guarantees the notes (which shall be permitted, subject to compliance with this Indenture, at any time, at Parent’s sole discretion) or files or furnishes, as applicable, the reports or other information specified in the first paragraph of this covenant with the Commission, this Indenture will permit Parent to satisfy its obligations in this covenant with respect to the financial information relating to Parent by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Parent and its Restricted Subsidiaries on a standalone basis, on the other hand. Such parent shall not be considered a Guarantor by virtue of providing such guarantee, if applicable, which may be released at any time. The obligations under this Section 4.03(f) may be satisfied by having the applicable entity file or furnish, as applicable, reports or other information containing the information contemplated hereby within the timeframes contemplated hereunder with the Commission.

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(g)       In addition, notwithstanding the foregoing, the financial statements, information and other information and documents required to be provided as described in this Section 4.03 may be, rather than those of Parent, those of (a) any predecessor or successor of Parent or any entity meeting the requirements of clause (b)  of this Section 4.03 or (b) any Wholly Owned Subsidiary of Parent that, together with its consolidated Subsidiaries, constitutes substantially all of the assets of Parent and its consolidated Subsidiaries (“Qualified Reporting Subsidiary”); provided that, if the financial information so furnished relates to such Qualified Reporting Subsidiary, the same is accompanied by consolidating information, which may be posted to the website of Parent or the Issuer (or any Subsidiary) or on a non-public, password-protected website maintained by Parent, the Issuer or a third party, that explains in reasonable detail the differences between the information relating to such Qualified Reporting Subsidiary, on the one hand, and the information relating to Parent and its Restricted Subsidiaries on a standalone basis, on the other hand (which consolidating information may be substantially in the form of the table appearing in note (1) to “Summary Historical Consolidated Financial Information of CompoSecure and Other Data” section in the Offering Memorandum). For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited or reviewed by Parent’s independent accountants.

(h)       So long as Notes are outstanding, the Issuer will also:

(a)       within 15 Business Days after furnishing to the Trustee the annual and quarterly reports required by Sections 4.03(a)(1) and (2) hereof, use commercially reasonable efforts to hold (or cause Parent to hold) a conference call, at a time selected by the Issuer, to discuss such reports and the results of operations for the relevant reporting period (it being understood that any such call may be combined with any similar call held for any of Parent’s or the Issuer’s other lenders or security holders); and

(b)       post to Parent’s or the Issuer’s website (or the website of any Subsidiary of Parent) or on IntraLinks or any comparable password-protected online data system, which will require a confidentiality acknowledgment, prior to the date of the conference call required to be held in accordance with Section 4.03(h)(a) hereof, announcing the time and date of such conference call and either including all information necessary to access the call or informing holders, prospective investors, market makers affiliated with any Initial Purchaser and securities analysts how they can obtain such information, including, without limitation, the applicable password or other login information.

Any Person who requests or accesses such financial information required by this Section 4.03(h) will be required to represent to the Issuer (to the reasonable good faith satisfaction of the Issuer) that:

(1)                it is a Holder, a Beneficial Owner of the Notes, a bona fide prospective investor in the Notes or a bona fide market maker in the Notes affiliated with any Initial Purchaser or a bona fide securities analyst providing an analysis of investment in the Notes;

(2)                it will not use the information in violation of applicable securities laws or regulations;

(3)                it will keep such information confidential and will not communicate the information to any Person and not use such information in any manner intended to compete with the business of Parent and its Subsidiaries; and

(4)                it is not a Person (which includes such Person’s Affiliates) that (i) is principally engaged in a Permitted Business or (ii) derives a significant portion of its revenue from operating a Permitted Business.

Notwithstanding anything herein to the contrary, failure by the Issuer to comply with any of its obligations hereunder for purposes of Section 6.01(3) hereof will not constitute an Event of Default thereunder until 120 days after the receipt of the written notice delivered thereunder. To the extent any information is not provided within the time periods specified in this Section 4.03 hereof and such information is subsequently provided, the Issuer shall be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

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The delivery of any reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein as to which the Trustee is entitled to rely conclusively on Officer’s Certificates.

Section 4.04	Compliance Certificate.

(a)                 The Issuer shall deliver to the Trustee annually, within 120 days after the end of each fiscal year (beginning with the first full fiscal year ending after the Issue Date), an Officer’s Certificate stating that in the course of the performance by the signer of his or her duties as an Officer of the Issuer he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knew of any Default or Event of Default that occurred during such period (and, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer or Guarantors are taking or propose to take with respect thereto) and that to his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium on, if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuer or Guarantors are taking or propose to take with respect thereto.

(b)                 So long as any of the Notes are outstanding, the Issuer will deliver to the Trustee, within 30 days of any Officer of the Issuer becoming aware of any Default or Event of Default (unless such Default or Event of Default has been cured or waived during such 30-day period), an Officer’s Certificate specifying such Default or Event of Default, its status and what action the Issuer or the Guarantors are taking or propose to take with respect thereto.

Section 4.05	Taxes.

Parent and the Issuer will pay, and will cause each of their Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06	Stay, Extension and Usury Laws.

The Issuer and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; the Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07	Restricted Payments.

(a)                 Parent and the Issuer will not, nor will they permit any of the Restricted Subsidiaries to, directly or indirectly:

(1)                 declare or pay any dividend or make any other payment or distribution on account of Parent’s, the Issuer’s or any of their Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Parent, the Issuer or any of their Restricted Subsidiaries) (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Parent, the Issuer and other than dividends or distributions payable to Parent, the Issuer or a Restricted Subsidiary of Parent);

(2)                 purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Parent) any Equity Interests of Parent;

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(3)                 make any voluntary or optional payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness of Parent, the Issuer or any Guarantor in an outstanding aggregate principal amount greater than the greater of (x) $137.5 million and (y) 25.0% of Consolidated EBITDA, except any such payment on Indebtedness permitted under Section 4.09(b)(6) or (7) hereof and a payment of interest when due or principal at the Stated Maturity thereof or the purchase, redemption, repurchase, defeasance, acquisition or retirement for value of any such Indebtedness within 365 days of the Stated Maturity thereof; or

(4)                 make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) of this Section 4.07(a) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(x)       solely in the case of clause (z)(A) below, and only with respect to Restricted Payments under clauses (a)(1), (2) and (3) above, no Event of Default under clause (1), (2) or (7) of the definition thereof has occurred and is continuing;

(y)       the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of Ratio Debt; and

(z)       such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Parent, the Issuer or the Restricted Subsidiaries since the Issue Date (including Restricted Payments permitted by Section 4.07(b)(3) hereof and excluding Restricted Payments permitted by all other clauses of Section 4.07(b) hereof), is less than the sum, without duplication, of:

(A)        an amount (which may not be less than zero) equal to 50% of the Consolidated Net Income of Parent for the period (taken as one accounting period) from January 1, 2026 to the end of the most recently ended fiscal quarter for which internal financial statements of Parent are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B)        100% of the aggregate net proceeds, including cash and Fair Market Value of property other than cash (as determined in accordance with Section 4.07(c) hereof), received by Parent, the Issuer or any Restricted Subsidiary after the Issue Date as a contribution to its common equity capital (other than contributions made by Parent, the Issuer or any of their Restricted Subsidiaries) or from the issue or sale of Qualifying Equity Interests of Parent (excluding, without duplication, Designated Preferred Stock, the Cash Contribution Amount and Excluded Contributions) to any Person other than Parent, the Issuer or any of the Restricted Subsidiaries, or from the issue or sale of Disqualified Stock of Parent or debt securities of Parent to any Person other than Parent, the Issuer or any of the Restricted Subsidiaries, in each case that have been converted into or exchanged for Qualifying Equity Interests of Parent, as applicable (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of Parent); plus

(C)        100% of the aggregate amount of cash and the Fair Market Value of property other than cash (as determined in accordance with Section 4.07(c) hereof) received by Parent, the Issuer or a Restricted Subsidiary of Parent from (A) the sale or disposition (other than to Parent, the Issuer or the Restricted Subsidiaries) of Restricted Investments made after the Issue Date and from repurchases and redemptions of such Restricted Investments from Parent, the Issuer and their Restricted Subsidiaries by any Person (other than Parent, the Issuer or their Restricted Subsidiaries) and from repayments of loans or advances that constituted Restricted Investments made after the Issue Date; (B) the sale (other than to Parent, the Issuer and their Restricted Subsidiaries) of the Capital Stock of an Unrestricted Subsidiary; (C) a distribution or dividend from an Unrestricted Subsidiary, to the extent that such amounts were not otherwise included in

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the Consolidated Net Income of Parent for such period; and (D) any Restricted Investment that was made after the Issue Date in a Person that is not a Subsidiary at such time that subsequently becomes a Restricted Subsidiary of Parent; plus

(D)        in the event that any Unrestricted Subsidiary of Parent designated as such after the Issue Date is redesignated as a Restricted Subsidiary or has been merged or consolidated with or into or transfers or conveys its assets to, or is liquidated into, Parent, the Issuer or a Restricted Subsidiary of Parent, in each case after the Issue Date, an amount (which may not be less than zero) equal to 100% of the Fair Market Value of Parent’s Restricted Investment in such Subsidiary (as determined in accordance with Section 4.07(c) hereof) as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary constituted a Permitted Investment); plus

(E)        the greater of (x) $275.0 million and (y) 50.0% of Consolidated EBITDA; plus

(F)        the aggregate amount of Leverage Excess Proceeds; plus

(G)        the aggregate amount of Retained Declined Proceeds remaining upon consummation of an Asset Sale Offer.

(b)                 The provisions of Section 4.07(a) hereof will not prohibit:

(1)                 the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Parent to the Holders of its Equity Interests so long as Parent or a Restricted Subsidiary of Parent receives at least its pro rata share of such dividend or distribution;

(2)                 the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Parent) of, Equity Interests of Parent (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Parent; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of Section 4.07(a)(z)(B) hereof;

(3)                 the payment of any dividend or the consummation of any redemption within 90 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(4)                 the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of Parent, the Issuer or any Subsidiary Guarantor with the net cash proceeds of Refinancing Indebtedness;

(5)                 the repurchase, retirement or other acquisition for value of Equity Interests of Parent, the Issuer or any Restricted Subsidiary of Parent held by any future, present or former employee, officer, director, manager, consultant or independent contractor of Parent, the Issuer or any Subsidiary of Parent (or any such Person’s estates, heirs, family members, spouses or former spouses or permitted transferees) (including for all purposes of this clause (5), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor (or their estates, heirs, family members, spouses or former spouses or permitted transferees) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other similar agreement or arrangement); provided that the aggregate amounts paid under this

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clause (5) do not exceed the greater of (i) $68.75 million and (ii) 12.5% of Consolidated EBITDA in any calendar year (in each case, with unused amounts in any calendar year thereafter being permitted to be carried over for one or more succeeding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(a)       the cash proceeds received by Parent or any of its Restricted Subsidiaries from the sale of Qualifying Equity Interests of Parent, to any employee, officer, director, manager, consultant or independent contractor of Parent, the Issuer and their Restricted Subsidiaries; provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments pursuant to Section 4.07(a)(z) hereof; plus

(b)       the cash proceeds of key man life insurance policies received by Parent and its Restricted Subsidiaries after the Issue Date; plus

(c)       the amount of any cash bonuses otherwise payable to employees, officers, directors, managers, consultants or independent contractors of Parent or its Restricted Subsidiaries that are foregone in return for the receipt of Equity Interests; less

(d)       the amount of cash proceeds described in subclause (a), (b) or (c) of this Section 4.07(b)(5) previously used to make Restricted Payments pursuant to this Section 4.07(b)(5);

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by Sections 4.07(b)(5)(a), (b) and (c) hereof in any calendar year;

(6)                the repurchase of Equity Interests (i) deemed to occur upon the exercise of stock options, warrants or other similar stock-based awards to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other similar stock-based awards or (ii) in connection with a gross-up for tax withholding related to such Equity Interests;

(7)                the declaration and payment of dividends to holders of a class or series of Disqualified Stock of Parent, the Issuer or any Restricted Subsidiary or any preferred stock of any Restricted Subsidiary of Parent issued on or after the Issue Date in accordance with Section 4.09 hereof;

(8)                payments of cash, dividends, distributions, advances or other Restricted Payments by Parent, the Issuer or any of their Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares or upon the purchase, redemption or acquisition of fractional shares, including in connection with (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock or (iii) stock dividends, splits or combinations or business combinations;

(9)                Permitted Payments to any direct or indirect parent of Parent;

(10)             purchases of receivables pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Transaction and distributions or payments of Securitization Fees;

(11)             the declaration and payment of dividends on Parent’s common stock in an aggregate amount not to exceed in any fiscal year 7.0% of the Market Capitalization;

(12)             Restricted Payments that are made with Excluded Contributions;

(13)             any Restricted Payments in connection with the Transactions;

(14)             the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, Disqualified Stock or preferred stock of Parent, the Issuer and their

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Restricted Subsidiaries pursuant to provisions similar to those described in Section 4.10 and Section 4.14 hereof; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Issuer (or a third party to the extent permitted by this Indenture) has, to the extent required by this Indenture, made a Change of Control Offer, Alternate Offer or Asset Sale Offer, as the case may be, with respect to the Notes as a result of such Change of Control or Asset Sale, as the case may be, and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer, Alternate Offer or Asset Sale Offer, as the case may be;

(15)             the distribution, as a dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, or Indebtedness owed to Parent, the Issuer or a Restricted Subsidiary of Parent by, Unrestricted Subsidiaries (other than any Unrestricted Subsidiary whose principal assets consist of cash and Cash Equivalents to the extent such cash and Cash Equivalents were invested in such Unrestricted Subsidiary pursuant to an Investment made pursuant to this Section 4.07);

(16)             other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this Section 4.07(b)(16) not to exceed, at any one time outstanding, the greater of (x) $192.5 million and (y) 35.0% of Consolidated EBITDA;

(17)             to the extent constituting a Restricted Payment, any payment under the Tax Receivables Agreement;

(18)             the repayment of intercompany debt between or among Parent, the Issuer and any of their Restricted Subsidiaries;

(19)             payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a sale, consolidation, merger, amalgamation or transfer of all or substantially all of the assets of Parent, the Issuer and their Restricted Subsidiaries taken as a whole that complies with the terms of this Indenture, including Section 5.01 hereof;

(20)             the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; provided, however, that (a)(ⅰ) the Fixed Charge Coverage Ratio for Parent’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Designated Preferred Stock is issued, after giving effect to such issuance (and the payment of dividends or distributions) on a Pro Forma Basis, would have been at least 2.00 to 1.00 or, at the Issuer’s option, (ii) the Fixed Charge Coverage Ratio of Parent would be equal to or greater than the Fixed Charge Coverage Ratio in effect immediately prior to such issuance and (b) the aggregate amount of dividends declared and paid pursuant to this Section 4.07(b)(20) does not exceed the net cash proceeds actually received by Parent from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(21)             any Restricted Payment so long as immediately after giving effect to the making of such Restricted Payment, Parent’s Consolidated Total Debt Ratio would be no greater than 3.20 to 1.00 on a Pro Forma Basis;

(22)             purchases of minority interests in Restricted Subsidiaries that are not Wholly Owned Subsidiaries by Parent, the Issuer and the Guarantors; provided that the aggregate amount of such purchases, when added to the aggregate amount of permitted Investments in minority interests in Restricted Subsidiaries that are not Wholly Owned Subsidiaries by Parent, the Issuer and the Guarantors, shall not exceed the greater of (x) $27.5 million and (y) 5.0% of Consolidated EBITDA, at any one time outstanding; and

(23)             any payment in the minimum amount necessary to prevent any Indebtedness of Parent, the Issuer or any Guarantor from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code.

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(c)                 Other than as set forth under Section 1.05 hereof, the amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Parent, the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment or Investment meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (23) of Section 4.07(b) hereof or clauses (1) through (32) of the definition of “Permitted Investments” or is entitled to be incurred pursuant to Section 4.07(a) hereof, the Issuer will be entitled to classify, divide or reclassify such Restricted Payment or Investment (or portion thereof) on the date of its payment or date of determination or later reclassify such Restricted Payment or Investment (or portion thereof) in any manner that complies with this Section 4.07 or the definition of “Permitted Investments” as of each of the date of such reclassification and the date of the original Restricted Payment or Investment. If Parent, the Issuer or any of their Restricted Subsidiaries makes a Restricted Payment that, at the time of the making of such Restricted Payment, in the good faith determination of the Issuer, would be permitted under the requirements of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustment made in good faith to the Issuer’s financial statements.

(d)                Unrestricted Subsidiaries may use value transferred from Parent and its Restricted Subsidiaries in a Permitted Investment to purchase or otherwise acquire Indebtedness or Capital Stock of the Issuer, Parent or any of their Restricted Subsidiaries, and to transfer value to the holders of the Capital Stock of the Parent or any Restricted Subsidiary or any indirect parent of Parent and to Affiliates thereof, and such purchase, acquisition, or transfer will not be deemed to be a “direct or indirect” action by Parent or its Restricted Subsidiaries.

(e)       Notwithstanding anything in this Indenture to the contrary, unless the Issuer elects otherwise, if, on any date, Parent, the Issuer or any of their Restricted Subsidiaries in connection with any transaction or series of related transactions (A) makes a Restricted Payment or Investment as permitted by a ratio-based or ratio-referent clause or provision and (B) makes a Restricted Payment or Investment under a non-ratio-based or non-ratio-referent clause or provision, then the applicable ratio will be calculated on such date with respect to any incurrence under the applicable ratio-based or ratio-referent clause or provision without giving effect to the incurrence under such non-ratio-based or non-ratio-referent clause or provision made in connection with such transaction or series of related transactions.

Section 4.08	Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)                 Parent and the Issuer will not, and will not permit any of the Restricted Subsidiaries of Parent that are not Guarantors to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to:

(1)                pay dividends or make any other distributions on its Capital Stock to Parent, the Issuer or any of their Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Parent, the Issuer or any of their Restricted Subsidiaries;

(2)                make loans or advances to Parent, the Issuer or any of their Restricted Subsidiaries; or

(3)                sell, lease or transfer any of its properties or assets to Parent, the Issuer or any of their Restricted Subsidiaries.

(b)                The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1)                contractual encumbrances or restrictions of Parent, the Issuer or any of their Restricted Subsidiaries (i) in effect on the Issue Date or (ii) pursuant to the New Credit Agreement and other documents relating to the New Credit Agreement, related swap contracts and Indebtedness permitted pursuant to Section 4.09(b)(2) hereof;

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(2)                this Indenture, the Notes and the Note Guarantees (and any Additional Notes and related guarantees), the Security Documents and the Intercreditor Agreements and any other documents relating to this Indenture;

(3)                agreements governing other Indebtedness, Disqualified Stock or preferred stock permitted to be incurred under the provisions of Section 4.09 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein either (i) are not materially more restrictive than those contained in agreements governing Indebtedness in effect on the Issue Date, or (ii) are not materially more disadvantageous to Holders of the Notes than is customary in comparable financings (as determined by the Issuer in good faith, which determination shall be conclusive) and in the case of subclause (ii) either (x) the Issuer determines (in good faith) that such encumbrance or restriction will not affect the Issuer’s ability to make principal or interest payments on the Notes or (y) such encumbrances or restrictions apply only during the continuance of a default in respect of payment or a financial maintenance covenant relating to such Indebtedness;

(4)                applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(5)                any instrument of a Person acquired by, or merged, amalgamated or consolidated with or into, Parent, the Issuer or any of the Restricted Subsidiaries as in effect at the time of such acquisition, at the time it merges with or into the Issuer or any Restricted Subsidiary (except to the extent such instrument was entered into in connection with or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired or designated; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(6)                customary non-assignment or sub-letting provisions in contracts, leases, sub-leases, licenses and sub-licenses entered into in the ordinary course of business;

(7)                purchase money obligations, mortgage financings and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of Section 4.08(a) hereof;

(8)                contracts for the sale or other disposition of Capital Stock or assets, including any agreement for the sale or other disposition of a Restricted Subsidiary of all or substantially all of the assets of such Restricted Subsidiary in compliance with the terms of this Indenture that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(9)                Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)             Secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 hereof and Liens permitted to be incurred pursuant to the provisions of Section 4.12 hereof;

(11)             provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, shareholders agreements, limited liability company organizational documents and other similar agreements (including agreements entered into in connection with a Permitted Investment or pursuant to Section 4.07 hereof), which limitation is applicable only to the assets that are the subject of such agreements;

(12)             restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

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(13)             customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(14)             any Restricted Payments that do not violate Section 4.07 hereof and any Permitted Investment;

(15)             any encumbrance or restriction of a Securitization Entity effected in connection with a Qualified Securitization Transaction; provided, however, that such restrictions apply only to such Securitization Entity;

(16)             other Indebtedness, Disqualified Stock or preferred stock of Non-Guarantor Subsidiaries that is incurred or issued subsequent to the Issue Date pursuant to Section 4.09 hereof;

(17)             any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to or entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary of Parent; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary of Parent and any such encumbrance or restriction does not extend to any assets or property of the Issuer of any Restricted Subsidiary other than the assets and property of such Unrestricted Subsidiary;

(18)             provisions with respect to the receipt of a rebate on an operating lease until all obligations due to a lessor on other operating leases are satisfied or other customary restrictions in respect of assets or contract rights acquired by a Restricted Subsidiary of Parent in connection with a Sale/Leaseback Transaction;

(19)             encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Parent, the Issuer or any Restricted Subsidiary of Parent or the ability of Parent, the Issuer or such Restricted Subsidiary to realize such value, or to make any distributions relating to such property or assets in each case in any material respect; and

(20)             any encumbrances or restrictions of the type referred to in Sections 4.08(a)(1), (2) and (3) hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (19) above; provided that such encumbrances or restrictions imposed by such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive as a whole than those existing prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 4.08, (i) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on ordinary shares shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to Parent, the Issuer or a Restricted Subsidiary of Parent to other Indebtedness incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.09	Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock.

(a)                 Parent and the Issuer will not, and nor will they permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Parent and the Issuer will not issue any Disqualified Stock and will not permit (a) any of their Restricted Subsidiaries to issue any shares of Disqualified Stock or (b) any Non-Guarantor Subsidiaries to issue any shares of preferred stock; provided, however, that Parent, the Issuer and any Restricted Subsidiary of Parent may incur

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Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Non-Guarantor Subsidiary of the Issuer may issue shares of preferred stock, if (1)(x) the Fixed Charge Coverage Ratio for Parent’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued or the date of determination, as the case may be, would have been at least 2.00 to 1.00 or, at the Issuer’s option, (y) if such Indebtedness is incurred in connection with an acquisition or similar Investment, the Fixed Charge Coverage Ratio of Parent would be equal to or greater than the Fixed Charge Coverage Ratio in effect immediately prior to such incurrence or (2)(x) the Consolidated Total Debt Ratio for Parent and its Restricted Subsidiaries, calculated as of the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued or the date of determination, as the case may be, would have been less than or equal to 4.75 to 1.00 or, at the Issuer’s option, (y) if such Indebtedness is incurred in connection with an acquisition or similar Investment, the Consolidated Total Debt Ratio of Parent would be equal to or less than the Consolidated Total Debt Ratio in effect immediately prior to such incurrence (such Indebtedness, Disqualified Stock or preferred stock incurred or issued pursuant to subclause (1) or (2), “Ratio Debt”); provided that the aggregate principal amount of Indebtedness that may be incurred by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of (x) $275.0 million and (y) 50.0% of Consolidated EBITDA at any one time outstanding, including all Indebtedness incurred or Disqualified Stock or preferred stock issued to Refinance any Indebtedness incurred or Disqualified Stock or preferred stock issued pursuant to this Section 4.09(a).

(b)                The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1)                the incurrence by Parent, the Issuer or their Restricted Subsidiaries of Indebtedness or Disqualified Stock or the issuance by its Non-Guarantor Subsidiaries of preferred stock under any Credit Agreement, the guarantees thereof and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount or liquidation preference, if applicable, at any one time outstanding, not to exceed the sum of all of the following amounts (a) $1,200.0 million plus (b) $400.0 million plus (c) the Cash Capped Grower Amount plus (d) the Ratio Incremental Amount plus, in the case of any Refinancing of any Indebtedness permitted under this clause (1) or any portion thereof, any Additional Refinancing Amount; provided that any calculation under subclause (d) will give pro forma effect to the incurrence of Indebtedness or issuance of Disqualified Stock or preferred stock on such date under subclause (a) (other than, in each case, any Basket Reduction Amount Indebtedness) but not to any other incurrence of Indebtedness, issuance of Disqualified Stock or preferred stock on such date in reliance on any non-ratio-based basket set forth in this Indenture, including under this clause (1); provided, further that any Indebtedness incurred under this clause (1) (other than Basket Reduction Amount Indebtedness) shall be required to first be incurred against availability under subclause (a) of this clause (1) prior to being incurred against availability under any other subclause of this clause (1);

(2)                Indebtedness of Parent, the Issuer and their Restricted Subsidiaries existing on Issue Date immediately after giving effect to the Refinancing Transactions (excluding Indebtedness described in Sections 4.09(b)(1) and (3));

(3)                the incurrence by Parent, the Issuer and its Restricted Subsidiaries (including any future Guarantors) of Indebtedness represented by the Initial Notes issued on the Issue Date and the Note Guarantees;

(4)                Indebtedness, Disqualified Stock or preferred stock incurred by Parent, the Issuer or any of their Restricted Subsidiaries, including Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (including such Indebtedness as lessee or guarantor), in each case, incurred for the purpose of financing all or any part of the acquisition, lease or cost of design, construction, installation, repair, replacement or improvement of property, plant or equipment used or useful in a Permitted Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount or liquidation preference, including all Indebtedness incurred or Disqualified Stock or preferred stock issued, to Refinance (as defined below) any

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Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (x) $192.5 million and (y) 35.0% of Consolidated EBITDA, at any one time outstanding, plus, in the case of any Refinancing of any Indebtedness, Disqualified Stock or preferred stock permitted under this clause (4) or any portion thereof, Additional Refinancing Amounts (it being understood that any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (4) shall cease to be deemed incurred or outstanding pursuant to this clause (4) but shall be deemed incurred and outstanding as Ratio Debt from and after the first date on which Parent, the Issuer or such Restricted Subsidiary, as the case may be, could have incurred such Indebtedness or issued such Disqualified Stock or preferred stock as Ratio Debt);

(5)                the incurrence by Parent, the Issuer or any of their Restricted Subsidiaries of Indebtedness or Disqualified Stock or preferred stock of Parent, the Issuer or a Restricted Subsidiary that serves to refund, refinance, replace, redeem, repurchase, retire, discharge or defease (collectively, “Refinance”), and is in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than, Indebtedness incurred or Disqualified Stock or preferred stock issued as Ratio Debt or permitted under clause (2), (3), this clause (5), (13) or (17) of this Section 4.09(b) or subclause (y) of each of clause (4), (12)(a), (12)(b), (21), (24), (28), (33), (34) or (35) of this Section 4.09(b) (provided that any amounts incurred under this Section 4.09(b)(5) as Refinancing Indebtedness of subclause (y) of Section 4.09(b)(4), (12)(a), (12)(b), (21), (24), (28), (33), (34) or (35) shall reduce the amount available under such clauses so long as such Refinancing Indebtedness remains outstanding) or any Indebtedness incurred or Disqualified Stock or preferred stock issued to so Refinance such Indebtedness, Disqualified Stock or preferred stock, plus any Additional Refinancing Amount (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a)       has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refunded, refinanced, replaced, redeemed, repurchased or retired;

(b)       has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(c)       to the extent that such Refinancing Indebtedness Refinances (i) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness, or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness is Disqualified Stock or preferred stock, respectively; and

(d)       shall not include (x) Indebtedness, Disqualified Stock or preferred stock of a Non-Guarantor Subsidiary that Refinances Indebtedness, Disqualified Stock or preferred stock of Parent, the Issuer or a Subsidiary Guarantor, or (y) Indebtedness or Disqualified Stock of Parent or the Issuer or Indebtedness, Disqualified Stock or preferred stock of a Restricted Subsidiary that Refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;

provided that the limitations set forth in subclauses (a) and (b) above shall not apply to (i) Refinancing Indebtedness incurred to Refinance any Secured Indebtedness or (ii) Refinancing Indebtedness in an aggregate principal amount or liquidation preference outstanding not to exceed the greater of (x) $550.0 million and (y) 100.0% of Consolidated EBITDA;

(6)                the incurrence by Parent, the Issuer or any of their Restricted Subsidiaries of intercompany Indebtedness and cash management pooling obligations and arrangements between or among Parent, the Issuer and any of their Restricted Subsidiaries; provided, however, that:

(A)        if the Issuer or any Guarantor is the obligor on such Indebtedness (other than cash management pooling obligations and arrangements and Indebtedness for tax planning purposes) and the payee is not the Issuer or a Guarantor, such Indebtedness must be unsecured and

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expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Issuer, or the Note Guarantee, in the case of a Guarantor; and

(B)        (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Parent, the Issuer or a Restricted Subsidiary of Parent and (ii) any sale or other transfer of any such Indebtedness to a Person that is not Parent, the Issuer or a Restricted Subsidiary of Parent will be deemed, in each case, to constitute an issuance of such Indebtedness by Parent, the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this Section 4.09(b)(6);

(7)                the issuance by any of Parent’s Restricted Subsidiaries to Parent, the Issuer or to any other Restricted Subsidiary of Parent of shares of preferred stock; provided, however, that:

(A)        any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Parent, the Issuer or a Restricted Subsidiary of Parent; and

(B)        any sale or other transfer of any such preferred stock to a Person that is not Parent, the Issuer or a Restricted Subsidiary of Parent will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this Section 4.09(b)(7);

(8)                the incurrence by Parent, the Issuer or any of Parent’s Restricted Subsidiaries of Hedging Obligations or Treasury Management Arrangement in the ordinary course of business and not for speculative purposes;

(9)                (a) the guarantee by Parent, the Issuer or any Restricted Subsidiary of Parent of Indebtedness and cash management pooling obligations and arrangements of Parent, the Issuer or a Restricted Subsidiary of Parent, in each case of this clause (9)(a), to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed and (b) guarantees made by Restricted Subsidiaries of Parent acquired pursuant to a Permitted Investment of Indebtedness acquired or assumed pursuant thereto in accordance with this Section 4.09, or any Refinancing thereof pursuant to this Section 4.09; provided that such guarantees may only be made by Restricted Subsidiaries who were guarantors of the Indebtedness originally acquired or assumed pursuant to this Section 4.09 at the time of the consummation of the Permitted Investment to which such Indebtedness relates;

(10)             the incurrence by Parent, the Issuer or any of Parent’s Restricted Subsidiaries of Indebtedness in respect of letters of credit, bank guarantees, workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, contracts (including trade contracts and government contracts), tenders, financial assurances, bankers’ acceptances, guarantees, performance, bid, surety, statutory, stay, appeal, judgment, replevin, completion, export or import, indemnities, customs, revenue bonds or similar instruments in the ordinary course of business, including guarantees or obligations with respect thereto (in each case other than for an obligation for money borrowed);

(11)             the incurrence by Parent, the Issuer or any of Parent’s Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;

(12)             (a) the incurrence by Non-Guarantor Subsidiaries of Indebtedness or the issuance by Non-Guarantor Subsidiaries of Disqualified Stock or preferred stock in an aggregate principal amount or liquidation preference, as applicable, pursuant to this Section 4.09(b)(12)(a), including all Indebtedness of

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Non-Guarantor Subsidiaries incurred or Disqualified Stock or preferred stock of Non-Guarantor Subsidiaries issued to Refinance any Indebtedness incurred pursuant to this Section 4.09(b)(12)(a), not to exceed the greater of (x) $137.5 million and (y) 25.0% of Consolidated EBITDA, at any one time outstanding, plus in the case of any Refinancing of any Indebtedness, Disqualified Stock or preferred stock permitted under this Section 4.09(b)(12)(a) or any portion thereof, Additional Refinancing Amounts and (b) the incurrence by Non-Guarantor Subsidiaries of Indebtedness arising from secured local lines of credit in an aggregate principal amount pursuant to this Section 4.09(b)(12)(b), including all Indebtedness of Non-Guarantor Subsidiaries incurred to Refinance any Indebtedness incurred pursuant to this Section 4.09(b)(12)(b), not to exceed the greater of (x) $110.0 million and (y) 20.0% of Consolidated EBITDA, at any one time outstanding, plus, in the case of any Refinancing of any Indebtedness permitted under this Section 4.09(b)(12)(b) or any portion thereof, Additional Refinancing Amounts (it being understood that any Indebtedness incurred or Disqualified Stock or preferred stock issued pursuant to this Section 4.09(b)(12) shall cease to be deemed incurred, issued or outstanding pursuant to this Section 4.09(b)(12) but shall be deemed incurred or issued and outstanding as Ratio Debt from and after the first date on which such Non-Guarantor Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or preferred stock as Ratio Debt (to the extent such Non-Guarantor Subsidiary is able to incur any Liens related thereto as Liens permitted under Section 4.12 and Permitted Liens after such reclassification));

(13)             (a) Indebtedness, Disqualified Stock or preferred stock of (i) Parent, the Issuer or any of their Restricted Subsidiaries incurred or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person (including any merger, consolidation or amalgamation of such Person with Parent, the Issuer or any of the Restricted Subsidiaries) and (ii) any Person that is acquired by Parent, the Issuer or any of their Restricted Subsidiaries or merged into or consolidated or amalgamated with Parent, the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture, (b) Indebtedness, Disqualified Stock or preferred stock incurred or assumed in anticipation of an acquisition of any assets, business or Person and (c) Acquired Debt (other than Indebtedness incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by Parent or a Restricted Subsidiary) (provided that the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger, amalgamation or consolidation); provided, however, that, in each case of clauses (a) and (b), after giving effect to such acquisition, merger, consolidation or amalgamation and the incurrence of such Indebtedness, the Issuer would be permitted to incur at least $1.00 of additional Indebtedness as Ratio Debt;

(14)             the incurrence by Parent, the Issuer or any of their Restricted Subsidiaries of Indebtedness arising from agreements providing for contingent or deferred payments (including, without limitation, indemnification, payments, adjustments of purchase or acquisition price, earn outs, noncompetes, consulting payments and similar obligations) incurred in connection with any acquisition or disposition of any business, assets or Restricted Subsidiary of Parent or other Investment (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary or making such other Investment for the purpose of financing such transaction);

(15)             the incurrence by Parent, the Issuer or any of their Restricted Subsidiaries of Indebtedness arising in connection with endorsement of instruments for collection or deposit (including customary Treasury Management Arrangements) in the ordinary course of business;

(16)             the incurrence by Parent, the Issuer or any of their Restricted Subsidiaries of Indebtedness in the ordinary course of business to finance insurance premiums or take-or-pay obligations contained in supply arrangements;

(17)             Contribution Indebtedness; provided that any Indebtedness of Parent, the Issuer or any Restricted Subsidiary of Parent incurred pursuant to this Section 4.09(b)(17) shall cease to be deemed incurred or outstanding for purposes of this Section 4.09(b)(17) but shall be deemed incurred for purposes of Section 4.09(a) hereof from and after the first date on which Parent, the Issuer or any Restricted

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Subsidiary of Parent could have incurred such Indebtedness as Ratio Debt without reliance on this Section 4.09(b)(17);

(18)             Indebtedness or Disqualified Stock of Parent, the Issuer or any of their Restricted Subsidiaries or preferred stock of any Non-Guarantor Subsidiary, whereby any of the proceeds are or will be applied to defease or discharge the Notes in accordance with Article 8 or 11 hereof;

(19)             take-or-pay obligations contained in supply arrangements entered into by Parent, the Issuer or a Restricted Subsidiary of Parent in the ordinary course of business;

(20)             Indebtedness related to unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(21)             the incurrence by Parent, the Issuer or any of their Restricted Subsidiaries of additional Indebtedness or the issuance by Parent, the Issuer or any of their Restricted Subsidiaries of Disqualified Stock or the issuance by any Restricted Subsidiary of preferred stock in an aggregate principal amount (or accreted value, as applicable) or liquidation preference at any time outstanding, including all Indebtedness incurred or Disqualified Stock or preferred stock issued to Refinance any Indebtedness incurred or Disqualified Stock or preferred stock issued pursuant to this clause (21), not to exceed the greater of (x) $275.0 million and (y) 50.0% of Consolidated EBITDA, at any one time outstanding, plus in the case of any Refinancing of any Indebtedness permitted under this clause or any portion thereof, Additional Refinancing Amounts; provided that any Indebtedness of Parent, the Issuer or any Restricted Subsidiary of Parent incurred and any Disqualified Stock or preferred stock issued pursuant to this clause (21) shall cease to be deemed incurred or outstanding for purposes of this clause (21) but shall be deemed incurred or issued, as applicable, for purposes of Section 4.09(a) from and after the first date on which the Issuer or any Restricted Subsidiary of Parent could have incurred such Indebtedness or issued such Disqualified Stock or preferred stock as Ratio Debt without reliance on this clause (21);

(22)             Indebtedness of Parent, the Issuer or any of their Restricted Subsidiaries supported by a letter of credit or bank guarantee issued pursuant to any Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit;

(23)             Indebtedness, Disqualified Stock or preferred stock incurred by Parent, the Issuer or any Restricted Subsidiary to future, current or former employees, officers, directors, managers, consultants and independent contractors thereof, or their respective estates, heirs, family members, spouses or former spouses or permitted transferees, in each case to finance the purchase or redemption of Equity Interests of Parent to the extent permitted under Section 4.07 hereof;

(24)             the incurrence by Parent, the Issuer or any of their Restricted Subsidiaries of Indebtedness incurred or Disqualified Stock or preferred stock issued in connection with, or representing Guarantees of Indebtedness incurred or Disqualified Stock or preferred stock issued in connection with, joint ventures; provided that the aggregate principal amount of Indebtedness incurred or guaranteed or Disqualified Stock or preferred stock issued or guaranteed pursuant to this Section 4.09(b)(24), including all Indebtedness incurred or Disqualified Stock or preferred stock issued to Refinance any Indebtedness incurred or Disqualified Stock or preferred stock issued pursuant to this Section 4.09(b)(24), does not exceed the greater of (x) $82.5 million and (y) 15.0% of Consolidated EBITDA at any one time outstanding, plus, in the case of any Refinancing of any Indebtedness, Disqualified Stock or preferred stock permitted under this Section 4.09(b)(24) or any portion thereof, Additional Refinancing Amounts (it being understood that any Indebtedness incurred or Disqualified Stock or preferred stock issued pursuant to this Section 4.09(b)(24) shall cease to be deemed incurred, issued or outstanding pursuant to this Section 4.09(b)(24) but shall be deemed incurred or issued and outstanding as Ratio Debt from and after the first date on which Parent or its Restricted Subsidiary, as the case may be, could have incurred or guaranteed such Indebtedness or issued or guaranteed such Disqualified Stock or preferred stock as Ratio Debt (to the extent Parent or such Restricted Subsidiary is able to incur any Liens related thereto as Liens permitted under Section 4.12 and Permitted Liens after such reclassification));

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(25)             Indebtedness, Disqualified Stock or preferred stock consisting of obligations of Parent, the Issuer or any Restricted Subsidiary under deferred purchase price adjustments, deferred compensation or other similar arrangements incurred by such Person in connection with any Permitted Investment;

(26)             (i) guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners and (ii) Indebtedness incurred by Parent, the Issuer or any of their Restricted Subsidiaries as a result of leases entered into by Parent, the Issuer or such Restricted Subsidiary in the ordinary course of business;

(27)             Indebtedness incurred by a Securitization Entity in a Qualified Securitization Transaction that is not recourse to Parent, the Issuer or any Restricted Subsidiary other than a Securitization Entity (except for Standard Securitization Undertakings);

(28)             Indebtedness, Disqualified Stock or preferred stock of Parent, the Issuer or any of their Restricted Subsidiaries incurred to finance or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person, including all Indebtedness incurred or Disqualified Stock or preferred stock issued to Refinance any Indebtedness incurred or Disqualified Stock or preferred stock issued pursuant to this Section 4.09(b)(28), in an aggregate principal amount or liquidation preference that does not exceed the greater of (x) $187.0 million and (y) 34.0% of Consolidated EBITDA, at any one time outstanding (it being understood that any Indebtedness incurred or Disqualified Stock or preferred stock issued pursuant to this Section 4.09(b)(28) shall cease to be deemed incurred, issued or outstanding pursuant to this Section 4.09(b)(28) but shall be deemed incurred or issued and outstanding as Ratio Debt from and after the first date on which Parent or its Restricted Subsidiary, as the case may be, could have incurred such Indebtedness or issued such Disqualified Stock or preferred stock as Ratio Debt (to the extent the Issuer or such Restricted Subsidiary is able to incur any Liens related thereto as Liens permitted under Section 4.12 and Permitted Liens after such reclassification)), plus, in the case of any Refinancing of any Indebtedness, Disqualified Stock or preferred stock permitted under this Section 4.09(b)(28) or any portion thereof, Additional Refinancing Amounts;

(29)             Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and other similar services in connection with cash management and deposit accounts and Indebtedness in connection with the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(30)             to the extent constituting Indebtedness, any Indebtedness in respect of payments to minority shareholders pursuant to appraisal or dissenters’ rights with respect to shares in Parent or any acquired entity or business held by such shareholders immediately prior to the Issue Date or any acquisition, as applicable

(31)             guarantees of Indebtedness of directors, officers and employees of Parent, the Issuer or any of their Restricted Subsidiaries in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes

(32)             (i) severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former officers, employees and directors of Parent, the Issuer or their Restricted Subsidiaries incurred in the ordinary course of business and (ii) Indebtedness representing deferred compensation or stock-based compensation to current and former officers, employees and directors of Parent, the Issuer and their Restricted Subsidiaries

(33)             Indebtedness arising out of Sale/Leaseback Transactions that are not prohibited by this Indenture not to exceed, at any one time outstanding, the greater of (x) $137.5 million and (y) 25.0% of Consolidated EBITDA, plus, in the case of any Refinancing of any Indebtedness permitted under this Section 4.09(b)(33) or any portion thereof, Additional Refinancing Amounts (it being understood that any Indebtedness incurred or Disqualified Stock or preferred stock issued pursuant to this Section 4.09(b)(33)

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shall cease to be deemed incurred, issued or outstanding pursuant to this Section 4.09(b)(33) but shall be deemed incurred or issued and outstanding as Ratio Debt from and after the first date on which Parent or its Restricted Subsidiary, as the case may be, could have incurred or guaranteed such Indebtedness or issued or guaranteed such Disqualified Stock or preferred stock as Ratio Debt (to the extent Parent or such Restricted Subsidiary is able to incur any Liens related thereto as Liens permitted under Section 4.12 and Permitted Liens after such reclassification))

(34)             Indebtedness of Parent, the Issuer or any Guarantor in the form of ESG (environmental, social and corporate governance) bonds, “green” bonds or any similarly earmarked Indebtedness in an aggregate principal amount, including all Indebtedness incurred to Refinance any Indebtedness incurred pursuant to this Section 4.09(b)(34), not to exceed the greater of (x) $100.0 million and (y) 18.0% of Consolidated EBITDA, at any time outstanding, plus, in the case of any Refinancing of any Indebtedness permitted under this Section 4.09(b)(34) or any portion thereof, Additional Refinancing Amounts (it being understood that any Indebtedness incurred or Disqualified Stock or preferred stock issued pursuant to this Section 4.09(b)(34) shall cease to be deemed incurred, issued or outstanding pursuant to this Section 4.09(b)(34) but shall be deemed incurred or issued and outstanding as Ratio Debt from and after the first date on which Parent or its Restricted Subsidiary, as the case may be, could have incurred or guaranteed such Indebtedness or issued or guaranteed such Disqualified Stock or preferred stock as Ratio Debt (to the extent the Issuer or such Restricted Subsidiary is able to incur any Liens related thereto as Liens permitted under Section 4.12 and Permitted Liens after such reclassification));

(35)             Indebtedness or Disqualified Stock of Parent, the Issuer or any Restricted Subsidiary and preferred stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference at the time of Incurrence that does not exceed the Available RP Capacity Amount at such time (provided that the aggregate principal amount or liquidation preference of any Indebtedness, Disqualified Stock and preferred stock outstanding under this clause (35), together with the aggregate principal amount or liquidation preference of all Refinancing Indebtedness in respect thereof Incurred and then outstanding pursuant to clause (5) above, shall also be deemed to be a Restricted Payment under the appropriate clause under this Section 4.07 solely for purposes of determining capacity thereunder) (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount); and

(36)             all premiums (if any), interest (including post-petition interest and interest paid-in-kind), fees, expenses, charges and additional or contingent interest on obligations described in Sections 4.09(b)(1) through (35) above.

(c)                 Parent and the Issuer will not incur, and nor will they permit any Guarantor to incur, any Indebtedness (other than Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Parent, the Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Parent, the Issuer or any Restricted Subsidiary solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

(d)                For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness or any Disqualified Stock or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (36) above, or is entitled to be incurred or issued as Ratio Debt pursuant to Section 4.09(a) hereof, the Issuer will be permitted to classify, divide or reclassify such item of Indebtedness or Disqualified Stock or preferred stock on the date of determination or its incurrence or issuance, or later reclassify all or a portion of such item of Indebtedness or Disqualified Stock or preferred stock, in any manner that complies with this Section 4.09; provided that Indebtedness in respect of the New Term Loan Facility outstanding on the Issue Date will be deemed to have been incurred in reliance on the exception provided by clause (1)(a) of the definition of “Permitted Debt” and may not be reclassified. The accrual of interest or dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of

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additional shares of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Section 4.09 or Section 4.12 hereof; provided, in each such case, that the amount thereof shall be included in Fixed Charges of the Issuer or Parent, as applicable, as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness or the issuance of Disqualified Stock or preferred stock, the U.S. dollar-equivalent principal amount of Indebtedness or the liquidation preference of Disqualified Stock or preferred stock denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving or delayed draw Indebtedness, or first issued, in the case of Disqualified Stock or preferred stock, or, in each case, at the option of the borrower or issuer of such Indebtedness, Disqualified Stock or preferred stock, the date on which the rate of interest and other pricing terms of such Indebtedness, Disqualified Stock or preferred stock are determined or the date of determination; provided that if such Indebtedness, Disqualified Stock or preferred stock is Indebtedness incurred or Disqualified Stock or preferred stock issued to Refinance other Indebtedness, Disqualified Stock or preferred stock denominated in a foreign currency (or in a different currency from such Indebtedness so being incurred or Disqualified Stock or preferred stock being issued), and such Refinancing would cause the applicable clauses of the definition of “Permitted Debt” (or categories of Liens permitted under Section 4.12 and Permitted Liens) measured by a dollar amount or by reference to a percentage of Consolidated EBITDA to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such clauses of the definition of “Permitted Debt” (or categories of Liens permitted under Section 4.12 and Permitted Liens) measured by a dollar amount or by reference to a percentage of Consolidated EBITDA shall be deemed not to have been exceeded so long as the principal amount of such Indebtedness or liquidation preference of such Disqualified Stock or preferred stock does not exceed (i) the outstanding or, in the case of revolving Indebtedness, committed, principal amount of such Indebtedness or the liquidation preference of such Disqualified Stock or preferred stock being Refinanced plus (ii) the aggregate amount of Additional Refinancing Amounts incurred or payable in connection with such Refinancing. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness, Disqualified Stock or preferred stock that Parent, the Issuer or any Restricted Subsidiary of Parent may incur or issue pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(e)                 For purposes of calculating any ratio-based or ratio-referent basket, with respect to any revolving Indebtedness, delayed draw facility or other committed debt financing incurred under such ratio-based or ratio-referent basket, the Issuer may elect (which election may not be changed with respect to such Indebtedness), at any time, to either (x) give pro forma effect to the incurrence of the entire committed amount of such Indebtedness, in which case such committed amount may thereafter be borrowed or reborrowed, in whole or in part, from time to time, without further compliance with any ratio-based or ratio-referent component of any provision of this Indenture, or (y) give pro forma effect to the incurrence of the actual amount drawn under such revolving Indebtedness, delayed draw facility or other committed debt financing, in which case, the ability to incur the amounts committed to under such Indebtedness will be subject to such ratio-based or ratio-referent basket (to the extent being incurred pursuant to such ratio) at the time of each such incurrence. For purposes of determining compliance with, and the outstanding principal amount or liquidation preference, as applicable, of any particular Indebtedness incurred or Disqualified Stock or preferred stock issued pursuant to and in compliance with, this Section 4.09, (i) if any commitments in respect of revolving or deferred draw Indebtedness are established in reliance on any clause of the definition of “Permitted Debt” measured by reference to a percentage of Consolidated EBITDA, at the Issuer’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness after giving pro forma effect to the incurrence of the entire committed amount of such Indebtedness (such committed amount, a “Grower Tested Committed Amount”) may thereafter be borrowed and reborrowed, in whole or in part, from time to time, irrespective of whether or not such incurrence would cause such percentage of Consolidated EBITDA to be exceeded and such Grower Tested Committed Amount shall be deemed outstanding pursuant to such basket so long as such commitments are in effect and (ii) if any Indebtedness is incurred or any Disqualified Stock or preferred stock is issued to Refinance Indebtedness (or unutilized commitments in respect of Indebtedness) initially incurred (or established) or Disqualified Stock or preferred stock issued (or to Refinance Indebtedness incurred (or commitments established) or Disqualified Stock or preferred stock issued) to Refinance Indebtedness initially incurred (or commitments initially established) or Disqualified Stock or preferred stock initially issued in reliance on any clause or clauses of the definition of “Permitted Debt” measured by reference to a percentage of Consolidated EBITDA or a ratio-based or ratio-referent

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basket at the time of incurrence or issuance, and such Refinancing would cause such percentage of Consolidated EBITDA to be exceeded or ratio to be unmet if calculated on the date of such Refinancing or date of determination, such percentage of Consolidated EBITDA or ratio shall not be deemed to be exceeded or unmet (and such Indebtedness, Disqualified Stock or preferred stock shall be deemed permitted) so long as the principal amount or the liquidation preference of such Indebtedness, Disqualified Stock or preferred stock does not exceed an amount equal to the principal amount or liquidation preference of such Indebtedness, Disqualified Stock or preferred stock being Refinanced, plus Additional Refinancing Amounts in connection with such Refinancing.

(f)                  Notwithstanding anything in this Indenture to the contrary (but subject to clause (1) of Section 4.09(b) with respect to any calculation of Indebtedness permitted under clause (1)(d) of Section 4.09(b)), unless the Issuer elects otherwise, if, on any date, Parent, the Issuer or any of their Restricted Subsidiaries in connection with any transaction or series of related transactions (A) incurs Indebtedness or issues Disqualified Stock or preferred stock as permitted by a ratio-based or ratio-referent clause or provision and (B) incurs Indebtedness or issues Disqualified Stock or preferred stock under a non-ratio-based or non-ratio-referent clause or provision, then the applicable ratio will be calculated on such date with respect to any incurrence under the applicable ratio-based or ratio-referent clause or provision without giving effect to the incurrence under such non-ratio-based or non-ratio-referent clause or provision made in connection with such transaction or series of related transactions.

The amount of any Indebtedness outstanding as of any date will be:

(1)       the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)       the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)       in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)       the Fair Market Value of such assets at the date of determination; and

(B)       the amount of the Indebtedness of the other Person.

Section 4.10	Asset Sales.

(a)                 Parent and the Issuer will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)                Parent, the Issuer or the Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of the Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of; and

(2)                except in the case of (i) a Permitted Asset Swap or (ii) any single transaction that involves assets having a Fair Market Value of equal to or less than the greater of (x) $82.5 million and (y) 15.0% of Consolidated EBITDA, at least 75% of the consideration received in the Asset Sale by Parent, the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(A)               any liabilities (other than liabilities that are by their terms subordinated to the Notes or any Note Guarantee) of Parent, the Issuer or such Restricted Subsidiary (as shown on Parent’s, the Issuer’s or such Restricted Subsidiary’s most recent consolidated balance sheet (or in the notes thereto) for which internal financial statements are available immediately preceding such date or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on Parent’s, the Issuer’s or such Restricted Subsidiary’s balance sheet (or in the notes thereto) if such incurrence or accrual had taken place on or prior to the date of such balance sheet in the good faith determination of the Issuer)

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that are extinguished in connection with the transactions relating to such Asset Sale, or that are assumed by the transferee of any such assets, in each case pursuant to an agreement that releases Parent, the Issuer or such Restricted Subsidiary from or indemnifies against further liability;

(B)               any securities, notes, other obligations or assets received by Parent, the Issuer or such Restricted Subsidiary from such transferee that are convertible by Parent, the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of the applicable Asset Sale;

(C)               any Designated Non-cash Consideration received by Parent, the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this Section 4.10(a)(2)(C) that is at that time outstanding, not to exceed the greater of (x) $165.0 million and (y) 30.0% of Consolidated EBITDA;

(D)               consideration consisting of Indebtedness of Parent, the Issuer or such Restricted Subsidiary that is not Subordinated Indebtedness received from such transferee; and

(E)                accounts receivable of a business retained by Parent, the Issuer or such Restricted Subsidiary, as the case may be, following the sale of such business; provided that such accounts receivable (1) are not past due more than 90 days and (2) do not have a payment date greater than 120 days from the date of the invoices creating such accounts receivable.

(b)                Within 540 days after the receipt of any Applicable Proceeds from an Asset Sale, Parent, the Issuer or the applicable Restricted Subsidiary, as the case may be, may apply such Applicable Proceeds at its option:

(1)                if the assets or property disposed of in the Asset Sale were not Collateral, to repay any Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness owed to Parent, the Issuer or another Restricted Subsidiary);

(2)                to repay Parity Lien Debt or other Obligations of the Issuer that rank pari passu with the Notes (other than Indebtedness owed to Parent, the Issuer or another Restricted Subsidiary) and, if the Secured Indebtedness being repaid is revolving credit Indebtedness (other than any such Indebtedness under any asset-backed credit facility (or any Refinancing Indebtedness in respect thereof) to the extent the assets sold or otherwise disposed of in connection with such Asset Sale constituted “borrowing base assets”), to correspondingly reduce commitments with respect thereto;

(3)                to acquire all or substantially all of the assets of, or any Capital Stock of, a Permitted Business, if (x) after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Parent or (y) in the case of any such acquisition of assets, to the extent the assets are of the type that would constitute Collateral, such assets are thereupon added to the Collateral following their acquisition, or additional Capital Stock of an existing non-Wholly Owned Restricted Subsidiary;

(4)                to make a capital expenditure;

(5)                to make an investment in any one or more businesses or properties or assets or acquire assets, in each case that are used or useful in a Permitted Business; provided that (a) to the extent that such investment, properties or assets are of the type that would constitute Collateral, such investment, properties or assets are thereupon added to the Collateral following such investment or acquisition and (b) such investment is made in accordance with the provisions of this Indenture; or

(6)                any combination of the foregoing.

Parent, the Issuer or the applicable Restricted Subsidiary, as the case may be, will be deemed to have complied with the provisions set forth in clause (3), (4), (5) or (6) of this Section 4.10(b) if, (i) within 540 days after

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the Asset Sale that generated the Applicable Proceeds, Parent, the Issuer or the applicable Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement to make an acquisition, capital expenditure or investment in compliance with the provisions described in the immediately preceding paragraph, and that acquisition, capital expenditure or investment is thereafter completed within 180 days after the end of such 540-day period or (ii) in the event such binding agreement described in the preceding clause (i) is canceled or terminated for any reason before such Applicable Proceeds are applied, Parent, the Issuer or the applicable Restricted Subsidiary enters into another such binding commitment within 180 days of such cancellation or termination of the prior binding commitment; provided that if any second binding commitment is later canceled or terminated for any reason before such Applicable Proceeds are applied within 180 days of such second binding commitment, then such Applicable Proceeds shall constitute Excess Proceeds.

Notwithstanding the foregoing, to the extent a distribution of any or all of the Applicable Proceeds of any Asset Sales by a Foreign Subsidiary to Parent, the Issuer or another Restricted Subsidiary (i) (x) is prohibited or delayed by applicable local law, rule or regulation or (y) restricted by applicable organizational documents or any agreement or (z) subject to other organizational or administrative impediments from being repatriated to the United States or (ii) would have a material adverse tax consequence, as reasonably determined by the Issuer, an amount equal to the portion of such Applicable Proceeds so affected will not be required to be applied in compliance with this Section 4.10; provided that if at any time within one year following the date on which such amount would otherwise have been required to be applied pursuant to this Section 4.10, distribution of any of such affected Applicable Proceeds is no longer prohibited or delayed by applicable local law, rule or regulation, restricted by any applicable organizational document or agreement, subject to other organizational or administrative impediment from being repatriated to the United States, and would not result in material adverse tax consequences, then an amount equal to such amount of Applicable Proceeds so permitted to be repatriated will be promptly applied (net of any taxes, costs or expenses that would be payable or reserved against if such amounts were actually repatriated, whether or not they are repatriated) in compliance with this Section 4.10. To the extent that the Applicable Proceeds of an Asset Sale are attributable to a non-Wholly Owned Subsidiary, the amount of such Applicable Proceeds required to be applied in compliance with this Section 4.10 shall not exceed the lesser of (x) an amount corresponding to the proportionate ownership interests in such non-Wholly Owned Subsidiary or (y) an amount corresponding to the amount of distributions permitted to be made from such non-Wholly Owned Subsidiary to its direct or indirect parent entity that is a Wholly Owned Subsidiary for such purposes at the time such prepayment is required to be made. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default. For the avoidance of doubt, nothing in this Indenture shall be construed to require Parent, the Issuer or any Restricted Subsidiary to repatriate cash or to apply any Applicable Proceeds in the event that such repatriation is not permitted under applicable local law, rule or regulation, applicable organizational documents or agreements or other impediment or would result in material adverse tax consequences.

Pending the final application of any such amount of Applicable Proceeds, Parent, the Issuer or any Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest or utilize such Applicable Proceeds in any manner not prohibited by this Indenture and the Security Documents.

(c)                 Any Applicable Proceeds that are not applied or invested as provided in the third paragraph of Section 4.10(b) hereof (but excluding, for the avoidance of doubt, any such proceeds not required to be applied or invested as a result of the third paragraph of Section 4.10(b)) will constitute “Excess Proceeds”; provided that any amount of proceeds offered to Holders in accordance with Section 4.10(b)(2) or pursuant to an Asset Sale Offer (as defined below) made at any time after the Asset Sale shall be deemed to have been applied as required and shall not be deemed to be Excess Proceeds without regard to the extent to which such offer is accepted by the Holders. When the aggregate amount of Excess Proceeds exceeds the greater of (x) $137.5 million and (y) 25.0% of Consolidated EBITDA, within 30 days thereof, the Issuer shall make an offer (an “Asset Sale Offer”) to all Holders of the Notes and Parity Lien Debt (if required by the terms thereof) of the Issuer and, if the assets or property disposed of in the Asset Sale were not Collateral, Indebtedness of a Restricted Subsidiary of Parent that is not a Guarantor (other than Indebtedness owed to Parent, the Issuer or a Restricted Subsidiary) and/or unsecured Indebtedness and other unsecured Obligations of Parent, the Issuer or a Guarantor that ranks pari passu with the Notes (other than Indebtedness owed to Parent, the Issuer or a Restricted Subsidiary) that, in each case, contains provisions similar to

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those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets, to purchase, prepay or redeem on a pro rata basis the maximum principal amount (or accreted value, if applicable) of Notes, Parity Lien Debt, such non-Guarantor Indebtedness and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of such Excess Proceeds. The offer price in any Asset Sale Offer, in the case of the Notes, will be equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, on the Notes repurchased, to (but not including) the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on a relevant record date to receive interest due on an Interest Payment Date occurring on or prior to the purchase date, and will be payable in cash. The Issuer may satisfy the foregoing obligations with respect to such Excess Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Excess Proceeds at any time prior to the expiration of the application period.

If any Excess Proceeds remain after consummation of an Asset Sale Offer (any such amount, “Retained Declined Proceeds”), Parent, the Issuer or any Restricted Subsidiary may use those Retained Declined Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes, Parity Lien Debt, such non-Guarantor Indebtedness and other pari passu Indebtedness, as applicable, tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the Issuer will select the Notes, Parity Lien Debt, such non-Guarantor Indebtedness and such other pari passu Indebtedness to be purchased, prepaid or redeemed on a pro rata basis, based on the amounts tendered or required to be purchased, prepaid or redeemed and thereafter the Issuer will select the Notes to be purchased on a pro rata basis (subject to applicable DTC procedures with respect to the Global Notes) based on the principal amount tendered (with, in each case, such adjustments as may be deemed appropriate by the Issuer so that only Notes in minimum denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased; provided that any unpurchased portion of a Note must be in a minimum denomination of $2,000). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(d)                To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Section 4.10, the Issuer will be deemed not to have breached their obligations under the Asset Sale provisions of this Section 4.10 by virtue of compliance with such laws or regulations.

(e)                 The Issuer’s obligation to make an Asset Sale Offer may be waived or modified or terminated with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer, a purchase of or exchange offer for the Notes) prior to the date by which the Issuer is required to make such Asset Sale Offer.

Section 4.11	Transactions with Affiliates.

(a)                 Neither Parent nor the Issuer will, and nor will they permit any of their Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Parent or the Issuer involving aggregate payments or consideration in excess of the greater of (x) $55.0 million and (y) 10.0% of Consolidated EBITDA (each, an “Affiliate Transaction”), unless:

(1)                 the Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to Parent or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with an unrelated Person (as determined in good faith by the senior management or the Board of Directors of Parent or the Issuer); and

(2)                 with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of the greater of (x) $82.5 million and (y) 15.0% of Consolidated EBITDA, the terms of the Affiliate Transaction have been approved by the Board of Directors of Parent or the Issuer or such Restricted Subsidiary, as applicable.

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(b)                The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(1)                any reasonable or customary employment agreement, consulting agreement, severance agreement, employee benefit plan, compensation arrangement, officer or director indemnification agreement or any similar arrangement entered into by, or policy of, the Issuer, Parent or any of their Restricted Subsidiaries and payments pursuant thereto;

(2)                (a) transactions between or among Parent, the Issuer and/or their Restricted Subsidiaries, (b) transactions effected as part of a Qualified Securitization Transaction and (c) any merger, amalgamation or consolidation of the Issuer and any direct or indirect parent of the Issuer; provided that such parent entity shall have no material liabilities and no material assets (other than cash, Cash Equivalents and the Capital Stock of the Issuer) and such merger, amalgamation or consolidation is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(3)                transactions with a Person (other than an Unrestricted Subsidiary of Parent) that is an Affiliate of Parent or the Issuer solely because Parent or the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)                payment of fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees, independent contractors or consultants of Parent, the Issuer or any of their Restricted Subsidiaries;

(5)                any sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of Parent to Affiliates of Parent and the granting of registration and other customary rights in connection therewith, and the performance by Parent or any of their Restricted Subsidiaries of its obligations with respect thereto;

(6)                (a) Restricted Payments that do not violate Section 4.07 hereof and (b) Permitted Investments (in each case of clauses (a) and (b), including fees and expenses related thereto);

(7)                [reserved];

(8)                if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness, Disqualified Stock, preferred stock or Capital Stock of Parent, the Issuer or any Restricted Subsidiary of Parent where such Person is treated no more favorably than the other holders of Indebtedness, Disqualified Stock, preferred stock or Capital Stock of Parent, the Issuer or any Restricted Subsidiary of Parent;

(9)                transactions with an Affiliate where the only consideration paid is Qualifying Equity Interests of Parent or the Issuer;

(10)             transactions in which Parent, the Issuer or any of their Restricted Subsidiaries, as the case may be, deliver to the Trustee a letter from an Independent Financial Advisor stating that such transaction (i) is fair to Parent, the Issuer or such Restricted Subsidiary from a financial point of view or (ii) meets the requirements of Section 4.11(a)(1) hereof;

(11)             payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to employees, officers, directors, consultants or independent contractors of Parent, the Issuer or any of their Restricted Subsidiaries;

(12)             any agreement as in effect as of the Issue Date or that is entered into in connection with the Husky Transaction or, in each case, any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous in any material respect (as determined in good faith by the senior management or the Board of Directors of Parent or the Issuer) to the Holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby;

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(13)             transactions with joint ventures entered into in the ordinary course of business;

(14)             any contributions to the common equity capital of Parent, the Issuer or any investments by the Principals in Equity Interests (other than Disqualified Stock of Parent or the Issuer, as applicable) of Parent or the Issuer and payment of reasonable out-of-pocket expenses incurred by the Principals in connection therewith;

(15)             (x) guarantees of performance by Parent, the Issuer and their Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (y) pledges of Equity Interests of Unrestricted Subsidiaries;

(16)             any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Parent or the Issuer, or of a Restricted Subsidiary of Parent, as appropriate, in good faith;

(17)             the entry into any tax-sharing arrangements between Parent, the Issuer or any of their Restricted Subsidiaries; provided, however, that any payment made by Parent, the Issuer or any of their Restricted Subsidiaries under such tax-sharing arrangements is, at the time made, otherwise permitted by Section 4.07 hereof;

(18)             transactions with Unrestricted Subsidiaries, customers, clients, lessors, landlords, suppliers, contractors, or purchasers or sellers of goods or services that are Affiliates, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to Parent, the Issuer and their Restricted Subsidiaries, or made in the reasonable determination of senior management or the Board of Directors of Parent or the Issuer;

(19)             transactions among Parent, the Issuer or any of their Restricted Subsidiaries and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of Parent, the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of Parent or the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(20)             payments by Parent, the Issuer or any of their Restricted Subsidiaries to or on behalf of the Principals for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved in good faith by a majority of the Board of Directors of Parent or the Issuer;

(21)             sales of accounts receivable or other transactions effected in connection with a Qualified Securitization Transaction or Receivables Facility;

(22)             transactions pursuant to, and complying with Section 5.01 hereof;

(23)             the Refinancing Transactions and the payment of any fees or expenses related thereto or to fund amounts owed to Affiliates in connection therewith; and

(24)             transactions undertaken in good faith (as certified by a responsible financial or accounting officer of Parent or the Issuer in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of Parent, the Issuer and their Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture, so long as, after giving effect to such transactions, the security interest of the Notes Collateral Agent in the Collateral for the benefit of the Holders, taken as a whole, is not materially impaired.

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Section 4.12	Liens.

(a)                 Prior to a Covenant Suspension Event, following any Reversion Date and during any Suspension Period when there is no election by the Issuer pursuant to Section 4.12(b), Parent and the Issuer shall not, and nor shall they permit any of their Restricted Subsidiaries that are Guarantors, if any, to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens), securing Indebtedness of Parent, the Issuer or their Restricted Subsidiaries that are Guarantors, if any, on any property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom; provided that, Parent, the Issuer or any Subsidiary Guarantor may create any Lien upon any property or assets that are not at such time Collateral in order to secure any New Credit Facilities Obligations or Parity Lien Debt (other than customary Liens on cash collateral in connection with the New Credit Agreement and other revolving credit facilities, which are permitted under this Indenture without Parent, the Issuer or any Subsidiary Guarantor having to concurrently grant a Lien upon such property or assets as security for the Notes or the Note Guarantees), so long as it concurrently grants a Lien upon such property or assets that would constitute Collateral as security for the Notes or the Note Guarantees, such that the property or assets subject to such Lien will constitute Collateral under this Indenture and the Security Documents, subject, in each case, to local law limitations and Permitted Liens.

(b)                Following a Covenant Suspension Event, the Issuer may elect by written notice to the Trustee to be subject to an alternative covenant with respect to the limitation on Liens in lieu of the provisions of Section 4.12(a) (the date such notice is delivered, the “Liens Covenant Election Date”). From and after a Liens Covenant Election Date and until a Reversion Date, Parent and the Issuer shall not, and nor shall they permit any of the Issuer’s Principal Property Subsidiaries to, directly or indirectly, create, incur any Lien of any kind upon any (1) Restricted Property or (2) shares of Equity Interests or evidence of Indebtedness for borrowed money issued by any Principal Property Subsidiary, whether owned at the Issue Date or thereafter acquired, without making effective provision, and the Issuer in such case shall make or cause to be made effective provision, whereby the Notes and the applicable Note Guarantees shall be secured by such Lien equally and ratably with any and all other Indebtedness or obligations thereby secured, so long as such Indebtedness or obligations shall be so secured; provided, however, that the foregoing shall not apply to any of the following:

(1)                Liens that exist on the date of the Covenant Suspension Event;

(2)                Liens on property, shares of Equity Interests or evidence of Indebtedness of any corporation existing at the time such corporation becomes a Subsidiary Guarantor;

(3)                Liens in favor of the Issuer or any Guarantor;

(4)                Liens in favor of governmental bodies to secure progress, advance or other payments pursuant to contract or statute or Indebtedness incurred to finance all or a part of construction of or improvements to property subject to such Liens;

(5)                Liens (i) on property, shares of Equity Interests or evidences of Indebtedness for borrowed money existing at the time of acquisition thereof (including acquisition through merger, amalgamation or consolidation), and construction and improvement Liens that are entered into within one year from the date of such construction or improvement; provided that in the case of construction or improvement the Lien shall not apply to any property theretofore owned by Parent, the Issuer or any Subsidiary Guarantor except substantially unimproved real property on which the property so constructed or the improvement is located and (ii) for the acquisition of any real property, which Liens are created within 180 days after the completion of such acquisition to secure or provide for the payment of the purchase price of the real property acquired; provided that with respect to clauses (i) and (ii), any such Liens do not extend to any other property of Parent, the Issuer or any of the Subsidiary Guarantors (whether such property is then owned or thereafter acquired);

(6)                mechanics’, landlords’ and similar Liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith;

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(7)                Liens for Taxes, assessments, or governmental charges or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP (or in conformity with generally accepted accounting principles in the jurisdiction in which the Issuer or a Restricted Subsidiary is organized) has been made therefor;

(8)                Liens arising from any legal proceedings that are being contested in good faith;

(9)                any Liens that (i) are incidental to the ordinary conduct of its business or the ownership of its properties and assets, including Liens incurred in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts, (ii) were not incurred in connection with the borrowing of money or the obtaining of advances or credit and (iii) do not in the aggregate materially detract from the value of the property of Parent, the Issuer or any Subsidiary Guarantor or materially impair the use thereof in the operation of its business; and

(10)             Liens for the sole purpose of extending, renewing or replacing in whole or in part any of the foregoing.

(c)                 Notwithstanding the provisions of the immediately preceding clause (b), any Lien created for the benefit of the Holders of the Notes pursuant to this Section 4.12 shall be deemed automatically and unconditionally released and discharged upon (i) the release of the Lien that gave rise to the obligation to secure the Notes, (ii) in the case of any such Lien in favor of any Note Guarantee, the termination and discharge of such Note Guarantee in accordance with the terms of this Indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Issuer that is governed by Section 5.01 hereof) to any Person not an Affiliate of the Issuer of the property or assets secured by such Lien, or of all of the Capital Stock held by Parent, the Issuer or any of their Restricted Subsidiaries in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien.

(d)                For purposes of determining compliance with this Section 4.12, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of Permitted Liens described in the definition of “Permitted Liens” or pursuant to Section 4.12(a) hereof but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described in the definition of “Permitted Liens” or pursuant to Section 4.12(a) hereof, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing each item of Indebtedness (or any portion thereof) in any manner that complies with Section 4.12 and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” or pursuant to Section 4.12(a) and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses or pursuant to Section 4.12(a) hereof.

(e)                 Notwithstanding anything in this Indenture to the contrary, unless the Issuer elects otherwise, if, on any date, Parent, the Issuer or any of their Restricted Subsidiaries in connection with any transaction or series of related transactions (A) creates a Permitted Lien as permitted by a ratio-based or ratio-referent clause or provision and (B) creates a Permitted Lien under a non-ratio-based or non-ratio-referent clause or provision, then the applicable ratio will be calculated on such date with respect to any incurrence under the applicable ratio-based or ratio-referent clause or provision without giving effect to the incurrence under such non-ratio-based or non-ratio-referent clause or provision made in connection with such transaction or series of related transactions.

(f)                  With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence thereof, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

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Section 4.13	Corporate Existence.

Subject to Article 5 hereof, Parent and the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1)                their corporate or other existence, and the corporate, partnership or other existence of each of Parent’s Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Parent, the Issuer or any such Restricted Subsidiary; and

(2)                the rights (charter and statutory), licenses and franchises of Parent, the Issuer and their Subsidiaries; provided, however, that Parent or the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of the Parent’s Subsidiaries (other than the Issuer), if the Board of Directors of Parent or the Issuer shall determine that the preservation thereof is no longer desirable in the conduct of the business of Parent, the Issuer and their Restricted Subsidiaries, taken as a whole.

Section 4.14	Offer to Repurchase Upon Change of Control.

(a)                 If a Change of Control occurs after the Issue Date, each Holder of Notes will have the right to require the Issuer to repurchase all or any portion (equal to a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Indenture; provided that any unpurchased portion of a Note must be in a minimum denomination of $2,000. In the Change of Control Offer, the Issuer will offer a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to (but not including) the date of purchase (the “Change of Control Payment Date”), subject to the rights of Holders of Notes on a relevant record date to receive interest due on an Interest Payment Date occurring on or prior to the Change of Control Payment Date. Prior to or within 30 days following any Change of Control, except to the extent the Issuer has delivered notice to the Trustee of their intention to redeem Notes pursuant to Section 3.07 hereof, the Issuer will mail (or with respect to Global Notes to the extent permitted or required by applicable DTC procedures or regulations, send electronically) a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute, or are expected to constitute, the Change of Control and stating:

(1)                that the Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes tendered will be accepted for payment;

(2)                the Change of Control Payment and the Change of Control Payment Date, which date shall be no earlier than 10 days and no later than 90 days (unless delivered in advance of the occurrence of such Change of Control) from the date such notice is mailed or sent, pursuant to the procedures required by this Indenture;

(3)                 that any Note not tendered will continue to accrue interest;

(4)                 that, unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date (whether or not a Business Day);

(5)                 that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)                 that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment

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Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7)                 that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book entry), which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

If such notice is delivered prior to the occurrence of a Change of Control, such notice shall state that the Change of Control Offer is conditioned upon the occurrence of such Change of Control and shall describe such condition, and, if applicable, shall state that, in the Issuer’s sole discretion, the Change of Control Payment Date may be delayed until such time (including more than 90 days after the notice is mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or that such repurchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this Section 4.14 by virtue of such compliance.

(b)                 On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)                 accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)                 deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)                 deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The Paying Agent will promptly deliver to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly, upon receipt of an Authentication Order, together with the documents required under Sections 13.02 and 13.03 hereof, authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Issuer will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c)                 Notwithstanding anything to the contrary in this Section 4.14, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, (2) in connection with or in contemplation of any Change of Control, the Issuer (or any Affiliate of the Issuer) or a third party has made an offer to purchase at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer (an “Alternate Offer”) and any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of the Alternate Offer, or (3) notice of redemption has been given to the Trustee pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price.

(d)                 Notwithstanding anything to the contrary contained herein, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, and/or conditioned upon the consummation of such Change of Control.

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(e)                 The Issuer’s obligation to make a Change of Control Offer as a result of a Change of Control, including the definition of “Change of Control” may be waived or modified or terminated with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer, a purchase of or exchange offer for the Notes) prior to the occurrence of such Change of Control.

Section 4.15	Management Agreements.

(a)                 Neither Parent nor the Issuer will, and nor will they permit any of their Restricted Subsidiaries to, make any payment under any Management Agreement, except that, notwithstanding anything to the contrary herein or in any other Note Document, the Issuer, Forge New Holdings, LLC and any other applicable Restricted Subsidiary may make or effect (a) payments of fees owed under the applicable Management Agreement so long as the fees payable thereunder do not exceed 2.5% of the applicable Management Agreement Adjusted EBITDA in any fiscal quarter, (b) the reimbursement of expenses and payment of any indemnification obligations or break or termination fees owed under any applicable Management Agreement and (c) the performance of its other obligations pursuant to the terms of the applicable Management Agreement; provided that Parent, Issuer and their Restricted Subsidiaries are permitted to make any payments contemplated in the Management Agreements as in effect as of the Issue Date (or, in the case of the Management Agreement referred to in clause (ii) of the definition of “Management Agreements,” the Husky Transaction Closing Date).

(b)                For the avoidance of doubt, entry into and performance of Management Agreements with the managers and their Affiliates, and any related payments of fees and expenses and transactions thereunder, shall not be subject to Section 4.11 hereof but shall instead be governed by Section 4.15 hereof.

Section 4.16	Future Guarantees.

If, after the Issue Date, (a) any Subsidiary of Parent (including any newly formed, newly acquired or newly redesignated Restricted Subsidiary, but excluding the Issuer and any Excluded Subsidiary) that is not then a Guarantor guarantees or incurs any Indebtedness under the New Credit Agreement, (b) a Reversion Date occurs and Parent and certain Restricted Subsidiaries were Guarantors on the Suspension Date preceding such Reversion Date, or (c) the Issuer otherwise elects to have any Restricted Subsidiary become a Guarantor, then, in each such case, the Issuer shall cause Parent (in the case of clause (b) above) and/or each such Restricted Subsidiary to execute and deliver to the Trustee and the Notes Collateral Agent a supplemental indenture to this Indenture pursuant to which Parent and/or such Restricted Subsidiary shall become a Guarantor under this Indenture providing for a Note Guarantee by Parent and/or such Restricted Subsidiary on the same terms and conditions as those set forth in this Indenture and applicable to the other Guarantors; provided that, in the case of clause (a), such supplemental indenture shall be executed and delivered to the Trustee and the Notes Collateral Agent within 20 Business Days of the date that such Indebtedness has been guaranteed or incurred by such Restricted Subsidiary or a Reversion Date occurs. Each Person that becomes a Guarantor after the Issue Date and, in the case of occurrence of a Reversion Date, the Issuer shall also become a party to the applicable Security Documents and shall as promptly as practicable execute and deliver such security instruments, financing statements, mortgages, deeds of trust and other related real estate deliverables (in substantially the same form as those executed and delivered with respect to the Collateral on the Issue Date or on the date first delivered in the case of Collateral delivered after the Issue Date (to the extent, and substantially in the form, delivered on the Issue Date or the date first delivered, as applicable (but no greater scope))) as may be necessary to vest in the Notes Collateral Agent a perfected security interest (subject to Liens permitted under Section 4.12 and Permitted Liens) in properties and assets that constitute Collateral, as security for such Guarantor’s Note Guarantee and as may be necessary to have such property or assets added to the Collateral as required under the Security Documents and this Indenture, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect.

Each Note Guarantee shall be released upon the terms and in accordance with the provisions of Article 10 hereof.

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Section 4.17	Designation of Restricted Subsidiaries and Unrestricted Subsidiaries.

After the Issue Date, the Board of Directors of Parent or the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause an Event of Default. If such Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments in such Restricted Subsidiary by Parent, the Issuer and their Restricted Subsidiaries will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of “Permitted Investments,” as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. In no event shall the Issuer be an Unrestricted Subsidiary.

If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date pursuant to Section 4.09 hereof, the Issuer will be in default of Section 4.09 hereof. The Board of Directors of Parent or the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted by Section 4.09 hereof, calculated on a Pro Forma Basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Event of Default would be in existence following such designation.

Section 4.18	Changes in Covenants When Notes Rated Investment Grade.

If on any date following the Issue Date:

(1)                the Notes have Investment Grade Ratings from both of the Ratings Agencies; and

(2)                 no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and continuing at all times thereafter and subject to the provisions of the second succeeding paragraph (the occurrence of the events described in the foregoing clauses (1) and (2) being collectively referred to as a “Covenant Suspension Event” and the date of such occurrence, the “Suspension Date”), (i) the Note Guarantees and the Collateral pledged by the Issuer and the Guarantors will be automatically and unconditionally released and discharged and (ii) Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12(b), 4.15, 4.16 and 4.17 hereof (collectively, the “Suspended Covenants”) will be suspended.

During any period that the Suspended Covenants have been suspended, the Board of Directors of Parent or the Issuer may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to Section 4.17 hereof unless such Board of Directors would have been able, under the terms of this Indenture, to designate such Subsidiaries as Unrestricted Subsidiaries if the Suspended Covenants were not suspended. Notwithstanding that the Suspended Covenants may be reinstated, the failure to comply with the Suspended Covenants during the Suspension Period (including any action taken or omitted to be taken with respect thereto and including any actions taken at any time pursuant to any contractual obligations arising during the Suspension Period) will not give rise to a Default or Event of Default under this Indenture.

Notwithstanding the foregoing, if the Notes no longer have an Investment Grade Rating from both of the Ratings Agencies, the Suspended Covenants will be reinstituted as of and from the date of such rating decline (any such date, a “Reversion Date”). The period of time between the suspension of covenants as set forth above and the Reversion Date is referred to as the “Suspension Period.” All Indebtedness incurred (including Acquired Debt) and Disqualified Stock or preferred stock issued during the Suspension Period will be deemed to have been incurred or issued in reliance on the exception provided by clause (2) of the definition of “Permitted Debt.” Calculations under the reinstated Section 4.07 will be made as if Section 4.07 had been in effect prior to, but not during, the period that Section 4.07 was suspended as set forth above. For purposes of determining compliance with Section 4.10 hereof,

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the Excess Proceeds from all Asset Sales not applied in accordance with Section 4.10 hereof, will be deemed to be reset to zero after the Reversion Date. In addition, for purposes of Section 4.11 hereof, all agreements and arrangements entered into by Parent, the Issuer or any Restricted Subsidiary with an Affiliate of the Issuer during the Suspension Period prior to such Reversion Date will be deemed to have been entered pursuant to Section 4.11(b)(12) hereof, and for purposes of Section 4.08 hereof, all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by such covenant will be deemed to have been entered pursuant to Section 4.08(b)(1) hereof.

During the Suspension Period, any reference in the definition of “Unrestricted Subsidiary” to Section 4.09 hereof or any provision thereof shall be construed as if such Section 4.09 had remained in effect since the Issue Date and during the Suspension Period.

Upon the Reversion Date, the obligation to grant Note Guarantees and Liens on the Collateral pursuant to Section 4.16 hereof will be reinstated (and the Reversion Date will be deemed to be the date on which any guaranteed Indebtedness was incurred for purposes of Section 4.16 hereof).

Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of any failure to comply with the Suspended Covenants during any Suspension Period and Parent, the Issuer and their Restricted Subsidiaries will be permitted, without causing a Default or Event of Default or breach of any of the Suspended Covenants (notwithstanding the reinstatement thereof) under this Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations following a Reversion Date and to consummate the transactions contemplated thereby; provided that such contractual commitments or obligations were entered into during the Suspension Period and not in contemplation of a reversion of the Suspended Covenants; provided further that, to the extent any such commitment or obligation results in the making of a Restricted Payment, such Restricted Payment shall be made under Section 4.07(a)(z) or Section 4.07(b) hereof and, if not permitted by any of such provisions, such Restricted Payment shall be deemed permitted under Section 4.07(a)(z) hereof and shall be deducted for purposes of calculating the amount pursuant to Section 4.07(a)(z) (which may not be less than zero).

The Issuer shall provide an Officer’s Certificate to the Trustee indicating the occurrence of any Suspension Period or Reversion Date. The Trustee shall have no obligation to monitor the ratings of the Notes, independently determine or verify if any Suspension Period or Reversion Date has occurred or notify the Holders of Notes of any Suspension Period or Reversion Date. The Trustee may provide a copy of such Officer’s Certificate to any Holder of Notes upon written request.

Section 4.19	Payment of Additional Amounts.

(a)                 All payments made by or on behalf of the Issuer or any Guarantor (each a “Payor”) under or with respect to the Notes or any Note Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes, unless the withholding or deduction of such Taxes is then required by law or by the interpretation or administration thereof. If any deduction or withholding for or on account of Taxes imposed or levied by or on behalf of any jurisdiction (or any department or political subdivision thereof) in which a Payor is organized, resident or carrying on business for tax purposes or from or through which any payment on the Notes or any Note Guarantee is made by or on behalf of a Payor (each, a “Relevant Taxing Jurisdiction”) will at any time be required to be made from any payment made by or on behalf of a Payor under or with respect to the Notes or any Note Guarantee, such Payor, subject to the exceptions stated below, will pay such additional amounts (“Additional Amounts”) as may be necessary such that the net amount received in respect of such payment after such withholding or deduction (including withholding or deduction attributable to Additional Amounts payable hereunder but excluding Taxes on net income) will not be less than the amount that would have been received if such Taxes had not been required to be so withheld or deducted.

(b)                A Payor will not, however, pay Additional Amounts with respect to:

(1)                any U.S. federal withholding Taxes;

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(2)                any Taxes that would not have been imposed but for the existence of any present or former connection between a Holder or beneficial owner of a Note (or between a fiduciary, settler, beneficiary, member, partner, shareholder or other equity interest owner of, or possessor of power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, nominee, trust, partnership, limited liability company, corporation or other entity) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, the Relevant Taxing Jurisdiction but not including any connection resulting solely from the acquisition, ownership, or disposition of Notes, the receipt of payments thereunder and/or the exercise or enforcement of rights under any Notes or any Note Guarantee);

(3)                any Taxes that would not have been imposed but for the failure of a Holder or beneficial owner of a Note, to the extent such Holder or beneficial owner is legally eligible to do so, to timely satisfy, after reasonable request (at least 60 days before any such withholding or deduction would be payable), any certification, identification, information, documentation or other reporting requirements concerning such Holder’s or beneficial owner’s nationality, residence, identity or connection with the Relevant Taxing Jurisdiction or arm’s length relationship with the Payor or otherwise establish any right to the benefit of an exemption from, or reduction in the rate of, withholding or deduction, if compliance with such requirements is required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of deduction or withholding of, such Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(4)                any estate, inheritance, gift, sales, transfer, personal property, excise or any similar Taxes;

(5)                any Taxes that were imposed with respect to any payment on or with respect to a Note to any Holder who is a fiduciary or partnership or Person other than the sole beneficial owner of such payment and to the extent that such Taxes would not have been imposed on such payment had such Holder been the beneficiary, partner or sole beneficial owner, as the case may be, of such Note;

(6)                any Taxes imposed on, or deducted or withheld from, payments in respect of the Notes if such payments could have been made without such imposition, deduction or withholding of such Taxes had such Notes been presented for payment (where presentation is required) within 30 days after the date on which such payments or such Notes became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent such Holder would have been entitled to such Additional Amounts had such Notes been presented on the last day of such 30-day period);

(7)                any Taxes payable otherwise than by deduction or withholding from payments made under or with respect to the Notes or any Note Guarantee;

(8)                any Taxes imposed under FATCA; or

(9)                any combination of the foregoing items (1) through (8).

(c)                 At least 30 calendar days prior to each date on which any payment under or with respect to the Notes or any Note Guarantee is due and payable, if a Payor will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 45th day prior to the date on which such payment is due and payable, in which case it will be promptly thereafter), the Payor will deliver to the Trustee an Officer’s Certificate stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts on the payment date.

(d)                The Issuer will indemnify and hold harmless the recipient of any payment made by or on behalf of a Payor under or with respect to the Notes or any Note Guarantee for the amount of any Taxes payable under Regulation 803 of the Tax Act, or any similar or successor provisions (other than Taxes described in Section 4.19(b)

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(but including, notwithstanding clause (7) of Section 4.19(b), any Taxes payable pursuant to Regulation 803 of the Tax Act) or Taxes arising by reason of a transfer of the Note to a person resident in Canada with whom the transferor does not deal at arm’s length for the purposes of the Tax Act except where such non-arm’s length relationship arises as a result of the existence, exercise or enforcement of rights under any Notes or any Note Guarantee) levied or imposed on and paid by such recipient as a result of such payment.

(e)                 In addition, the Payor will pay any stamp, issue, registration, court, documentary, excise, property or other similar Taxes imposed by any Relevant Taxing Jurisdiction at any time in respect of the execution, issuance, registration or delivery of the Notes (other than on or in connection with a transfer of the Notes other than the initial sale by the Initial Purchasers), any Note Guarantee or any other document or instrument referred to thereunder; any such Taxes imposed by any jurisdiction on the enforcement of the Notes or any Note Guarantee and/or any other such document or instrument; and any such Taxes imposed by any Relevant Taxing Jurisdiction on any payments made under or with respect to the Notes or any Note Guarantee and/or any other such document or instrument (limited, solely in the case of Taxes attributable to any payments with respect thereto, to any such Taxes imposed in a Relevant Taxing Jurisdiction that are not excluded under clauses (2) through (6) and (8) through (9) of Section 4.19(b) or any combination thereof). The Payor will not pay any Luxembourg registration duties (droits d’enregistrement) payable in the case of voluntary registration of the Notes, any Note Guarantee or any other document or instrument referred to thereunder by a Holder or beneficial owner with the Administration de l’Enregistrement et des Domaines et de la TVA in Luxembourg, when such registration is not required to maintain, preserve, establish or enforce the rights of that Holder or beneficial owner under the Notes, any Note Guarantee or any other document or instrument referred to thereunder.

(f)                  The obligations described under this heading will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any successor Person to any Payor and to any jurisdiction in which such successor is organized or is otherwise resident or doing business for tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents. Whenever this Indenture, the Notes, or any Note Guarantee refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note or Note Guarantee, such reference shall include the payment of Additional Amounts or indemnification payments as described hereunder, to the extent that, in such context, Additional Amounts or indemnification payments are, were or would be payable in respect thereof.

Section 4.20	Further Assurances.

(a)                 To the extent required under this Indenture or any of the Security Documents, the Issuer and the Guarantors shall, at their sole cost and expense, execute any and all further documents, financing statements, agreements and instruments, and take all further actions that may be required under applicable law, or that the Notes Collateral Agent or the Trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral. In addition, to the extent required under this Indenture or any of the Security Documents, from time to time, the Issuer and the Guarantors will reasonably promptly secure the obligations under this Indenture and the Security Documents by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral to the extent required by this Indenture and/or the Security Documents.

Section 4.21	Maintenance of Collateral; Insurance.

(a)                 Subject to, and in compliance with, the provisions of Article 12 and the provisions of the applicable Security Documents, the Issuer and the Guarantors shall maintain, except as would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect, the Collateral in good working order and condition (ordinary wear and tear, casualty and condemnation excepted), shall maintain insurance over the Collateral as set forth in Section 4.21(b) and do all other acts as may be reasonably necessary or appropriate to maintain and preserve the Collateral. Subject to, and in compliance with, the provisions of Article 12 and the provisions of the applicable Security Documents, the Issuer and the Guarantors shall pay all real estate and other taxes (except such as are being contested in good faith and by appropriate negotiations or proceedings), and use commercially reasonable efforts to maintain in full force and effect all material permits and the insurance coverages described below. Neither the Trustee nor the Notes Collateral Agent on behalf of the Trustee and the Holders of the

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Notes shall have any duty or responsibility to see to or monitor the performance of the Issuer and the Guarantors with regard to these matters or to determine whether commercially reasonable efforts have been made by the Issuer or the Guarantors.

(b)                The Issuer shall use commercially reasonable efforts to maintain, and cause the Guarantors to use commercially reasonable efforts to maintain, insurance with responsible carriers against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and co-insurance provisions, as are customarily carried by similar businesses or similar size in the locations which such business is conducted; provided that, with respect to Collateral, the Issuer will, and will cause the Restricted Subsidiaries to, maintain liability and property insurance policies and coverage with reasonable policy limits and deductibles as may be necessary to adequately protect the Notes Collateral Agent’s interests in the Collateral.

(c)                 The Issuer shall use commercially reasonable efforts to ensure that each insurance policy described in Section 4.21(b) shall provide that:

(1)                it may not be cancelled or otherwise terminated without at least thirty (30) days’ prior written notice to the Notes Collateral Agent, in each case, solely to the extent that the applicable carriers are willing to agree to such notice; provided that the Issuer shall use commercially reasonable efforts to obtain such agreements from such carriers;

(2)                the Notes Collateral Agent is permitted to pay (but shall have no obligation to do so) any premium therefor within thirty (30) days after receipt of any notice stating that such premium has not been paid when due;

(3)                all losses thereunder shall be payable notwithstanding any act or negligence of the applicable Grantor or its agents or employees which otherwise might have resulted in a forfeiture of all or a part of such insurance payments;

(4)                with respect to the U.S. insurance policies described in Section 4.21(b), all losses payable thereunder shall be payable to the Notes Collateral Agent, as loss payee, pursuant to a standard non-contributory New York mortgagee endorsement and shall be in an amount, at least sufficient to prevent coinsurance liability, as determined by the Issuer in its reasonable discretion; and

(5)                with respect to the U.S. insurance policies described in Section 4.21(b), the Issuer and its Restricted Subsidiaries shall use commercially reasonable efforts to ensure that the Notes Collateral Agent be named as an additional insured on all liability policies and as loss payee on property policies.

Notwithstanding the foregoing, the requirements of Sections 4.21(b) and (c) shall not apply to: (x) insurance policies covering (1) directors and officers, fiduciary or other professional liability, (2) employment practices liability, (3) workers compensation liability, (4) automobile and aviation liability, (5) health, medical, dental and life insurance, or (6) such other insurance policies and programs as to which a secured lender or investor is not customarily granted an insurable interest therein as the Notes Collateral Agent may approve; or (y) self-insurance programs.

(d)                On an annual basis and prior to the expiration of any insurance policy described in Section 4.21(b), the Grantors shall deliver to the Trustee and the Notes Collateral Agent an insurance policy or policies renewing or extending such expiring insurance policy or policies or renewal or extension insurance certificates or other reasonable evidence of renewal or extension providing that the insurance policies are in full force and effect; provided that failure to deliver such evidence shall not result in a Default or Event of Default hereunder if the insurance is nonetheless maintained in accordance with the terms of this Indenture.

(e)                 The Grantors shall not purchase separate insurance policies concurrent in form or contributing in the event of loss with the insurance policies required to be maintained under this Section 4.21 unless the Issuer and its Restricted Subsidiaries use commercially reasonable efforts to ensure that the Notes Collateral Agent is included thereon as an additional insured and, if applicable, with loss payable to the Notes Collateral Agent under an endorsement containing the provisions described in Section 4.21(c). The Grantors shall immediately notify the

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Trustee and Notes Collateral Agent in writing whenever any such separate insurance policy is obtained and shall promptly deliver to the Trustee and Notes Collateral Agent the insurance policy or insurance certificate evidencing such insurance.

(f)                  The Grantors may maintain coverages required by Section 4.21 under blanket policies covering the Collateral and other locations owned or operated by the Grantors or an Affiliate of the Grantors if the terms of such blanket policies otherwise comply with the provisions of Section 4.21(b) and contain specific coverage allocations in respect of the premises complying with the provisions of Section 4.21(b).

(g)                If there shall occur any event of loss that has a Fair Market Value (or replacement cost, if greater) in excess of the greater of (x) $55.0 million and (y) 10.0% of Consolidated EBITDA, the applicable Grantor shall promptly send to the Trustee and Notes Collateral Agent a written notice setting forth the nature and extent of such event of loss.

(h)                All insurance under this Section 4.21 will be issued by carriers, having the financial stability and size deemed appropriate by the Issuer after consultation with a reputable insurance broker.

Section 4.22	Impairment of Security Interest.

Neither the Issuer nor any of the other Restricted Subsidiaries of Parent will (i) take, or knowingly or negligently omit to take, any action which would materially adversely affect or impair the Liens in favor of the Notes Collateral Agent and the Holders of Notes with respect to the Collateral unless such action or failure to take action is otherwise permitted by this Indenture or the Security Documents or (ii) grant any Person, or permit any Person to retain (other than the Notes Collateral Agent or the New Credit Facilities Collateral Agent), any Liens on the Collateral, other than Liens permitted under Section 4.12 and Permitted Liens. The Issuer and each Guarantor shall, at their sole cost and expense, execute and deliver all such agreements and instruments as necessary, or as the Trustee or the Notes Collateral Agent reasonably requests, to more fully or accurately describe the assets and property intended to be Collateral or the Obligations intended to be secured by the Security Documents.

Section 4.23	Post-Closing Covenant.

Promptly following the Issue Date and, in any event, within 60 days of the Issue Date (or such later date as the New Credit Facilities Administrative Agent may have agreed to under the New Credit Agreement for the corresponding requirements in connection with the New Credit Facilities) (the “Post-Closing Date”):

(a)                 the Issuer shall (i) cause each Restricted Subsidiary of the Parent that is organized under the law of any Specified Jurisdiction (other than an Excluded Subsidiary) (each such Restricted Subsidiary, a “Foreign Guarantor”) to execute and deliver to the Trustee and the Notes Collateral Agent a supplemental indenture to this Indenture pursuant to which such Restricted Subsidiary shall become a Guarantor under this Indenture providing for a Note Guarantee by such Restricted Subsidiary on the same terms and conditions as those set forth in this Indenture and applicable to the other Guarantors and (ii) deliver to the Trustee and the Notes Collateral Agent a customary opinion of New York legal counsel to the Issuer related to the supplemental indenture described in clause (i) above;

(b)                the Canadian Guarantors shall execute and cause to be delivered (a) the Canadian Security Agreement, (b) to the extent applicable, (i) a Canadian notes trademark security agreement granted by each applicable Canadian Guarantor in favor of the Notes Collateral Agent, (ii) a Canadian notes patent security agreement granted by each applicable Canadian Guarantor in favor of the Notes Collateral Agent, and (iii) a Canadian notes industrial design security agreement granted by each applicable Canadian Guarantor in favor of the Notes Collateral Agent, (c) financing statements or equivalent (and continuation or financing change statements or equivalent, when applicable) with respect to each of the Security Documents to which it is a party, and any other registrations or filings where required for the perfection of the Liens created under each of the Security Documents to which it is a party, (d) a recent certificate of status, certificate of compliance, good standing certificate or analogous certificate of each Canadian Guarantor, (e) an Officer’s Certificate of each Canadian Guarantor, certifying the name, and title of each officer of such Person authorized to execute the Security Document to which it is a party (together with true copies of the signatures of those Persons executing such Security Documents on behalf

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of such party), together with copies of the certificate or articles of incorporation and by-laws or constitution (or equivalent organizational documents), as applicable, of such Canadian Guarantor and the resolutions of such Canadian Guarantor referred to in such certificate, each of the foregoing in form and substance reasonably satisfactory to the Notes Collateral Agent, and (f) a legal opinion of counsel to the Canadian Guarantors in form reasonably acceptable to the Notes Collateral Agent with respect to Canadian law matters;

(c)                 the Issuer and/or Husky Injection Molding Systems Singapore Pte. Ltd. (“Husky Singapore”) shall execute and/or deliver a copy of the following documents and related deliverables for Husky Singapore:

(1)                Singapore law debenture creating a fixed and floating charge over all assets of Husky Singapore (other than in relation to any excluded assets agreed therein) (the “Singapore Debenture”);

(2)                Singapore law share charge by Husky Injection Molding Systems Ltd. over all the shares in Husky Singapore (the “Singapore Share Charge”, and together with the Singapore Debenture, the “Singapore Security Documents”);

(3)                board resolutions of Husky Singapore approving its entry into the Notes Documents to which it is a party (the “Board Resolutions”);

(4)                shareholder resolutions of Husky Singapore approving its entry into the Notes Documents to which it is a party and (to the extent not already amended) amending its constitutional documents to remove any restriction on any transfer of shares in Husky Singapore pursuant to any enforcement of the Singapore Share Charge (the “Shareholder Resolutions”, and together with the Board Resolutions, the “Resolutions”);

(5)                certificate of director of Husky Singapore enclosing a copy of (i) the certificate of incorporation and constitution of Husky Singapore and (ii) the Resolutions;

(6)                share certificates (and blank executed share transfer forms) in relation to all the shares in Husky Singapore;

(7)                notices of charge and/or assignment signed by Husky Singapore, to the extent required by the Singapore Debenture;

(8)                process agent appointment letter in connection with the Singapore Share Charge;

(9)                legal opinion from A&O Shearman, Singapore counsel to Husky Singapore on the capacity of Husky Singapore to enter into the Notes Documents to which it is a party and the enforceability of the Singapore Security Documents;

(10)             letter of authorization from Husky Singapore authorizing Allen & Gledhill LLP, Singapore counsel to the Notes Collateral Agent to file the statement containing particulars of charge with the Accounting and Corporate Regulatory Authority of Singapore in respect of the Singapore Debenture;

(11)             a statement containing particulars of charge with the Accounting and Corporate Regulatory Authority of Singapore in respect of the Singapore Debenture; and

(12)             proof of payment of any applicable stamp duty in Singapore in respect of the Singapore Security Documents;

(d)                the Issuer shall cause each Luxembourg Guarantor to execute and/or deliver to the Trustee and the Notes Collateral Agent:

(1)                a copy of the latest up-to-date articles of association of each Luxembourg Guarantor;

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(2)                a copy of a resolution of the board of managers of each Luxembourg Guarantor:

(A)	approving the terms of, and the transactions contemplated by, the Note Documents to which it is a party and resolving that it execute the Note Documents to which it is a party;
(B)	authorizing a specified person or persons to execute the Note Documents to which it is a party on its behalf; and
(C)	authorizing a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Note Documents to which it is a party.

(3)                a copy of an excerpt obtained from the online services of the Luxembourg Business Registers’ official website in relation to each Luxembourg Guarantor dated no earlier than five (5) Business Days prior to the Post-Closing Date;

(4)                a copy of a certificate of non-inscription of judicial decisions or of administrative dissolution without liquidation (certificat de non-inscription d'une décision judiciaire ou de dissolution administrative sans liquidation) in relation to each Luxembourg Guarantor obtained from the online services of the Luxembourg Business Registers’ official website dated no earlier than five (5) Business Days prior to the Post-Closing Date;

(5)                a specimen of the signature of each person authorized by the resolutions referred to in Section 4.23(d)(2) above;

(6)                copies of the executed Luxembourg Security Agreements;

(7)                a certificate of an authorized signatory of each Luxembourg Guarantor certifying that each copy document specified in Section 4.23(d) is correct, complete and in full force and effect as at a date no earlier than the Post-Closing Date;

(8)                a legal opinion of Allen Overy Shearman Sterling SCS, legal advisers to the Luxembourg Guarantors in relation to the capacity of the Luxembourg Guarantors; and

(9)                a legal opinion of Linklaters LLP, Luxembourg, legal advisers to the Initial Purchasers in relation to certain validity aspects;

(e)                 the Issuer shall obtain endorsements and certificates of insurance with respect to the coverages required by Section 4.21, which endorsements and certificates shall be compliant with requirements of Section 4.21(c).

ARTICLE 5
SUCCESSORS

Section 5.01	Merger, Consolidation or Sale of Assets.

(a)                 Neither Parent nor the Issuer will, directly or indirectly: (1) consolidate, amalgamate or merge with or into another Person, (2) consummate a Division as the Dividing Person (whether or not the Issuer is the surviving entity) or (3) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of Parent, the Issuer and their Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)                either: (a) Parent or the Issuer, as applicable, is the surviving Person; or (b) the Person formed by or surviving any such consolidation, amalgamation, merger or Division (if other than Parent or the Issuer, as applicable) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized, registered or existing under the laws of the United States, any state of the United States or the District of Columbia (such Person, the “Surviving Entity”);

(2)                the Surviving Entity (if other than Parent or the Issuer, as applicable) or the Person to which such Division, sale, assignment, transfer, conveyance, lease or other disposition has been made

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assumes all the obligations of Parent or the Issuer, as applicable, under the Notes and this Indenture pursuant to a supplemental indenture, and the Security Documents pursuant to the terms thereof, as applicable;

(3)                immediately after such transaction, no Event of Default exists;

(4)                [reserved];

(5)                the Surviving Entity (if other than Parent or the Issuer, as applicable) shall deliver, or cause to be delivered, to the Trustee and the Notes Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, amalgamation, merger, Division, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of this Indenture;

(6)                to the extent any property or assets of the Surviving Entity are property or assets of the type that would constitute Collateral under the Security Documents, the Surviving Entity (if other than Parent or the Issuer, as applicable) will take such action as may be reasonably necessary or required to cause such property and assets to be made subject to a Lien securing the Notes pursuant to this Indenture and the Security Documents in the manner and to the extent required by this Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected, preserved and protected to the extent required by this Indenture and the Security Documents;

(7)                the Collateral owned by or sold, assigned, conveyed, leased, transferred or otherwise disposed of to the Surviving Entity shall (a) continue to constitute Collateral under this Indenture and the Security Documents, (b) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of itself, the Trustee and the Holders of the Notes and (c) not be subject to any Lien other than Liens permitted under Section 4.12 and the definition of “Permitted Liens”; and

(8)                the Surviving Entity (if other than Parent or the Issuer, as applicable) shall become a party to the Parity Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement (if any) by joinder or supplement.

(b)                 Section 5.01(a) will not apply to (a) any merger, consolidation, amalgamation, sale, assignment, transfer, conveyance, lease, Division or other disposition of assets between or among Parent, the Issuer and any Guarantor and (b) any merger, consolidation, amalgamation or Division of any Restricted Subsidiary with or into Parent or the Issuer. Clause (3) of Section 5.01(a) will not apply to (i) any consolidation, amalgamation or merger of Parent or the Issuer into, or Division, sale, assignment, transfer, lease, conveyance or other disposition of all or part of the properties and assets of Parent or the Issuer to, the Issuer or any Guarantor, (ii) a merger, consolidation, amalgamation or Division of Parent or the Issuer with or into an Affiliate for the purpose of reincorporating Parent or the Issuer in another jurisdiction so long as the amount of Indebtedness of Parent and its Restricted Subsidiaries is not increased thereby or (iii) the conversion of Parent or a Restricted Subsidiary into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the United States, any state thereof or the District of Columbia, or the conversion of a Restricted Subsidiary organized or existing under the laws of Canada or any province or territory thereof into a corporation, company, partnership, limited partnership, limited liability partnership, unlimited liability corporation, unlimited liability company or trust organized or existing under the laws of Canada or any province or territory thereof. In addition, Parent or any Restricted Subsidiary may change its name.

Section 5.02	Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance, Division or other disposition of all or substantially all of the properties or assets of Parent or the Issuer, as applicable, in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, (a) the successor Person formed by such consolidation or into or with which Parent or the Issuer, as applicable, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition or Division is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance,

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Division or other disposition, the provisions of this Indenture referring to “Parent” or the “Issuer”, as applicable, shall refer instead to the successor Person and not to Parent or the Issuer, as applicable), and may exercise every right and power of Parent or the Issuer, as applicable, under this Indenture with the same effect as if such successor Person had been named as Parent or the Issuer, as applicable, herein; and (b) Parent, the Issuer or such predecessor Person, as the case may be, (except in the case of a lease) shall be released from its obligations under this Indenture and the Notes.

ARTICLE 6
DEFAULTS AND REMEDIES

Section 6.01	Events of Default.

Each of the following is an “Event of Default”:

(1)                default for 30 days in the payment when due of interest on the Notes;

(2)                default in the payment when due (at maturity, upon redemption, offer to purchase or otherwise) of the principal of, or premium, if any, on the Notes;

(3)                failure by Parent, the Issuer or any of their Restricted Subsidiaries for 60 days after notice by the Trustee to the Issuer or by the Holders of at least 30% in aggregate principal amount of the Notes then outstanding to the Issuer and the Trustee to comply with any of the agreements in this Indenture (other than a default referred to in clause (1) or (2) of this Section 6.01) or the Security Documents; provided that in the case of a failure to comply with Section 4.03 hereof, such period of continuance of such default or breach shall be 120 days after written notice described in this clause (3) has been given;

(4)                default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for borrowed money (other than Indebtedness owed to Parent, the Issuer or any of their Restricted Subsidiaries or any Affiliate) of Parent, the Issuer or any of Parent’s Restricted Subsidiaries that is a Significant Subsidiary (or the payment of which is guaranteed by Parent or any of Parent’s Restricted Subsidiaries that is a Significant Subsidiary), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a)       is caused by a failure to pay principal of, or premium, if any, on any such Indebtedness at final Stated Maturity (after giving effect to any applicable grace periods) (a “Payment Default”); or

(b)       results in the acceleration of such Indebtedness prior to its express maturity, and,

in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates at least the greater of (x) $192.5 million and (y) 35.0% of Consolidated EBITDA;

(5)                failure by Parent, the Issuer or any of Parent’s Restricted Subsidiaries that is a Significant Subsidiary to pay final non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of the greater of (x) $192.5 million and (y) 35.0% of Consolidated EBITDA (other than any judgments covered by indemnities or insurance policies issued by reputable companies), which judgments are not paid, discharged or stayed, for a period of 60 days, after the applicable judgment becomes final and non-appealable;

(6)                Parent, the Issuer or any of their Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

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(A)        commences a voluntary case or any other insolvency or liquidation proceeding,

(B)        consents to the entry of an order for relief against it in an involuntary case or any other insolvency or liquidation proceeding,

(C)        consents to the appointment of a custodian, receiver, trustee or monitor of it or for all or substantially all of its property,

(D)        makes a general assignment for the benefit of its creditors, or

(E)        admits in writing its inability to pay its debts as they become due;

(7)                a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)        is for relief against none of Parent, the Issuer or any of their Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary in an involuntary case or any other insolvency or liquidation proceeding;

(B)        appoints a custodian of none of Parent, the Issuer or any of their Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of none of Parent, the Issuer nor any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary; or

(C)        orders the liquidation of none of Parent, the Issuer nor any of their Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(8)                except as permitted by this Indenture, any Note Guarantee of Parent or a Significant Subsidiary of Parent is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (except as contemplated by the terms of this Indenture), or Parent or any Significant Subsidiary of Parent, or any Person acting on behalf of Parent or such Significant Subsidiary of Parent, denies or disaffirms its obligations under its Note Guarantee and any such Default continues for 10 days; or

(9)                any (i) Security Document shall cease to be in full force and effect, or shall cease to give the Notes Collateral Agent for the benefit of the Holders the Liens, rights, powers and privileges purported to be created thereby or (ii) security interest purported to be created by any Security Document in any Collateral other than Collateral with an aggregate Fair Market Value not in excess of $100.0 million shall cease to be a perfected security interest, to the extent required by this Indenture or any Security Document or any Intercreditor Agreement (other than as a result of the failure of the Notes Collateral Agent to maintain possession of possessory collateral delivered to it), in favor of the Notes Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted under Section 4.12 and Permitted Liens), and subject to no other Liens (except as permitted under Section 4.12 hereof and Permitted Liens).

Any time period set forth herein to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction to the extent such actual or alleged Default or Event of Default is the subject of litigation.

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Section 6.02	Acceleration.

In the case of an Event of Default specified in clause (6) or (7) of Section 6.01 hereof, with respect to any of Parent, the Issuer, any Restricted Subsidiary of Parent that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in aggregate principal amount of the then outstanding Notes by notice to the Issuer (with a copy to the Trustee if given by Holders of Notes) may declare all the Notes to be due and payable immediately; provided that a notice of an Event of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee and the Notes Collateral Agent may, on behalf of all of the Holders of all the Notes, rescind an acceleration and its consequences under this Indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes) and if all sums paid or advanced by the Trustee and the Notes Collateral Agent hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their agents and counsel have been paid.

In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in Section 6.01(4) hereof (excluding any resulting payment default under this Indenture or the Notes), the declaration of acceleration of the Notes shall be automatically annulled if such Indebtedness is paid or otherwise acquired or retired or the requisite Holders of such Indebtedness described in Section 6.01(4) hereof have rescinded or waived the declaration of acceleration in respect of such Indebtedness within 20 Business Days of the date of such declaration of acceleration of the Notes, and if the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, and all existing Events of Default, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived and all amounts owing to the Trustee and the Notes Collateral Agent have been paid.

Section 6.03	Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04	Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest on, the Notes; provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

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If a Default is deemed to occur solely as a consequence of the existence of another Default (the “Initial Default”), then, at the time such Initial Default is cured, the Default that resulted solely because of that Initial Default will also be cured without any further action.

Section 6.05	Control by Majority.

Subject to the terms of the Security Documents, the Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Notes Collateral Agent or exercising any trust or power conferred on it. However, the Trustee or the Notes Collateral Agent may refuse to follow any direction that conflicts with law or this Indenture, that the Trustee or the Notes Collateral Agent determines may be unduly prejudicial to the rights of other Holders of Notes (it being understood that neither the Trustee nor the Notes Collateral Agent has an affirmative duty to determine whether any action is prejudicial to any Holder) or that may involve the Trustee or the Notes Collateral Agent in personal liability.

By their acceptance of the Notes, the Holders of the Notes will be deemed to have authorized the Notes Collateral Agent to enter into and to perform each of the Security Documents, the Parity Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any other Intercreditor Agreement, including any amendments or supplements thereto permitted by this Indenture.

Section 6.06	Limitation on Suits.

Except to enforce the right to receive payment of principal or interest, if any, when due, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes (subject to the Intercreditor Agreements) unless:

(1)                 such Holder has previously given the Trustee written notice that an Event of Default has occurred and is continuing;

(2)                 Holders of at least 30% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)                such Holder or Holders offer and, if requested, provide to the Trustee and/or the Notes Collateral Agent security and/or indemnity satisfactory to the Trustee and the Notes Collateral Agent, as applicable, against any loss, liability or expense;

(4)                 the Trustee does not comply with such request within 60 days after receipt of the notice, request and the offer of security and/or indemnity; and

(5)                 during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07	Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, or interest on, the Note, on or after the respective due dates expressed or provided for in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

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Section 6.08	Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer or any Guarantor for the whole amount of principal of and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09	Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been determined or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings or any other proceedings, the Issuer, any Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies hereunder of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.10	Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Notes Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent and their agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer or any Guarantor (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee and the Notes Collateral Agent any amount due to each of them for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their agents and counsel, and any other amounts due the Trustee and the Notes Collateral Agent under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee and the Notes Collateral Agent under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.11	Priorities.

Subject to the Intercreditor Agreements, if the Trustee collects any money pursuant to this Article 6 or, after an Event of Default, any money or other property distributable in respect of the Issuer’s obligations under this Indenture, it shall pay out the money or distribute the property in the following order:

First: to the Trustee (including any predecessor trustee), Notes Collateral Agent, their agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Notes Collateral Agent and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, respectively; and

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Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee, upon written notice to the Issuer, may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.11.

Section 6.12	Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.12 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Section 6.13	Net Short Provisions.

Any notice of Default, notice of acceleration or instruction to the Trustee or the Notes Collateral Agent, as applicable, to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (other than any Holder that is a Regulated Bank, an Initial Purchaser or, in each case, its Affiliate (in each case, as evidenced by delivery of an Officer’s Certificate to the Trustee and the Notes Collateral Agent, if applicable, from such Initial Purchaser or Affiliate certifying as to its status as an Initial Purchaser or Affiliate thereof)) (each a “Directing Holder”) must be accompanied by a written representation from each such Holder to the Issuer, the Trustee and the Notes Collateral Agent, if applicable, that such Holder is not (or, in the case such Holder is DTC or its nominees, that such Holder is being instructed solely by beneficial owners that have represented to such Holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to delivery of a notice of Default, shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed at the time of providing a Noteholder Direction to covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominees, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominees and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and the Issuer provides to the Trustee and the Notes Collateral Agent, if applicable, an Officer’s Certificate that the Issuer has instituted litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer provides to the Trustee and the Notes Collateral Agent, as applicable, an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed until such time as the Issuer provides the Trustee and the Notes Collateral Agent, if applicable, with an Officer’s Certificate that the Verification Covenant has been satisfied; provided that the Issuer shall promptly deliver such Officer’s Certificate to the Trustee and the Notes Collateral Agent, if applicable upon becoming aware that the Verification Covenant has been satisfied. Any breach of the Position Representation (as evidenced by an Officer’s Certificate delivered to the Trustee and the Notes Collateral Agent, if applicable) shall result in such Holder’s participation in such Noteholder Direction being disregarded; and if, without the participation of such Holder, the

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percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee and the Notes Collateral Agent, if applicable, shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default; provided, however, this shall not invalidate any indemnity or security provided by the Directing Holders to the Trustee or the Notes Collateral Agent which obligations shall continue to survive.

Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee and the Notes Collateral Agent, if applicable, during the pendency of an Event of Default as the result of bankruptcy or any other insolvency or liquidation proceeding shall not require compliance with the foregoing paragraphs. In addition, for the avoidance of doubt, the foregoing two paragraphs shall not apply to any Holder that is a Regulated Bank or an Initial Purchaser.

For the avoidance of doubt, each of the Trustee and the Notes Collateral Agent shall be entitled to conclusively rely on any Noteholder Direction, Position Representation, Verification Covenant, Officer’s Certificate or other document delivered to it pursuant to the foregoing paragraphs, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Regulated Banks, Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise and shall have no liability for ceasing to take any action or staying any remedy. Neither the Trustee nor the Notes Collateral Agent shall have any liability to the Issuer, any Holder or any other Person in acting in good faith on a Noteholder Direction or to determine whether any Holder has delivered a Position Representation or that such Position Representation conforms with this Indenture or any other agreement or whether or not any Holder is a Regulated Bank or an Initial Purchaser.

With their acquisition of the Notes, each Holder and subsequent purchaser of the Notes consents to the delivery of its Position Representation by the Trustee and the Notes Collateral Agent, if applicable, to the Issuer in accordance with the terms of this provision. Each Holder and subsequent purchaser of the Notes waives any and all claims, in law and/or in equity, against the Trustee and the Notes Collateral Agent, and agrees not to commence any legal proceeding against the Trustee or the Notes Collateral Agent in respect of, and agrees that neither the Trustee nor the Notes Collateral Agent will be liable for any action that the Trustee or the Notes Collateral Agent takes in accordance with this provision, or arising out of or in connection with following instructions or taking actions in accordance with a Noteholder Direction.

Other than in connection with actions resulting from the gross negligence or willful misconduct of the Trustee or the Notes Collateral Agent, as applicable, the Issuer waives any and all claims, in law and/or in equity, against the Trustee and the Notes Collateral Agent, and agrees not to commence any legal proceeding against the Trustee or the Notes Collateral Agent in respect of, and agrees that neither the Trustee nor the Notes Collateral Agent will be liable for any action that the Trustee or the Notes Collateral Agent takes in accordance with this provision, or arising out of or in connection with following instructions or taking actions in accordance with a Noteholder Direction.

For the avoidance of doubt, the Trustee and the Notes Collateral Agent, if applicable, will treat all Holders equally with respect to their rights under this Section 6.13. In connection with the requisite percentages required under this Indenture to exercise remedies, the Trustee and the Notes Collateral Agent, if applicable, shall be entitled to treat all outstanding Notes equally irrespective of any Position Representation in determining whether the requisite percentage has been obtained with respect to the initial delivery of the Noteholder Direction.

The Issuer agrees that any and all other actions that the Trustee or the Notes Collateral Agent takes or omits to take in connection with the foregoing net short language and all fees, costs and expenses of the Trustee, the Notes Collateral Agent and their agents and counsel arising as a result of, or in connection with, the application of such provision shall be covered by the Issuer’s indemnification obligations set forth in this Indenture.

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ARTICLE 7
TRUSTEE

Section 7.01	Duties of Trustee.

(a)                 If an Event of Default has occurred and is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)                Except during the continuance of an Event of Default actually known to a Responsible Officer of the Trustee:

(1)                the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)                in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (however the Trustee shall have no obligation to verify the mathematical calculations contained therein).

(c)                 The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)                this clause (c) does not limit the effect of clause (b) of this Section 7.01;

(2)                 the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)                the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.05 and 6.13 hereof.

(d)                Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b), (c) and (e) of this Section 7.01.

(e)                 No provision of this Indenture will require the Trustee or the Notes Collateral Agent to expend or risk their own funds or incur any liability in the performance of any of its duties hereunder or under the other Note Documents, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity and/or security against such risk or liability is not reasonably assured to it.

(f)                  The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law. The Trustee shall have no obligation to invest funds received by it pursuant to this Indenture.

Section 7.02	Rights of Trustee.

(a)                 The Trustee may conclusively rely upon any document (whether in its original, facsimile or other electronic form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

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(b)                 Before the Trustee or the Notes Collateral Agent acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both, except that (x) no Officer’s Certificate or Opinion of Counsel will be required to be furnished to the Trustee and the Notes Collateral Agent in connection with the authentication and delivery of the Initial Notes on the Issue Date and (y) no Opinion of Counsel will be required to be furnished to the Trustee and the Notes Collateral Agent in connection with the execution of any amendment or supplement in the form of Exhibit D adding a new Guarantor under this Indenture or evidencing the release of a Guarantor pursuant to Section 10.07 hereof. Neither the Trustee nor the Notes Collateral Agent will be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee and the Notes Collateral Agent may consult with counsel of their selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)                 The Trustee and the Notes Collateral Agent may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d)                 The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)                 Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.

(f)                  Neither the Trustee nor the Notes Collateral Agent will be under any obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered, and if requested, provided to the Trustee and/or the Notes Collateral Agent, as applicable, indemnity and/or security satisfactory to the Trustee and/or the Notes Collateral Agent, as applicable, against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g)                 The Trustee shall not be required to give any note, bond or surety in respect of the trusts and powers under this Indenture.

(h)                 The Trustee may request that the Issuer delivers a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in such certificate previously delivered and not superseded.

(i)                  Delivery of reports, information and documents to the Trustee described in Section 4.03 hereof is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s or the Guarantors’ compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely conclusively on Officer’s Certificates). The Trustee is under no duty to examine such reports, information or documents to ensure compliance with the provision of this Indenture or to ascertain the correctness or otherwise of the information or the statements contained therein.

(j)                  In no event shall the Trustee or the Notes Collateral Agent be responsible or liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or the Notes Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k)                 Neither the Trustee nor the Notes Collateral Agent shall be deemed to have notice of any Default or Event of Default unless written notice of any event which is in fact such a Default or Event of Default is received by a Responsible Officer of the Trustee or the Notes Collateral Agent, as applicable, at the Corporate Trust Office of the Trustee or the Notes Collateral Agent, respectively, and such notice references the Notes and this Indenture.

(l)                  The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its

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capacities hereunder and the Notes Collateral Agent, and each agent, custodian and other Person employed to act hereunder.

(m)               Neither the Trustee nor the Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or the Private Placement Legend or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or Beneficial Owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(n)                Neither the Trustee nor the Notes Collateral Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document.

(o)                The permissive right of the Trustee or the Notes Collateral Agent to take actions that are permitted, but not required, by this Indenture or the Notes Documents shall not be construed as an obligation or duty to do so.

Section 7.03	Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest as defined in the TIA it must eliminate such conflict within 90 days or resign. Any Agent and the Notes Collateral Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10 hereof.

Section 7.04	Trustee’s and Notes Collateral Agent’s Disclaimer.

Neither the Trustee not the Notes Collateral Agent shall be responsible for, and neither the Trustee nor the Notes Collateral Agent makes any representation as to the validity or adequacy of this Indenture or the Notes, nor shall either be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture. The Trustee shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. Neither the Trustee nor the Notes Collateral Agent shall be responsible for making any calculation with respect to any matter under this Indenture. Neither the Trustee nor the Notes Collateral Agent shall have any duty to monitor or investigate the Issuer’s compliance with or the breach of, or cause to be performed or observed, any representation, warranty, or covenant, or agreement of any Person, other than the Trustee or the Notes Collateral Agent, made in this Indenture or the other Notes Documents.

Neither the Trustee nor any of its officers, directors, employees and agents makes any representation as to, or shall be responsible for the existence, condition, genuineness, value or protection of, any Collateral, for the legality, enforceability, effectiveness or sufficiency of any Note Document, or for the creation, perfection, priority, sufficiency or protection of any Liens securing the Notes and Obligations, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any Lien or Collateral Document. The Trustee shall not be responsible for and makes no representation as to the compliance by the Issuer or any Guarantor with any covenant or statutory or regulatory requirement related to the Collateral. The Trustee shall not be responsible for and makes no representation as to the Issuer’s or any Guarantor’s right, title or ownership in any of the Collateral and shall have no obligation for any defects therein or to inquire or investigate the same in any manner. The Trustee makes no representation as to, and shall not be responsible for, the recording or re-recording or filing or re-filing of any financing or continuation statements or amendments thereto or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Lien or security interest in the Collateral. The Trustee shall not be liable or responsible for the failure of the Issuer or Guarantors to

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effect or maintain insurance on the Collateral as provided in any Note Document nor shall it be responsible for any loss by reason of want or insufficiency in insurance or by reason of the failure of any insurer with which the insurance is carried to pay the full amount of any loss against which it may have insured the Issuer, the Guarantors, the Trustee or any other Person.

Section 7.05	Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) to Holders of Notes a notice of the Default or Event of Default within 90 days after the Trustee obtains knowledge thereof. Except in the case of a Default or Event of Default in payment of principal of, premium on, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06	[Reserved].
Section 7.07	Compensation and Indemnity.

(a)                 The Issuer will pay to the Trustee and the Notes Collateral Agent from time to time compensation as is agreed to from time to time by the Issuer and the Trustee and the Notes Collateral Agent for its acceptance of this Indenture and services hereunder and under the other Note Documents. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Trustee promptly upon request for all reasonable out-of-pocket disbursements, advances and expenses incurred or made by it in addition to the compensation for its services except for any such disbursements, advances or expense as shall have been caused by the Trustee’s or the Notes Collateral Agent’s, as applicable, gross negligence or willful misconduct. Such expenses will include the reasonable out-of-pocket compensation, disbursements and expenses of the Trustee’s and the Notes Collateral Agent’s agents and counsel.

(b)                The Issuer and the Guarantors will indemnify on a joint and several basis the Trustee and the Notes Collateral Agent (including their officers, directors, employees and agents) against any and all losses, liabilities or expenses, including fees and expenses of counsel, including Taxes (other than Taxes based upon, measured by or determined by the income of the Trustee or the Notes Collateral Agent), incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture and the other Note Documents, including the reasonable costs and expenses of enforcing this Indenture and the other Note Documents against the Issuer and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuer, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or thereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction. The Trustee and the Notes Collateral Agent, as applicable, will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee or the Notes Collateral Agent, as applicable, to so notify the Issuer will not relieve the Issuer or any of the Guarantors of their obligations hereunder. The Issuer or such Guarantor will defend the claim and the Trustee and the Notes Collateral Agent, as applicable, will cooperate in the defense. The Trustee and the Notes Collateral Agent, as applicable, may have separate counsel and the Issuer will pay the reasonable fees and out-of-pocket expenses of such counsel. Neither the Issue nor any Guarantor needs to pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c)                 The obligations of the Issuer and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture, the resignation or removal of the Trustee or the Notes Collateral Agent and the termination for any reason of this Indenture.

(d)                 To secure the Issuer’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, or interest on, particular Notes. Such Lien will survive the satisfaction and

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discharge of this Indenture, the resignation or removal of the Trustee and the termination for any reason of this Indenture.

(e)                 Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses or renders services after an Event of Default specified in clauses (6) and (7) of Section 6.01 hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration (or any functional equivalent thereof) under any Bankruptcy Law.

(f)                  “Trustee” for purposes of this Section 7.07 shall include the Notes Collateral Agent and any predecessor Trustee; provided, however, that the negligence, willful misconduct or bad faith of any “Trustee” hereunder shall not affect the rights of any other “Trustee” hereunder.

Section 7.08	Replacement of Trustee.

(a)                 A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b)                 The Trustee may resign at any time upon 30 days’ prior written notice to the Issuer and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer with 30 days’ prior written notice. The Issuer may remove the Trustee if:

(1)                the Trustee fails to comply with Section 7.10 hereof;

(2)                 the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)                 a custodian or public officer takes charge of the Trustee or its property; or

(4)                the Trustee becomes incapable of acting.

(c)                 If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Issuer will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d)                 If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e)                 If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)                  A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s and the Guarantors’ obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

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Section 7.09	Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act will be the successor Trustee.

Section 7.10	Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation, national banking association or other financial institution organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01	Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may at any time elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes (including the Note Guarantees) upon compliance with the conditions set forth below in this Article 8.

Section 8.02	Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and each of the Guarantors, if any, will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to the Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors, if any, will be deemed to have paid and discharged the entire Indebtedness represented by the Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under the Notes, the Note Guarantees and this Indenture and Liens on the Collateral released (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)                 the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, and interest, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2)                 the Issuer’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

(3)                 the rights, powers, trusts, duties, indemnities and immunities of the Trustee and the Notes Collateral Agent hereunder, and the Issuer’s and the Guarantors’ obligations in connection therewith (including, without limitation, those contained in Article 7 hereof); and

(4)                 this Article 8.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof. Notwithstanding anything to the contrary contained herein, the Issuer’s and the Guarantors’ obligations under Section 7.07 shall survive a Legal Defeasance.

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Section 8.03	Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16 and 4.17 hereof and clauses (3) and (4) of Section 5.01 hereof with respect to the Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), the Note Guarantees will be released pursuant to Section 10.07 hereof and the Notes and Note Guarantees will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes and the Note Guarantees will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuer and the Guarantors, if any, may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) (to the extent relating to the covenants that are subject to Covenant Defeasance), (4), (5) and (8) hereof will not constitute Events of Default. Notwithstanding anything to the contrary contained herein, the Issuer’s and the Guarantors’ obligations under Section 7.07 shall survive a Covenant Defeasance.

Section 8.04	Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof with respect to the Notes:

(1)                the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, (x) cash in U.S. dollars in an amount, (y) non-callable U.S. dollar-denominated Government Securities, the scheduled payments of principal of and interest thereon will be in an amount, or (z) a combination thereof in amounts, in each case, as will be sufficient, without consideration of any reinvestment of interest, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, and interest, if any, on, the outstanding Notes to the stated date for payment thereof or to the applicable redemption date, as the case may be, and all interest, if any, accrued to such dates, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)                the Issuer must deliver to the Trustee, (a)  in the case of Legal Defeasance, an Opinion of Counsel to the effect that (i) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or (ii) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm, that the Beneficial Owners of outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; and (b) in the case of Covenant Defeasance, an Opinion of Counsel to the effect that the Beneficial Owners of outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(3)                such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of or constitute a default under, any material agreement or instrument (other than this Indenture and the

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agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuer or any of the Guarantors is a party or by which the Issuer or any of the Guarantors is bound;

(4)                the Issuer must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(5)                the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05	Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06	Repayment to the Issuer.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium on, if any, or interest, if any, on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest, if any, has become due and payable shall be paid to the Issuer on its request, unless an abandoned property law designates another Person, or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

Section 8.07	Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as

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though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium on, if any, or interest, if any, on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01	Without Consent of Holders of Notes.

Notwithstanding Section 9.02 hereof, without the consent of any Holder of Notes, the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent, as applicable, may amend or supplement this Indenture, the Security Documents, the Intercreditor Agreements, the Notes or the Note Guarantees:

(1)                to cure any ambiguity, mistake, omission, defect or inconsistency;

(2)                 to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(3)                to provide for the assumption of the Issuer’s or any Guarantor’s obligations to Holders of Notes and Note Guarantees in the case of a merger, consolidation, amalgamation or Division or sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable;

(4)                 to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the rights under this Indenture of any Holder in any material respect;

(5)                 to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA, if applicable;

(6)                to conform the text of this Indenture, the Notes, the Note Guarantees, the Security Documents or the Intercreditor Agreements to any provision of the “Description of Notes” section or the “Limitations on Validity and Enforceability of the Guarantees” section of the Offering Memorandum relating to the initial offering of the Notes;

(7)                 to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

(8)                 to allow the Issuer or any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes, the Security Documents or the Intercreditor Agreements in accordance with the terms of this Indenture;

(9)                 to add or release Note Guarantees in accordance with the terms of this Indenture and to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or Intercreditor Agreements, or any release of Collateral pursuant to the terms of this Indenture or any of the Security Documents or Intercreditor Agreements;

(10)             to secure additional extensions of credit and add additional secured creditors holding other Secured Indebtedness to the extent such Indebtedness is New Credit Facilities Obligations or Parity Lien Debt so long as such Indebtedness is not prohibited by the provisions of this Indenture;

(11)             to add additional assets as Collateral; or

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(12)             to provide for the succession of any parties to the Security Documents and this Indenture (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement that is not prohibited by this Indenture.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee and the Notes Collateral Agent, if applicable, of the documents described in Sections 7.02, 9.06, 13.02 and 13.03 hereof, the Trustee and the Notes Collateral Agent, if applicable, will join with the Issuer and the Guarantors, if any, in the execution of any amended or supplemental indenture and amendment or supplement to the Security Documents authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee or the Notes Collateral Agent, if applicable, will not be obligated to enter into such amended or supplemental indenture or amendment or supplement to the Security Documents that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02	With Consent of Holder of Notes.

Except as otherwise provided below in this Section 9.02, the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent may amend or supplement this Indenture (including, without limitation, Sections 3.09, 4.10 and 4.14 hereof), the Security Documents, each Intercreditor Agreement, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes other than the Notes Beneficially Owned by the Issuer or its Affiliates (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest, if any, on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Security Documents, the applicable Intercreditor Agreement, the Notes or the Note Guarantees may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes other than the Notes Beneficially Owned by the Issuer or its Affiliates (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Sections 2.08 and 2.09 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Issuer accompanied by a resolution of the Board of Directors of the Issuer authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence reasonably satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Sections 7.02, 9.06, 13.02 and 13.03 hereof, the Trustee and the Notes Collateral Agent, if applicable, will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture and amendment or supplement to the Security Documents unless such amended or supplemental indenture and amendment or supplement to the Security Documents affects the Trustee’s and the Notes Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and the Notes Collateral Agent may in their discretion, but will not be obligated to, enter into such amended or supplemental indenture and amendment or supplement to the Security Documents.

It is not necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will mail (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to deliver such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single

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class may waive compliance in a particular instance by the Issuer or Guarantors with any provision of this Indenture, the Security Documents, the Intercreditor Agreements, the Notes or any Note Guarantees. However, without the consent of each Holder of the then-outstanding Notes affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)                 reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)                 reduce the principal of or change the Stated Maturity of any Note or alter or waive any of the provisions relating to the dates on which the Notes may be redeemed or the redemption price thereof with respect to the redemption of the Notes (other than any change to the notice periods with respect to such redemption);

(3)                 reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4)                 waive a Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)                 make any Note payable in anything other than U.S. dollars;

(6)                 make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, premium on, if any, or interest, if any, on, the Notes;

(7)                subject to Sections 4.10(e) and 4.14(e), modify the obligation of the Issuer to repurchase Notes pursuant to Section 3.09, 4.10 or 4.14 hereof, after the date of an event giving rise to such repurchase obligation;

(8)                 release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(9)                make any change in the preceding amendment and waiver provisions; or

(10)             make any change to, or modify, the ranking of the Notes in respect of right of payment in a manner that would adversely affect the Holders of the Notes.

In addition, without the consent of the Holders of at least 66⅔% in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), no amendment, supplement or waiver may (1) have the effect of releasing all or substantially all of the Collateral from the Liens created pursuant to the Security Documents (except as permitted by the terms of this Indenture, the Security Documents or the Intercreditor Agreements) or changing or altering the priority of the security interests of the Holders of the Notes in the Collateral in a manner that would adversely affect the Holders of the Notes, (2) make any change in the Security Documents, the Intercreditor Agreements or the provisions of this Indenture dealing with the application of proceeds of the Collateral that would adversely affect the Holders of the Notes or (3) modify the Security Documents or the provisions of this Indenture dealing with Collateral in any manner adverse to the Holders of the Notes in any material respect other than in accordance with the terms of this Indenture, the Security Documents or the Intercreditor Agreements.

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Section 9.03	[Reserved].
Section 9.04	Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date on which the Trustee receives an Officer’s Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05	Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06	Trustee to Sign Amendments, etc.

The Trustee and the Notes Collateral Agent, if applicable, will sign any amended or supplemental indenture and amendment or supplement to the Security Documents authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Notes Collateral Agent, as the case may be. The Issuer may not sign an amended or supplemental indenture until the Board of Directors of the Issuer approves it. In executing any amended or supplemental indenture or any amendment or supplement to the Security Documents, the Trustee and the Notes Collateral Agent, if applicable, will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Sections 13.02 and 13.03 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture and amendment or supplement to the Security Documents is authorized or permitted by this Indenture and the Security Documents, if applicable, and, in the case of an Opinion of Counsel, that such supplemental indenture constitutes the legally valid and binding obligation of the Issuer and the Guarantors, subject to customary exceptions. Notwithstanding the foregoing, no Opinion of Counsel will be required for the Trustee and the Notes Collateral Agent to execute any amendment or supplement in the form of Exhibit D adding a new Guarantor under this Indenture or releasing a Guarantee by a Guarantor pursuant to Section 10.07.

ARTICLE 10
NOTE GUARANTEES

Section 10.01	Guarantee.

(a)                 Subject to this Article 10, each of the Guarantors hereby, jointly and severally, irrevocably, fully and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Notes Collateral Agent and each of their successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, to pay fully and promptly, unconditionally, irrevocably, upon first demand and without raising any defenses or objections, set-off or counterclaim and without verification of the legal ground:

(1)                 any amount in respect of the principal of, premium on, if any, and interest on, the Notes and interest on the overdue principal of, premium on, if any, and interest on, the Notes, if lawful, and any amount in respect of all other obligations of the Issuer to the Holders, the Trustee or the Notes Collateral

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Agent hereunder or thereunder, all in accordance with the terms hereof and thereof (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency or liquidation proceeding, relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.07 hereof); and

(2)                in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same in accordance with the terms of the extension or renewal.

Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)                The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective and separate (nicht akzessorisch) of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives (to the fullest extent permitted by law) diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer (including any insolvency or liquidation proceeding of the Issuer), any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)                 If any Holder, the Trustee or the Notes Collateral Agent is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either to the Trustee, the Notes Collateral Agent or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)                 Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the Notes Collateral Agent, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Note Guarantee.

Section 10.02	Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state law, or the laws of the jurisdiction of organization of such Guarantor to the extent applicable to any Note Guarantee. Each Note Guarantee shall be subject to limitations in accordance with local law in the jurisdiction of organization of the applicable Guarantor and defenses generally available to guarantors in such jurisdiction. For the avoidance of doubt, such limitations and defenses may include, but are not limited to, (i) those related to fraudulent conveyance, fraudulent transfer, voidable preference, financial assistance, corporate purpose, corporate benefit, capital maintenance, earnings stripping, retention of title claims and similar laws, regulations and defenses affecting the rights of creditors generally, (ii) such limitations and defenses as are described in the Offering Memorandum under the caption “Limitations on Validity and Enforceability of the Guarantees” and (iii) other considerations under applicable law. Except as otherwise set forth in this Indenture, to effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such

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Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03	Limitations Applicable to Canadian Guarantors.

(a)                 For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Indenture or any of the other Note Documents is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360 or 365, as the case may be, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Indenture or any of the other Note Documents, and (iii) the rates of interest stipulated in this Indenture or any of the other Note Documents are intended to be nominal rates and not effective rates or yields.

(b)                If any provision of this Indenture or of any of the other Note Documents would obligate any Guarantor to make any payment of interest or other amount payable to any Holder in an amount or calculated at a rate which would be prohibited by applicable law or would result in a receipt by such Holder of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by such Holder of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: firstly, by reducing the amount or rate of interest required to be paid to such Holder under the applicable Note Document, and thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Holder which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).

Section 10.04	Limitations Applicable to Luxembourg Guarantors.

Notwithstanding any provision to the contrary in this Indenture and/or in the Purchase Agreement and/or in any other Note Document, the obligations and liabilities (including under any guarantee, indemnity, security interest, pledge or similar interest or similar obligations) of any Guarantor incorporated or established under the laws of Luxembourg (a “Luxembourg Guarantor”) under or in connection with this Indenture, any Collateral and the Note Guarantees, the Purchase Agreement, any Security Document and any other Note Document for the obligations of any obligor (including the Issuer and the Guarantors), which is not a direct or indirect Subsidiary of such Luxembourg Guarantor, shall be limited at any time (with no double counting), to an aggregate amount not exceeding ninety-five percent (95%) of the greater of:

A.	the sum of (i) a Luxembourg Guarantor’s own funds (capitaux propres) (as referred to in Annex I to the Grand Ducal Regulation dated 18 December 2015 setting out the form and content of the presentation of the balance sheet and profit and loss account, enforcing the Luxembourg law of 19 December 2002 on the commercial companies’ register and the accounting and annual accounts of undertakings, as amended (the “Grand Ducal Regulation”)) (the “Own Funds”) and (ii) all debt owed by such Luxembourg Guarantor to any of its direct or indirect shareholders and to any member of the group of companies to which a Luxembourg Guarantor belongs (recorded in any of the categories of the debt section (dettes) of Annex I to the Grand Ducal Regulation) (the “Intra-Group Debt”), both as determined on the basis of the then latest available annual accounts of a Luxembourg Guarantor duly established in accordance with applicable accounting rules, as at the date of the relevant Note Document; or
B.	the sum of (i) the Own Funds and (ii) the Intra-Group Debt, in each case as determined on the basis of the then latest available annual accounts of a Luxembourg Guarantor duly established in accordance with applicable accounting rules, as at the date on which its Note Guarantee is called.
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Where, for the purpose of the above determination, (i) no duly established annual accounts are available for the relevant reference period (which will include a situation where, in respect of the determinations to be made above, no final annual accounts have been established in due time in respect of the then most recently ended financial year) or (ii) the relevant annual accounts do not adequately reflect the status of the Own Funds and/or the Intra-Group Debt as envisaged above or (iii) a Luxembourg Guarantor has taken corporate or contractual actions having resulted in the increase of its Own Funds and/or its Intra-Group Debt since the close of its last financial year or (iv) the Intra-Group Debt cannot be determined on the basis of the available annual accounts, nor on the basis of the standard chart of accounts of a Luxembourg Guarantor (which such Luxembourg Guarantor undertakes to disclose to the Trustee for such purpose, when required), the Own Funds and/or the Intra-Group Debt will be valued either (i) at the fair market value or (ii) if no such market value has been determined, in accordance with the generally accepted accounting principles in Luxembourg and the relevant provisions of the Luxembourg law of 19 December 2002 on the commercial companies’ register and the accounting and annual accounts of undertakings, as amended.

For the avoidance of doubt, any residual guarantee, indemnity or other liabilities of such Luxembourg Guarantor shall be applied against the liabilities under (i) this Indenture, the Note Guarantees and the Purchase Agreement and (ii) a Credit Agreement and the Credit Documents on a pari passu basis.

By way of exception to the above, the liability of Husky Injection Molding Systems (R.C.S. B21683) under any guarantee or indemnity under or in connection with this Indenture, the Note Guarantees, the Purchase Agreement and/or under any Note Document for the obligations of any obligor, which is not a direct or indirect Subsidiary of a Luxembourg Guarantor, shall be limited at all times to the higher of:

a) the amount of EUR 50,000,000 (fifty million euros); and

b) the amount of (i) its cash at hand and (ii) debts owed to it by trade debtors and becoming due and available within one year, as at the date on which the guarantee or indemnity is called.

For the avoidance of doubt, this exception does not apply to the limitation with respect to the secured liabilities under any security interest, pledge or similar interest granted by Husky Injection Molding Systems (R.C.S. B21683) as referred to in the first paragraph of this Section 10.04.

The obligations and liabilities (including under any guarantee, indemnity, security interest, pledge or similar interest or similar obligations) of any Luxembourg Guarantor under or in connection with this Indenture, any Collateral, the Note Guarantees, the Purchase Agreement, any Security Documents and/or any other Note Document for the obligations of any obligor (including the Issuer and the Guarantors), which is not a direct or indirect Subsidiary of such Luxembourg Guarantor, shall not apply to any amount with respect to prohibited financial assistance under Luxembourg law.

Section 10.05	Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture or a supplemental indenture substantially in the form attached as Exhibit D hereto will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on a Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, such Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of a Note Guarantee set forth in this Indenture on behalf of the Guarantors.

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In the event that Parent, the Issuer or any of Parent’s Restricted Subsidiaries creates or acquires any Restricted Subsidiary after the Issue Date, if required by Section 4.16 hereof, the Issuer will cause such Restricted Subsidiary to comply with the provisions of Section 4.16 hereof and this Article 10, to the extent applicable.

Neither the Issuer nor any Guarantor shall be required to make a notation on the Notes to reflect a Note Guarantee or any release, termination or discharge thereof.

Section 10.06	Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Article 5 or Section 10.07 hereof, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuer or another Guarantor, unless:

(1)                immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2)                 either:

(a)       subject to Section 10.07 hereof, the Person (if other than such Guarantor) acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) unconditionally assumes all the obligations of such Guarantor under its Note Guarantee and this Indenture, on the terms set forth therein or herein, pursuant to a supplemental indenture; or

(b)       the Net Proceeds of such sale or other disposition are applied, if required, in accordance with the applicable provisions of this Indenture, including without limitation, Section 4.10 hereof.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee (it being understood that such supplemental indenture need not be executed by any other Person besides the Issuer and any such successor Person), of the Note Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses 2(a) and (b) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuer or another Guarantor.

Section 10.07	Releases.

A Note Guarantee of a Subsidiary Guarantor will be automatically and unconditionally released and discharged without the consent of Holders of Notes and each Guarantor and its obligations under the Note Guarantees will be released and discharged upon:

(1)                the sale, exchange, disposition or other transfer (including through merger, consolidation, amalgamation, Division or dissolution) of (x) the Capital Stock of such Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer, Parent or a Restricted Subsidiary, if after such transaction such Subsidiary Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of such Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer, Parent or a Restricted Subsidiary of Parent, if such sale,

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exchange, disposition or other transfer (including through merger, consolidation, amalgamation, Division or dissolution) is made in compliance with this Indenture;

(2)                 the Issuer designating such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the provisions of Section 4.07 hereof and the definition of “Unrestricted Subsidiary”;

(3)                 in the case of any Restricted Subsidiary that is required to guarantee the Notes pursuant to Section 4.16 hereof, the release or discharge of the Guarantee by such Subsidiary Guarantor of Indebtedness of the Issuer or any Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, that resulted in the obligation to guarantee the Notes, except if a release or discharge is by or as a result of payment in connection with the enforcement of remedies under such other Guarantee (it being understood that a release subject to a contingent reinstatement is still considered a release, and if any such Guarantee of such Subsidiary Guarantor is so reinstated, such Note Guarantee shall also be reinstated);

(4)                 the Issuer’s exercise of its Legal Defeasance option or Covenant Defeasance option pursuant to Article 8 hereof, or if the Issuer’s Obligations under this Indenture are discharged (including pursuant to a satisfaction and discharge of this Indenture or through redemption or repurchase of all of the Notes or otherwise) in accordance with the terms of this Indenture;

(5)                 the release or discharge of the Guarantee by, or direct obligation of, such Subsidiary Guarantor of the Obligations under the New Credit Agreement except by reason of payment under or termination or repayment of Indebtedness under the New Credit Agreement or, except if such release or discharge is by or as a result of payment in connection with the enforcement of remedies under such Guarantee or direct obligation (it being understood that a release subject to a contingent reinstatement is still considered a release, and if any such Guarantee of such Subsidiary Guarantor under the New Credit Agreement is so reinstated, such Note Guarantee shall also be reinstated);

(6)                such Subsidiary Guarantor becoming an Excluded Subsidiary;

(7)                such Subsidiary Guarantor ceasing to be a Wholly Owned Subsidiary of Parent, including as a result of any foreclosure or enforcement of any pledge or security interest securing Indebtedness or any exercise of remedies in respect thereof;

(8)                the Note Guarantees are unconditionally released and discharged pursuant to Section 4.18 hereof; or

(9)                such Guarantor is released pursuant to clause (8) of Section 9.02.

The Note Guarantee of Parent will be automatically and unconditionally released and discharged without the consent of Holders of Notes and Parent and its obligations under its Note Guarantee will be released and discharged upon (a) the Issuer’s exercise of their Legal Defeasance option or Covenant Defeasance option pursuant to Article 8 hereof, or if the Issuer’s Obligations under this Indenture are discharged (including pursuant to a satisfaction and discharge of this Indenture or through redemption or repurchase of all of the Notes or otherwise) in accordance with the terms of this Indenture, (b) the Note Guarantees are unconditionally released and discharged pursuant to Section 4.18 hereof or (c) Parent is released pursuant to clause (8) of Section 9.02.

In connection with any release under this Section 10.07, upon delivery by the Issuer to the Trustee of an Officer’s Certificate to the effect that all conditions precedent provided for in this Indenture to such release have been complied with, the Trustee will execute any documents reasonably requested by the Issuer in order to evidence the release of any Guarantor from its obligations under its Note Guarantee. The Net Proceeds of such sale or other disposition shall be applied, if required, in accordance with the applicable provisions of this Indenture.

To the extent the Issuer request evidence of release of a Guarantor under clauses (2) through (9), the Issuer shall deliver an Officer’s Certificate with respect to such release.

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Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 10.07 will remain liable for the full amount of principal of, premium on, if any, and interest on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11
SATISFACTION AND DISCHARGE

Section 11.01	Satisfaction and Discharge.

This Indenture, the Security Documents and the Intercreditor Agreements with respect to the Notes will be discharged and will cease to be of further effect as to all Notes issued hereunder (except (x) as to rights of registration of transfer or exchange of Notes and (y) for certain rights of the Trustee and the Notes Collateral Agent, which shall survive), and any Collateral then securing the Notes shall be automatically released, when:

(1)                either:

(a)       all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer or discharged from such trust, have been cancelled or delivered to the Trustee for cancellation; or

(b)       all such Notes not previously delivered to the Trustee for cancelation have become due and payable, will become due and payable at their Stated Maturity within one year or have been called for redemption or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of a notice of redemption in the name and at the expense of the Issuer and the Issuer, Parent or any Restricted Subsidiary has deposited or caused to be deposited with the Trustee in a manner that is not revocable, (i) cash in U.S. dollars in an amount, (ii) non-callable U.S. dollar-denominated Government Securities, the scheduled payments of principal of and interest thereon will be in an amount, or (iii) a combination thereof in an amount, in each case, as will be sufficient (in the case that Government Securities have been deposited, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants certified in writing to the Trustee), without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on such Notes for principal of, premium on, if any, and interest, if any, on, the Notes to the date of maturity or redemption, as the case may be;

(2)                 Parent, the Issuer or any Restricted Subsidiary has paid or caused to be paid all sums then due and payable by the Issuer and Guarantors under this Indenture; and

(3)                 the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes to maturity or to the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee and the Notes Collateral Agent stating that all conditions precedent to satisfaction and discharge and release of Collateral have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 11.01, the provisions of Sections 11.02 and 8.06 hereof will survive. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

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Section 11.02	Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium on, if any, or interest on, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 11.01 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 11 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or non-callable Government Securities held by it as provided in Section 11.01 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect a discharge in accordance with this Article 11.

ARTICLE 12
SECURITY

Section 12.01	Security Documents; Additional Collateral.

(a)                 Security Documents. In order to secure the due and punctual payment of the Obligations under this Indenture, the Notes and the Security Documents, the Issuer, the Guarantors, the Notes Collateral Agent and the other parties thereto, or other parties in accordance with the provisions of Section 4.16, Section 4.22 and this Article 12, will enter into the applicable Security Documents. The Issuer and the Guarantors shall make all filings (including filings of continuation statements and amendments to UCC and PPSA financing statements that may be necessary to continue the effectiveness of such UCC or PPSA financing statements) as are required by the Security Documents to maintain (at the sole cost and expense of the Issuer and the Guarantors) the security interests created by the Security Documents in the Collateral (subject to the terms of the Security Documents) as a perfected security interest to the extent perfection is required by the Security Documents and within the time frames set forth therein, subject only to Permitted Liens, and with the priority required by the Intercreditor Agreements, and the other Security Documents.

(b)                After-Acquired Collateral. Upon the acquisition by the Issuer or any of the Guarantors after the Issue Date of any assets (other than Excluded Assets), including, but not limited to, any real property that qualifies as Collateral or any equipment which constitute accretions, additions or technological upgrades to the equipment or any working capital assets that, in any such case, form part of the Collateral, the Issuer or such Guarantor shall execute and deliver (i) with regard to real property that qualifies as Collateral, the items described in Sections 12.01(b)(1) through (4) below within 90 days of the date of acquisition of the applicable asset (or such later date as may be reasonably necessary if such items cannot be delivered within such 90 day period after the Issuer’s or the applicable Guarantor’s use of commercially reasonable efforts and in no event will such items have to be executed

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and delivered prior to it being executed and delivered under the New Credit Agreement (to the extent the New Credit Agreement Obligations remain outstanding at such time), including any extensions permitted thereunder) and (ii) with regard to any other after-acquired property as are required under (and within the time frames set forth in) this Indenture or the Security Documents, within 90 days of the date of acquisition of the applicable asset (or 120 days in the case of any non-U.S. Guarantor or Collateral owned by non-U.S. Guarantors) (in each case of the foregoing clauses (i) and (ii), or such later date as the New Credit Facilities Administrative Agent may have agreed to under the New Credit Agreement (to the extent the New Credit Agreement Obligations remain outstanding at such time)), any information, documentation, financing statements or other certificates as may be necessary to vest in the Notes Collateral Agent a perfected security interest, with the priority required by this Indenture and the Security Documents, subject only to Liens permitted under Section 4.12 and Permitted Liens and the Perfection Exceptions, in such after-acquired property and to have such after-acquired property added to the Collateral, and thereupon all provisions of this Indenture and the Security Documents relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.

With respect to any fee interest in any Premises owned by the Issuer or any Guarantor on the Issue Date or acquired by the Issuer or any Guarantor after the Issue Date that forms a part of the Collateral (but specifically excluding Excluded Assets), within 90 days of the Issue Date or the date of acquisition, as applicable (or such later date as may be reasonably necessary if such items cannot be delivered within such 90 day period after the Issuer’s or the applicable Guarantor’s use of commercially reasonable efforts and in no event will such items have to be executed and delivered prior to it being executed and delivered under the New Credit Agreement (to the extent the New Credit Agreement Obligations remain outstanding at such time), including any extensions permitted thereunder):

(1)              the Issuer or Guarantors shall deliver to the Notes Collateral Agent, as mortgagee or beneficiary, as applicable, for the ratable benefit of itself, the Trustee and the Holders, fully executed counterparts of mortgages, debentures, deeds of trust, deeds to secure debt or other similar security instruments (each, a “Mortgage”) in accordance with the requirements of this Indenture and/or the Security Documents, duly executed and acknowledged by the Issuer or such Guarantor, and otherwise in form for recording in the recording office of each applicable political subdivision where the Premises to be encumbered thereby is situated, together with such certificates, affidavits, questionnaires or returns as shall be reasonably required in connection with the recording or filing thereof and evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith), together with any fixture filings, as may be necessary to create a valid, perfected Lien, with the priority required by this Indenture and the Security Documents, subject to Liens permitted under Section 4.12 and Permitted Liens, against the Premises purported to be covered thereby; provided, however, to the extent any such Mortgage is to be filed in a jurisdiction that charges mortgage, intangibles or similar taxes in connection with the recording thereof, the amount to be secured by such Mortgage shall not be more than the Issuer’s reasonable estimate of the Fair Market Value of such property;

(2)                the Notes Collateral Agent shall have received mortgagee’s title insurance policies (or a binding pro forma title insurance policy or marked-up unconditional binder of title insurance) in favor of the Notes Collateral Agent, and its successors and/or assigns, in the form necessary, with respect to the Premises purported to be covered by the applicable Mortgages, which shall insure that the Mortgages constitute a valid Lien on the applicable Premises, with the priority required by this Indenture and the Security Documents, free and clear of all Liens, defects and encumbrances, other than Liens permitted under Section 4.12 and Permitted Liens. All such title policies shall be issued by a nationally recognized title insurance company (the “Title Company”) in amounts equal to the estimated Fair Market Value of the Premises covered thereby as reasonably estimated by the Issuer or any U.S. Guarantor, and such policies shall also include, to the extent available, all such endorsements as shall be reasonably required in transactions of similar size and purpose to the extent available at commercially reasonable rates and shall be accompanied by evidence of the payment in full by the Issuer or the applicable U.S. Guarantor of all premiums thereon (or that satisfactory arrangements for such payment have been made) and that all charges for mortgage recording taxes, filing and recording fees and all related expenses, if any, have been paid;

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(3)                the Notes Collateral Agent shall have received ALTA/NSPS Surveys with respect to each such Premises; provided, however, that a new ALTA/NSPS Survey shall not be required to the extent that (x) an existing survey together with an “affidavit of no change” satisfactory to the Title Company is delivered to the Title Company and (y) the Title Company removes the standard survey exception and provides reasonable and customary survey-related endorsements and other similar coverages in the applicable title policy; and

(4)                the applicable Issuer or Guarantor shall deliver to the Notes Collateral Agent customary local counsel opinions in each jurisdiction where a Premises is located regarding the enforceability of each such Mortgage and other customary opinions.

Section 12.02	Concerning the Notes Collateral Agent.

(a)                 The provisions of this Section 12.02 are solely for the benefit of the Notes Collateral Agent and none of Parent, the Issuer, any of the other Guarantors nor any of the Holders shall have any rights as a third party beneficiary of any of the provisions contained herein. Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Security Documents, the Notes Collateral Agent shall have only those duties or responsibilities expressly provided hereunder or thereunder and the Notes Collateral Agent shall not have nor be deemed to have any fiduciary relationship with the Trustee, Parent, the Issuer, any other Guarantor or any Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Security Documents or otherwise exist against the Notes Collateral Agent.

(b)                Subject to the provisions of the Security Documents, the Notes Collateral Agent shall act pursuant to the written instructions of the Holders and the Trustee with respect to the Security Documents and the Collateral. For the avoidance of doubt, the Notes Collateral Agent shall have no discretion under this Indenture or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable, and shall have no liability in acting in accordance therewith. After the occurrence of an Event of Default, subject to the provisions of the Security Documents, the Trustee (acting at the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes) may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture or the Security Documents.

(c)                 None of the Notes Collateral Agent or any of its respective Affiliates shall be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Security Document or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), whether before or after a Default or Event of Default.

(d)                Subject to the provisions of the Security Documents, other than in connection with a release of Collateral permitted under Section 12.03 (except as may be required by Section 9.02), in each case that the Notes Collateral Agent may or is required hereunder or under any other Security Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any other Security Document, the Notes Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. Subject to the Security Documents, if the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(e)                 Beyond the exercise of reasonable care in the custody of the Collateral in its possession, the Notes Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of

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any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Notes Collateral Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and the Notes Collateral Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Notes Collateral Agent in good faith.

(f)                  The Notes Collateral Agent will not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Notes Collateral Agent shall have no duty to file financing statements, continuation statements, amendments thereto or any other document or instrument under the UCC, PPSA or otherwise to perfect or maintain the perfection of the Liens in any of the Collateral. The Notes Collateral Agent hereby disclaims any representation or warranty to the present and future Holders of Notes concerning the perfection of the Liens granted hereunder or in the value of any of the Collateral.

(g)                In the event that the Notes Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Notes Collateral Agent’s sole discretion may cause the Notes Collateral Agent, as applicable, to be considered an “owner or operator” under any environmental laws or otherwise cause the Notes Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Notes Collateral Agent reserves the right, instead of taking such action, either to resign as Notes Collateral Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Notes Collateral Agent will not be liable to any person for any environmental claims or any environmental liabilities or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

(h)                The Notes Collateral Agent shall be entitled to all of the protections, immunities, indemnities, rights and privileges of the Trustee set forth in this Indenture and all such protections, immunities, indemnities, rights and privileges shall apply to the Notes Collateral Agent in its roles under any other Security Document, whether or not expressly stated therein.

(i)                  The Notes Collateral Agent shall be entitled to compensation, reimbursement and indemnity as set forth in Section 7.07.

(j)                  If the Issuer (i) incurs any obligations in respect of Parity Lien Obligations at any time when no Parity Lien Intercreditor Agreement is in effect or at any time when Indebtedness constituting Parity Lien Obligations entitled to the benefit of the Parity Lien Intercreditor Agreement is concurrently retired and (ii) delivers to the Trustee and the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Trustee (if applicable) and the Notes Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the Parity Lien Intercreditor Agreement, with such changes as are permitted hereunder) in favor of a designated agent or representative for the holders of the Parity Lien Obligations so incurred or the Trustee and the Notes Collateral Agent, as the case may be, in each case, together with an Opinion of Counsel, the Notes Collateral Agent and the Trustee (if applicable) shall (and is hereby authorized and directed to) enter into such Parity Lien Intercreditor Agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Trustee and the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(k)                If the Issuer (i) incurs any obligations in respect of Junior Lien Obligations at any time when no Junior Lien Intercreditor Agreement is in effect or at any time when Indebtedness constituting Junior Lien Obligations entitled to the benefit of the Junior Lien Intercreditor Agreement is concurrently retired and (ii) delivers to the Trustee and the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Trustee (if

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applicable) and the Notes Collateral Agent to enter into an intercreditor agreement in favor of a designated agent or representative for the holders of the Junior Lien Obligations so incurred or the Trustee and the Notes Collateral Agent, as the case may be and certifying that such Junior Lien Intercreditor Agreement complies with this Indenture, in each case, together with an Opinion of Counsel, the Notes Collateral Agent and the Trustee (if applicable) shall (and is hereby authorized and directed to) enter into such Junior Lien Intercreditor Agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Trustee and the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

Section 12.03	Releases or Subordination of Collateral.

The Liens securing the Notes and the Note Guarantees will, upon compliance with the conditions precedent to the release of the Collateral together with such documentation, if any, as may be required by this Indenture, automatically and without the need for any further action by any Person be released so long as such release is otherwise in compliance with this Indenture, under any one or more of the following circumstances:

(a)                 in part, as to any property or assets constituting Collateral, to enable the Issuer or Guarantors to consummate the disposition of such property or assets (to a Person that is not the Issuer or a Guarantor) to the extent permitted under Section 4.10 hereof;

(b)                in whole as to all property subject to such Liens, upon:

(1)                payment in full of the principal of, together with accrued and unpaid interest and premium, if any, on, the Notes and all other Obligations with respect to the Notes under this Indenture, the Note Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest and premium, if any, are paid;

(2)                satisfaction and discharge of this Indenture in accordance with Article 11 hereof; or

(3)                Legal Defeasance or Covenant Defeasance with respect to the Notes in accordance with Article 8 hereof;

(c)                 if such property becomes an Excluded Asset in a transaction not prohibited under this Indenture;

(d)                as to the property and assets of a Guarantor that is released from its Note Guarantee in accordance with this Indenture;

(e)                 in part, as to any property or assets constituting Collateral, in accordance with the applicable provisions of the applicable Intercreditor Agreement; and

(f)                  as to any property or assets, upon the consent of the requisite Holders pursuant to Section 9.02 of this Indenture.

The Liens securing the Notes and the Note Guarantees will, at the request of the Issuer, be subordinated to the holder of any Lien on such property (i) that is expressly permitted by Section 4.12 to be senior to the Lien securing the Notes and the Note Guarantees or (ii) solely with respect to the applicable assets, that would otherwise constitute Excluded Assets if not for such subordination upon the incurrence of any such Lien permitted by Section 4.12 with respect to such specified assets; provided that the same subordination shall occur substantially simultaneously under the New Credit Agreement and security documents related thereto.

Notwithstanding anything to the contrary herein, the Issuer and the Guarantors will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act. If the Issuer requests a formal release, the Issuer shall deliver to the Trustee and Notes Collateral Agent an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture and the Security Documents relating to the execution and delivery of each such release have been complied with.

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Section 12.04	Form and Sufficiency of Release or Subordination.

In the event that the Issuer or any Guarantor request the Notes Collateral Agent to furnish a written disclaimer, release or quitclaim or evidence of subordination of any interest in any property pursuant to Section 12.03 of this Indenture, upon receipt of an Officer’s Certificate from the Issuer and Opinion of Counsel certifying that all conditions precedent to such release have been met, the Notes Collateral Agent shall, at the sole cost and expense of the Issuer, execute, acknowledge and deliver to the Issuer or such Guarantor such an instrument in the form provided by the Issuer (to the extent acceptable to the Notes Collateral Agent, acting reasonably), and providing for release or subordination without recourse, representation or warranty, promptly after satisfaction of the conditions set forth herein for delivery of such release or subordination and shall, at the sole cost and expense of the Issuer take such other action as the Issuer or such Guarantor may reasonably request to effect such release or subordination, as applicable. Notwithstanding the preceding sentence, all purchasers and grantees of any property or rights purporting to be released or subordination shall be entitled to rely upon any release or subordination executed by the Notes Collateral Agent hereunder as sufficient for the purpose of this Indenture and as constituting a good and valid release or subordination, as applicable, of the property therein described from the Lien of this Indenture and the Security Documents.

Section 12.05	Possession and Use of Collateral.

Subject to and in accordance with the provisions of this Indenture and the Security Documents, so long as the Trustee (or the Notes Collateral Agent) has not exercised rights or remedies with respect to the Collateral in connection with an Event of Default that has occurred and is continuing, the Issuer and the Guarantors shall have the right to remain in possession and retain exclusive control of and to exercise all rights with respect to the Collateral (other than monies or Cash Equivalents deposited pursuant to Article 8 or Article 11, and other than as set forth in the Security Documents and this Indenture), to operate, manage, develop, lease, use, consume, alter or repair and enjoy the Collateral (other than monies and Cash Equivalents deposited pursuant to Article 8 or Article 11 and other than as set forth in the Security Documents and this Indenture), and to collect, receive, use, invest and dispose of the reversions, remainders, interest, rents, lease payments, issues, profits, revenues, proceeds and other income thereof.

Section 12.06	Specified Releases of Collateral; Satisfaction and Discharge; Defeasance.

The Issuer and the Guarantors shall be entitled to obtain a full release of all of the Collateral from the Liens of this Indenture and of the Security Documents securing the Notes upon payment in full of all principal, premium, if any, interest on the Notes and of all Obligations under the Notes, this Indenture and the Security Documents for the payment of money due and owing to the Trustee, the Notes Collateral Agent or the Holders, or upon compliance with the conditions precedent set forth in Article 8 for Legal Defeasance or Covenant Defeasance or Article 11 for Satisfaction and Discharge. Upon delivery by the Issuer to the Trustee and the Notes Collateral Agent of an Officer’s Certificate and an Opinion of Counsel, each to the effect that such conditions precedent have been complied with (and which may be the same Officer’s Certificate and Opinion of Counsel required by Article 8 or Article 11, as applicable) prior to the release of such Collateral, the Trustee and Notes Collateral Agent shall forthwith take all action reasonably requested (at the expense of the Issuer) to release from the Liens securing the Notes and reconvey to the Issuer and the applicable Guarantors without recourse, representation or warranty all of the Collateral, and shall deliver such Collateral in its possession to the Issuer and the applicable Guarantors including, without limitation, the execution and delivery of releases and satisfactions wherever required.

Section 12.07	[Reserved].
Section 12.08	Purchaser Protected.

No purchaser or grantee of any property or rights purporting to be released shall be bound to ascertain the authority of the Trustee or the Notes Collateral Agent to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority.

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Section 12.09	Authorization of Actions to be Taken by the Notes Collateral Agent Under the Security Documents.

The Issuer, the Guarantors and each Holder of Notes, by their acceptance of any Notes and the Note Guarantees, (a) hereby appoint U.S. Bank Trust Company, National Association, as Notes Collateral Agent, and U.S. Bank Trust Company, National Association accepts such appointment and (b) agree that the Notes Collateral Agent shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to the Trustee under Article 7 hereof, including the compensation, reimbursement, and indemnification provisions set forth in Section 7.07 hereof, the resignation and removal provisions of Section 7.08 hereof and the automatic succession provisions of Section 7.09 hereof (with the references to the Trustee therein being deemed to refer to the Notes Collateral Agent). Furthermore, each Holder of a Note, by accepting such Note, consents to and approves the terms of and authorizes and directs the Notes Collateral Agent to (i) enter into and perform the duties provided for in the Intercreditor Agreements and each other Security Document in each of its capacities thereunder and (ii) bind the Holders to the terms of the Intercreditor Agreements.

Whether or not expressly provided therein, in entering into or performing under any Security Document, the Notes Collateral Agent shall be entitled to the rights, privileges, immunities and indemnities granted to it under this Indenture.

Section 12.10	Authorization of Receipt of Funds by the Trustee and the Notes Collateral Agent Under the Security Documents.

The Trustee and the Notes Collateral Agent are authorized to receive any funds for the benefit of Holders distributed under the Security Documents to the Trustee or the Notes Collateral Agent, to apply such funds as provided in this Indenture and to make further distributions of such funds in accordance with the applicable provisions of Section 6.11 hereof.

Section 12.11	Powers Exercisable by Receiver or Notes Collateral Agent.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Issuer or any Guarantor, as applicable, with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or any Guarantor, as applicable, or of any officer or officers thereof required by the provisions of this Article 12.

ARTICLE 13
MISCELLANEOUS

Section 13.01	Notices.

Any notice or communication by the Issuer, any Guarantor, the Trustee or the Notes Collateral Agent to the others or to them by the Holders is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer:

CompoSecure Holdings, L.L.C.

309 Pierce Street

Somerset, NJ 08873

Email: [      ]

Attention: Thomas R. Knott, Chief Investment Officer

and:
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Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Email: tcruickshank@paulweiss.com; dmarshall@paulweiss.com

Telephone: (212) 373-3000

Attention: Tim Cruickshank, Esq. and David A.P. Marshall, Esq.

If to the Guarantors:

CompoSecure, Inc.

309 Pierce Street

Somerset, NJ 08873

Email: [      ]

Attention: Thomas R. Knott, Chief Investment Officer

and:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Email: tcruickshank@paulweiss.com; dmarshall@paulweiss.com

Telephone: (212) 373-3000

Attention: Tim Cruickshank, Esq. and David A.P. Marshall, Esq.

If to the Trustee or the Notes Collateral Agent:

U.S. Bank Trust Company, National Association

Mail Stop: EX-NJ-FPIN

333 Thornall St.

Edison, NJ 08837

Attention: Global Corporate Trust – CompoSecure Notes Administrator

Email: mark.digiacomo@usbank.com

The Issuer, any Guarantor, the Trustee or the Notes Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile or e-mail; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery, except in the case of notices or communications given to the Trustee or the Notes Collateral Agent, which shall be effective only upon actual receipt by the Trustee or the Notes Collateral Agent, as the case may be, at its Corporate Trust Office.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee or the Notes Collateral Agent, as the case may be, which shall be effective only upon actual receipt by the Trustee or the Notes Collateral Agent, as the case may be, at its Corporate Trust Office.

If the Issuer mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

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The Trustee and the Notes Collateral Agent agree to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reasonable reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.

The Issuer agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to the Trustee, the Notes Collateral Agent or any other Agent, including without limitation the risk of the Trustee, the Notes Collateral Agent or such other Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 13.02	Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or a Guarantor to the Trustee or the Notes Collateral Agent to take any action under this Indenture or the other Note Documents, the Issuer or such Guarantor, as applicable, shall furnish to the Trustee and/or the Notes Collateral Agent:

(1)                 An Officer’s Certificate in form reasonably satisfactory to the Trustee and the Notes Collateral Agent, if applicable, (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)                 an Opinion of Counsel in form reasonably satisfactory to the Trustee and the Notes Collateral Agent, if applicable (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied;

provided that (x) no Officer’s Certificate or Opinion of Counsel will be required to be furnished to the Trustee and the Notes Collateral Agent in connection with the authentication and delivery of the Initial Notes on the Issue Date and (y) no Opinion of Counsel will be required to be furnished to the Trustee and the Notes Collateral Agent in connection with the execution of any amendment or supplement in the form of Exhibit D adding a new Guarantor under this Indenture or evidencing the release of a Guarantor pursuant to Section 10.07 hereof.

Section 13.03	Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(1)                 a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)                 brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)                 a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

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(4)                 a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied;

provided that an issuer of an Opinion of Counsel may rely as to matters of fact on an Officer’s Certificate or a certificate of a public official.

Section 13.04	Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.05	No Personal Liability of Directors, Officers, Employees and Equity Holders, including Members.

No manager, managing director, director, officer, employee, incorporator or equity holder, including members, of Parent, the Issuer or any Subsidiary of Parent, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, this Indenture, the Note Guarantees, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.06	Governing Law.

THE LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 13.07	Consent to Jurisdiction.

Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York in the Borough of Manhattan (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in Section 13.01 hereof shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum. Each Guarantor that is not located in the United States irrevocably appoints the Issuer as its agent to receive service of process or other legal summons for purposes of this Indenture or the transactions contemplated hereby. Notwithstanding the foregoing, the Trustee and the Notes Collateral Agent may bring an action against the Issuer in any other jurisdiction of its choosing.

Section 13.08	No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.09	Successors.

All agreements of the Issuer in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.07 hereof.

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Section 13.10	Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.11	Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Indenture by facsimile, email or other electronic means shall be effective as delivery of a manually executed counterpart of this Indenture.

Section 13.12	Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.13	Force Majeure.

In no event shall the Trustee or the Notes Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, epidemics or pandemics, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee and the Notes Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.14	Waiver of Jury Trial.

THE ISSUER, THE GUARANTORS (IF ANY), THE TRUSTEE, AND NOTES COLLATERAL AGENT, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 13.15	Foreign Account Tax Compliance Act (FATCA).

In order to assist the Trustee with its compliance with Sections 1471 through 1474 of the Code and the rules and regulations thereunder (as in effect from time to time, collectively, the “Applicable Law”) the Issuer agrees (i) to provide the Trustee with such reasonable information as it has in its possession and is requested by the Trustee to enable the Trustee to determine whether any payments pursuant to this Indenture are subject to withholding under Applicable Law and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Law and shall have no liability in connection therewith other than as a result of its negligence or willful misconduct. Nothing in the immediately preceding sentence shall be construed as obligating the Issuer to make any “gross up” payment or similar reimbursement in connection with a payment in respect of which amounts are so withheld or deducted. The terms of this Section 13.15 shall survive the termination of this Indenture.

Section 13.16	Waiver of Immunity.

In connection with this Indenture and the transactions contemplated hereby, each of the Issuer and Guarantors hereby irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled and will not raise or claim or cause to be pleaded any such immunity

147

at or in respect of proceedings or judgments related to this Indenture or the transactions contemplated hereby, including, without limitation, any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended.

Section 13.17	Judgment Currency.

(a)                 Each of the Issuer and each Guarantor covenants and agrees that the following provisions shall apply to conversion of currency in the case of the Notes, Note Guarantees and this Indenture:

(i)	If for the purposes of obtaining judgment in, or enforcing the judgment of, any court in any country, it becomes necessary to convert into a currency (the “Judgment Currency”) an amount due or contingently due in any other currency under the Notes and this Indenture (the “Base Currency”), then the conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which a final judgment is given or the order of enforcement is made, as the case may be (unless a court shall otherwise determine).
(ii)	If there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment referred to in (i) above is given or an order of enforcement is made, as the case may be (or such other date as a court shall determine), and the date of receipt of the amount due, the Issuer and Guarantors, as applicable, shall pay such additional (or, as the case may be, such lesser) amount, if any, as may be necessary so that the amount paid in the Judgment Currency when converted at the rate of exchange prevailing on the date of receipt will produce the amount in the Base Currency originally due.

(b)                In the event of the winding-up of the Issuer or any Guarantor at any time while any amount or damages owing under the Notes, Note Guarantees and this Indenture, or any judgment or order rendered in respect thereof, shall remain outstanding, the Issuer and the Guarantors shall indemnify and hold the Holders and the Trustee harmless against any deficiency arising or resulting from any variation in rates of exchange between (1) the date as of which the equivalent of the amount in the Base Currency due or contingently due under the Notes, Note Guarantees and this Indenture (other than under this clause (b)) is calculated for the purposes of such winding-up and (2) the final date for the filing of proofs of claim in such winding-up. For the purpose of this clause (b) the final date for the filing of proofs of claim in the winding-up of the Issuer or Guarantor shall be the date fixed by the liquidator or otherwise in accordance with the relevant provisions of applicable law as being the latest practicable date as at which liabilities of the Issuer or Guarantor, as applicable may be ascertained for such winding-up prior to payment by the liquidator or otherwise in respect thereto.

(c)                 The obligations contained in clauses (a)(ii) and (b) of this Section 13.17 shall constitute separate and independent obligations of the each of the Issuer and the Guarantors from its other obligations under the Notes, Note Guarantees and this Indenture, shall give rise to separate and independent causes of action against the Issuer and each of the Guarantors and shall apply irrespective of any waiver or extension granted by any Holder, the Trustee and the Notes Collateral Agent or any of them from time to time and shall continue in full force and effect notwithstanding any judgment or order or the filing of any proof of claim in the winding-up of the Issuer or any Guarantor, as applicable, for a liquidated sum in respect of amounts due hereunder (other than under clause (b) above) or under any such judgment or order. Any such deficiency as aforesaid shall be deemed to constitute a loss suffered by the Holders, the Trustee or the Notes Collateral Agent, as the case may be, and no proof or evidence of any actual loss shall be required by the Issuer or any Guarantor or such Person’s liquidator. In the case of clause (b) above, the amount of such deficiency shall not be deemed to be increased or reduced by any variation in rates of exchange occurring between the said final date and the date of any liquidating distribution.

The term “rate(s) of exchange” shall mean the rate of exchange quoted by United States bank of national standing as may be designated in writing by the Issuer to the Trustee from time to time, at its central foreign exchange desk in its main office in New York at 12:00 noon (New York time) on the relevant date for purchases of the Base Currency with the Judgment Currency and includes any premiums and costs of exchange payable.

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Section 13.18	Interest Act (Canada).

For the purposes of disclosure under the Interest Act (Canada), whenever any interest is calculated using a rate based on a year of 360 days or the number of days in accordance with market practice, as the case may be, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (i) the applicable rate based on a year of 360 days or the number of days in accordance with market practice, as the case may be, multiplied by (ii) the actual number of days in the calendar year in which the period for such interest is payable (or compounded) ends, divided by (iii) 360 or the number of days in accordance with market practice, as the case may be. Each of the Issuer and Guarantors confirms that it fully understands and is able to calculate the rate of interest applicable to the Notes under this Indenture based on the methodology for calculating per annum rates provided for in this Indenture. The Issuer and the Guarantors hereby irrevocably agree not to plead or assert, whether by way of defence or otherwise, in any proceeding relating to this Indenture, that the interest payable under the Notes and the calculation thereof has not been adequately disclosed to the Issuer or the Guarantors, whether pursuant to section 4 of the Interest Act (Canada) or any other applicable law or legal principle.

Section 13.19	No Qualification Under the Trust Indenture Act.

This Indenture is not qualified under the TIA and, accordingly, the TIA shall not apply to or in any way govern the terms of this Indenture.

Section 13.20	Days Other than Business Days.

If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on such payment for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected. If the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such performance shall extend to the immediately succeeding Business Day.

Section 13.21	USA PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), the Trustee and the Notes Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or the Notes Collateral Agent. The parties to this Indenture agree that they will provide the Trustee and the Notes Collateral Agent with such information as it may request in order for the Trustee and the Notes Collateral Agent to satisfy the requirements of the USA PATRIOT Act.

[Signatures on following page]

149

SIGNATURES

Dated as of January 14, 2026

COMPOSECURE HOLDINGS, L.L.C., as the Issuer

By:	/s/ Mary Holt
	Name:	Mary Holt
	Title:	Chief Financial Officer

COMPOSECURE, INC., as Parent

By:	/s/ Mary Holt
	Name:	Mary Holt
	Title:	Chief Financial Officer

[Signature Page to Indenture]

ARCULUS HOLDINGS, L.L.C., as a Guarantor

By:	/s/ Mary Holt
	Name:	Mary Holt
	Title:	Chief Financial Officer

COMPOSECURE, L.L.C., as a Guarantor

By:	/s/ Mary Holt
	Name:	Mary Holt
	Title:	Chief Financial Officer

FORGE NEW HOLDINGS, LLC, as a Guarantor

By:	/s/ Mary Holt
	Name:	Mary Holt
	Title:	Secretary

HUSKY HOLDINGS 2 INC. , as a Guarantor

By:	/s/ Mary Holt
	Name:	Mary Holt
	Title:	Secretary

FORGE US TOP, LLC, as a Guarantor

By:	/s/ Mary Holt
	Name:	Mary Holt
	Title:	Secretary

[Signature Page to Indenture]

MAGOR MOLD, LLC, as a Guarantor

By:	/s/ John Linker
	Name:	John Linker
	Title:	Chief Financial Officer and Treasurer

TITAN CO-BORROWER, LLC, as a Guarantor

By:	/s/ Mary Holt
	Name:	Mary Holt
	Title:	Secretary

HUSKY INJECTION MOLDING SYSTEMS, INC., as a Guarantor

By:	/s/ John Linker
	Name:	John Linker
	Title:	Chief Financial Officer and Treasurer

[Signature Page to Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent

By:	/s/ Mark DiGiacomo
	Name:	Mark DiGiacomo
	Title:	Vice President

[Signature Page to Indenture]

EXHIBIT A

FORM OF 144A AND REGULATION S NOTE

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

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CUSIP [20459X AC5 (144A)] [U1R132 AB2 (Reg S)]

ISIN [US20459XAC56 (144A)] [USU1R132AB29 (Reg S)]

5.625% Senior Secured Note due 2033

No. [ ]	$_________________

COMPOSECURE HOLDINGS, L.L.C.

promise to pay to _________________________ or registered assigns, the principal sum of ___________________________________________________________ DOLLARS [or such other principal sum as shall be set forth in the Schedule of Exchanges of Interests in the Global Note attached hereto]1 on February 1, 2033.

Interest Payment Dates: February 1 and August 1

Record Dates: January 15 and July 15

Dated: _______________

1 Insert in Global Notes only.

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COMPOSECURE HOLDINGS, L.L.C.

By:
Name:
Title:

This is one of the Notes referred to in the
within-mentioned Indenture:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
as Trustee

By:
Authorized Signatory

Dated: _______________

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[Back of Note]
5.625% Senior Secured Note due 2033

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)       INTEREST. COMPOSECURE HOLDINGS, L.L.C., a Delaware limited liability company (the “Issuer”), or its successors promise to pay or cause to be paid interest on the principal amount of this Note at the rate of 5.625% per annum from January 14, 2026 until maturity. The Issuer will pay interest semi-annually in arrears on February 1 and August 1 of each year commencing August 1, 2026 (each, an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day to the Holders of record as of the close of business on the immediately preceding January 15 and July 15 (whether or not a Business Day). Interest on the Notes will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the date of original issuance of the Notes.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2)       METHOD OF PAYMENT. The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on January 15 and July 15 (whether or not a Business Day) immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest (and defaulted interest, if any), if any, at the office or agency of the Paying Agent and Registrar within the contiguous United States, or, at the option of the Issuer, payment of interest, if any, due on an Interest Payment Date may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium, if any, on, and interest, if any, on, all Global Notes and, with respect to interest due on an Interest Payment Date, all other Notes the Holders of which will have provided wire transfer instructions to the Paying Agent at least fifteen (15) Business Days prior to the Interest Payment Date. Such payments will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3)       PAYING AGENT AND REGISTRAR. Initially, U.S. Bank Trust Company, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

(4)       INDENTURE. The Issuer issued the Notes under an Indenture dated as of January 14, 2026 (the “Indenture”) among the Issuer, the Guarantors party thereto from time to time, the Trustee and U.S. Bank Trust Company, National Association, as Notes Collateral Agent. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are senior secured obligations of the Issuer. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5)       OPTIONAL REDEMPTION.

(a)       At any time prior to February 1, 2029, the Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes (calculated after giving effect to the issuance of any Additional Notes) issued under the Indenture at a redemption price equal to 105.625% of the principal amount of Notes redeemed, plus accrued and unpaid interest, if any, on the Notes redeemed, to (but not including) the date of redemption (subject to the right of Holders of Notes on a relevant record date to receive interest on an Interest Payment Date occurring on or prior to the redemption date), with the cash proceeds of any Equity Offering; provided that:

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(1)       at least the lesser of (a) 50% of the aggregate principal amount of the Notes (including any Additional Notes) then outstanding or (b) $300.0 million aggregate principal amount of the Notes (including any Additional Notes) remains outstanding immediately after the occurrence of each such redemption (except to the extent otherwise repurchased or redeemed in accordance with the terms of the Indenture); and

(2)       the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(b)       At any time prior to February 1, 2029, the Issuer may on any one or more occasions redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of the date of the redemption notice, and accrued and unpaid interest, if any, on the Notes redeemed, to (but not including) the date of redemption, subject to the rights of Holders of Notes on a relevant record date to receive interest due on an Interest Payment Date occurring on or prior to the redemption date.

(c)       At any time, in connection with any offer to purchase the Notes (including pursuant to a Change of Control Offer, Alternate Offer or Asset Sale Offer), if at least 90% in the aggregate principal amount of the Notes then outstanding are purchased in such offer, the Issuer or such other Person, upon notice given not more than 60 days following such purchase pursuant to such offer, may redeem all of the remaining Notes at a price in cash equal to the price offered to each Holder in such prior offer, plus, to the extent not included in the prior offer payment, accrued and unpaid interest, if any, on the Notes redeemed, to (but not including) the date of redemption, subject to the rights of Holders of Notes on a relevant record date to receive interest due on an Interest Payment Date occurring on or prior to the redemption date. In determining whether the Holders of at least 90% in aggregate principal amount of the outstanding Notes have validly tendered and not validly withdrawn Notes in an offer, Notes owned by an Affiliate of the Issuer or by funds controlled or managed by any Affiliate of the Issuer, or any successor thereof, shall be deemed to be outstanding for the purposes of such offer.

(d)       At any time prior to February 1, 2029, the Issuer may redeem during each calendar year commencing with the calendar year in which the Issue Date occurs up to 10% of the aggregate principal amount of the Notes, including any Additional Notes, at its option, from time to time at a redemption price equal to 103% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to (but not including) the redemption date (subject to the right of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date falling on or prior to the redemption date); provided that in any given calendar year, any amount not utilized pursuant to this Section 5(d) may be carried forward to subsequent calendar years and may be used in such calendar year prior to utilizing the capacity in this Section 5(d) for such calendar year.

(e)       [Reserved.]

(f)       Except pursuant to the preceding clauses (a) through (d) or as set forth under clause (i) of Section 5 of this Note, the Notes will not be redeemable at the Issuer’s option prior to February 1, 2029.

(g)       On or after February 1, 2029, the Issuer may on any one or more occasions redeem all or a portion of the Notes at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to (but not including) the applicable date of redemption, if redeemed during the 12-month period beginning on February 1 of the years indicated below, subject to the rights of Holders of Notes on a relevant record date to receive interest on an Interest Payment Date occurring on or prior to the redemption date:

Year	Percentage
2029	102.813%
2030	101.406%
2031 and thereafter	100.000%

(h)       In connection with any redemption of Notes (including with net cash proceeds of an Equity Offering), any such redemption may, at the Issuer’s discretion, be performed by another Person and be subject to one

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or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be modified or rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date so delayed (which may exceed 60 days from the date of the redemption notice in such case), or at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied. Such notice of redemption may be extended if such conditions precedent have not been met, by providing notice to the Holders of Notes. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person. Notes called for redemption become due on the applicable redemption date (to the extent such redemption date occurs and as such date may be extended or delayed).

(i)       If, as a result of a Change in Tax Law, the Issuer or any Guarantor has become or will become obligated to pay, on the next date on which any amount would be payable with respect to the Notes or a Note Guarantee, as applicable, Additional Amounts or indemnification payments in respect of Taxes payable pursuant to Regulation 803 of the Tax Act, or any similar or successor provisions, as described in Section 4.19 of the Indenture with respect to the Relevant Taxing Jurisdiction, which payment the Issuer or such Guarantor cannot avoid with the use of reasonable measures available to it (provided that changing the jurisdiction of the Issuer is not a reasonable measure for purposes of this Section 5(i)), then the Issuer may, at its option, redeem all but not less than all of the Notes, upon not less than 10 nor more than 60 days’ notice prior to the earliest date on which the Issuer or a Guarantor, as applicable, would be required to pay such Additional Amounts or indemnification payments in respect of Taxes payable pursuant to Regulation 803 of the Tax Act, or any similar or successor provisions, at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the Tax Redemption Date and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if any. Prior to the giving of any notice of redemption described in this Section 5(i), the Issuer will deliver to the Trustee (a) an Officer’s Certificate stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied, and (b) a written legal opinion of independent tax counsel to the Issuer or such Guarantor, as applicable, of recognized standing qualified under the laws of the Relevant Taxing Jurisdiction and reasonably acceptable to the Trustee to the effect that the Issuer or such Guarantor, as applicable, has or will become obligated to pay such Additional Amounts or indemnification payments as a result of a Change in Tax Law. The foregoing provisions shall apply mutatis mutandis to any successor Issuer or Guarantor.

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date (whether or not a Business Day).

(6)       MANDATORY REDEMPTION. The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7)       REPURCHASE AT THE OPTION OF HOLDER.

(a)       If a Change of Control occurs, the Issuer may be required to offer to repurchase the Notes as required by the Indenture.

(b)       Following the occurrence of certain Asset Sales, the Issuer may be required to offer to repurchase the Notes as required by the Indenture.

(8)       NOTICE OF REDEMPTION. Notices for redemption shall be as set forth in Section 3.03 of the Indenture.

(9)       DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer needs not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer needs not exchange or register the

A-6

transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

(10)       PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(11)       AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Security Documents, the Notes or any Note Guarantee may be amended, supplemented or waived in accordance with Article 9 of the Indenture.

(12)       DEFAULTS AND REMEDIES. The Notes are subject to the Defaults and Events of Default set forth in Article 6 of the Indenture. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, upon becoming aware of any Default or Event of Default (unless such Default or Event of Default has been cured or waived), to deliver to the Trustee a statement specifying such Default or Event of Default as further provided in Section 4.04 of the Indenture.

(13)       TRUSTEE DEALINGS WITH ISSUER. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not the Trustee.

(14)       NO RECOURSE AGAINST OTHERS No manager, managing director, director, officer, employee, incorporator or equity holder, including members, of Parent, the Issuer, any Subsidiary of Parent, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(15)       AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent.

(16)       ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17)       CUSIP NUMBERS AND ISINs. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers and ISINs to be printed on the Notes, and the Trustee may use CUSIP numbers and ISINs in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18)       GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

CompoSecure Holdings, L.L.C.

309 Pierce Street

Somerset, NJ 08873

Email:

Attention: Thomas R. Knott, Chief Investment Officer

A-7

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
attorney to transfer this Note on the books of the Issuer. The attorney may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.10	☐ Section 4.14

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$___________ ($2,000 or an integral multiple of $1,000 in excess thereof, provided that the unpurchased portion of the Note shall be in a minimum principal amount of $2,000.)

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE2

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange/Transfer	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

2 This schedule should be included only if the Note is issued in global form.

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EXHIBIT B

[FORM OF CERTIFICATE OF TRANSFER]

CompoSecure Holdings, L.L.C.

309 Pierce Street

Somerset, NJ 08873

Email: [      ]

Attention: Thomas R. Knott, Chief Investment Officer

U.S. Bank Trust Company, National Association

Mail Stop: EX-NJ-FPIN

333 Thornall St.

Edison, NJ 08837

Attention: Global Corporate Trust – CompoSecure Notes Administrator

Email: mark.digiacomo@usbank.com

Re:	5.625% Senior Secured Notes due 2033

Reference is hereby made to the Indenture, dated as of January 14, 2026 (the “Indenture”), among CompoSecure Holdings, L.L.C., a Delaware limited liability company (the “Issuer”), the guarantors party thereto from time to time and U.S. Bank Trust Company, National Association, as trustee and notes collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_____________________, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $__________________ in such Note[s] or interests (the “Transfer”), to _____________________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.       ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2.       ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Temporary Global Note, the Regulation S Permanent Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of

B-1

the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Permanent Global Note, the Regulation S Temporary Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3.       ☐ Check and complete if Transferee will take delivery of a beneficial interest in a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)       ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)       ☐ such Transfer is being effected to the Issuer or a subsidiary thereof;

or

(c)       ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

or

(d)       ☐ such Transfer is being effected to an “accredited investor” (as defined in Rule 501(a) of the Securities Act that has furnished to the Trustee a signed letter containing certain representations and agreements.

4.       ☐ Check if Transferee will take delivery of an Unrestricted Definitive Note.

(a)       ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)       ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

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(c)       ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

B-3

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______________

B-4

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

	(a)	☐	a beneficial interest in the:

		(i)	☐	144A Global Note (CUSIP ________), or

		(ii)	☐	Regulation S Global Note (CUSIP ________) (ISIN ______), or

	(b)	☐	a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

	(a)	☐	a beneficial interest in the:

		(i)	☐	144A Global Note (CUSIP ________), or

		(ii)	☐	Regulation S Global Note (CUSIP ________) (ISIN ______), or

		(iii)	☐	Unrestricted Global Note (CUSIP ______) (ISIN ______), or

	(b)	☐	a Restricted Definitive Note;

	(c)	☐	an Unrestricted Definitive Note;

in accordance with the terms of the Indenture.

B-5

EXHIBIT C

[FORM OF CERTIFICATE OF EXCHANGE]

CompoSecure Holdings, L.L.C.

309 Pierce Street

Somerset, NJ 08873

Email: [      ]

Attention: Thomas R. Knott, Chief Investment Officer

U.S. Bank Trust Company, National Association

Mail Stop: EX-NJ-FPIN

333 Thornall St.

Edison, NJ 08837

Attention: Global Corporate Trust – CompoSecure Notes Administrator

Email: mark.digiacomo@usbank.com

Re:	5.625% Senior Secured Notes due 2033

(CUSIP __________)

(ISIN __________)

Reference is hereby made to the Indenture, dated as of January 14, 2026 (the “Indenture”), among CompoSecure Holdings, L.L.C., a Delaware limited liability company (the “Issuer”), the guarantors party thereto from time to time and U.S. Bank Trust Company, National Association, as trustee and notes collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________________________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $__________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.       Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes.

(a)       ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)       ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in

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the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

1.       Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes.

(a)       ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)       ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

C-2

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______________

C-3

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

[                                     ] SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of ________________, between _______________________ (the “Guaranteeing Subsidiary”), a subsidiary of CompoSecure Holdings, L.L.C., a Delaware limited liability company (the “Issuer”), and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”) and notes collateral agent (in such capacity, the “Notes Collateral Agent”) under the Indenture referred to below.

WITNESSETH

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee and the Notes Collateral Agent an indenture (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), dated as of January 14, 2026, providing for the issuance of 5.625% Senior Secured Notes due 2033 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee and the Notes Collateral Agent a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer, obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”);

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Notes Collateral Agent are authorized to execute and deliver this Supplemental Indenture without the consent of Holders of the Notes; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the Trustee and the Notes Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.        CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.       GUARANTEE.

(a)       The Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture, effective upon the execution and delivery of this Supplemental Indenture.

(b)       The Guaranteeing Subsidiary hereby provides an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture, including, but not limited to, Article 10 thereof.

[To include any local law limitations of the jurisdiction of organization of such Guaranteeing Subsidiary if not already included in the Indenture]

3.       NO RECOURSE AGAINST OTHERS. No manager, managing director, director, officer, employee, incorporator or equity holder, including members, of the Issuer, Parent, any Subsidiary of Parent, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

D-1

4.       NEW YORK LAW TO GOVERN. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5.       COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by facsimile, email or other electronic means shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.

6.       EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.       THE TRUSTEE AND THE NOTES COLLATERAL AGENT. Neither the Trustee nor the Notes Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals and statements contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary, and neither the Trustee nor the Notes Collateral Agent assumes any responsibility for their correctness.

8.       BENEFITS ACKNOWLEDGED. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

9.       SUCCESSORS. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee and the Notes Collateral Agent in this Supplemental Indenture shall bind their respective successors.

10.       RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURE PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

D-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: ______________________

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

U.S. Bank Trust Company, National Association, as Trustee and Notes Collateral Agent

By:
Name:
Title:

D-3

EXHIBIT E

[FORM OF CERTIFICATE OF BENEFICIAL OWNERSHIP]

U.S. Bank Trust Company, National Association

Mail Stop: EX-NJ-FPIN

333 Thornall St.

Edison, NJ 08837

Attention: Global Corporate Trust – CompoSecure Notes Administrator

Email: mark.digiacomo@usbank.com

Re:	$900,000,000 aggregate principal amount of 5.625% Senior Secured Notes due 2033 (the “Notes”) of CompoSecure Holdings, L.L.C. (the “Issuer”),

Ladies and Gentlemen:

This is to certify that based solely on certifications we have received in writing, by tested telex or by electronic transmission from institutions appearing in our records as persons being entitled to a portion of the principal amount of Notes represented by a Regulation S Temporary Global Note issued under the Indenture, dated as of January 14, 2026, between the Issuer, the guarantors party thereto from time to time and U.S. Bank Trust Company, National Association, as trustee and notes collateral agent, as supplemented, that as of the date hereof, $__________ principal amount of Notes represented by the Regulation S Temporary Global Note being submitted herewith for exchange is beneficially owned by persons that are either (i) non-U.S. persons (within the meaning of Regulation S under the Securities Act of 1933, as amended) or (ii) U.S. persons that purchased the Notes in a transaction that did not require registration under the Securities Act of 1933, as amended.

We further certify that (i) we are not submitting herewith for exchange any portion of such Regulation S Temporary Global Note excepted in such certifications and (ii) as of the date hereof we have not received any notification from any institution to the effect that the statements made by such institution with respect to any portion of such Regulation S Temporary Global Note submitted herewith for exchange are no longer true and cannot be relied upon as of the date hereof.

You and the Issuer are entitled to rely upon this certificate and are irrevocably authorized to produce this certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

E-1

Yours faithfully,

[Name of DTC Participant]

By:
Name:
Title:
Address:

Date: _______________

E-2

EXHIBIT F

FORM OF CERTIFICATE FROM
ACQUIRING ACCREDITED INVESTOR

CompoSecure Holdings, L.L.C.

309 Pierce Street

Somerset, NJ 08873

Email: [      ]

Attention: Thomas R. Knott, Chief Investment Officer

U.S. Bank Trust Company, National Association

Mail Stop: EX-NJ-FPIN

333 Thornall St.

Edison, NJ 08837

Attention: Global Corporate Trust – CompoSecure Notes Administrator

Email: mark.digiacomo@usbank.com

Re:         5.625% Senior Notes due 2033

(CUSIP______________)
(ISIN _______________)

Reference is hereby made to the Indenture, dated as of January 14, 2026 (the “Indenture”), by and among CompoSecure Holdings, L.L.C., a Delaware limited liability company (the “Issuer”), and U.S. Bank Trust Company, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of ____________ aggregate principal amount of:

(a)	☐	a beneficial interest in a Restricted Global Note, or

(b)	☐	a Restricted Definitive Note,

we confirm that:

1.       We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the United States Securities Act of 1933, as amended (the “Securities Act”).

2.       We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Issuer or any Subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Issuer a signed letter substantially in the form of this letter, (D) outside the United States in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act, (E) pursuant to the exemption from registration under the Securities Act provided by Rule 144 thereunder; or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing the Restricted Definitive Note or beneficial interest in a Restricted Global Note from us in a

F-1

transaction meeting the requirements of clauses (A) through (F) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3.       We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Issuer such certifications, legal opinions and other information as you and the Issuer may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4.       We are an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5.       We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Owner]

By:
Name:
Title:

Dated: _______________

F-2

EXHIBIT G

[FORM OF JUNIOR LIEN INTERCREDITOR AGREEMENT]

[Attached]

EXHIBIT G

[FORM OF]

JUNIOR LIEN INTERCREDITOR AGREEMENT

Among

COMPOSECURE, INC.,

as Parent,

COMPOSECURE HOLDINGS, L.L.C.,

as the Borrower,

the other Grantors party hereto,

[JPMORGAN CHASE BANK, N.A.],
as Senior Representative for the
First Lien Credit Agreement Secured Parties,

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Notes Collateral Agent,

[each Additional Senior Debt Collateral Agent,]

[          ],
as the Second Priority Representative for the
Initial Second Lien Secured Parties

and

each additional Representative from time to time party hereto

dated as of [          ]

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JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [ ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among COMPOSECURE, INC., a Delaware corporation (“Parent”), COMPOSECURE HOLDINGS, L.L.C., a Delaware limited liability company (the “Borrower”), the other Grantors (as defined below) party hereto, [JPMORGAN CHASE BANK, N.A.], in its capacity as Collateral Agent under and as defined in the First Lien Credit Agreement for the First Lien Credit Agreement Secured Parties (in such capacity and together with its successors and assigns in such capacity, the “First Lien Credit Agreement Collateral Agent”), U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, in its capacity as Notes Collateral Agent under and as defined in the Indenture for the Indenture Secured Parties (in such capacity, together with its successors and assigns in such capacity, the “Notes Collateral Agent”), [each additional Collateral Agent for any Senior Obligations (each, an “Additional Senior Debt Collateral Agent”),] [ ], as Representative for the Initial Second Lien Secured Parties (in such capacity and together with its successors and assigns in such capacity, the “Initial Second Lien Collateral Agent”), and each additional Second Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the First Lien Credit Agreement Collateral Agent (for itself and on behalf of the First Lien Credit Agreement Secured Parties), the Notes Collateral Agent (for itself and on behalf of the Indenture Secured Parties), the Initial Second Lien Collateral Agent (for itself and on behalf of the Initial Second Lien Secured Parties), each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility) and each additional Second Priority Representative (for itself and on behalf of the Second Priority Debt Parties under the applicable Second Priority Debt Facility) agree as follows:

ARTICLE I

Definitions

SECTION 1.01               Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the First Lien Credit Agreement or, if defined in the New York UCC, have the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below.

“Additional Second Priority Debt” means any Indebtedness that is issued or guaranteed by the Borrower and/or any other Grantor (and not guaranteed by any Subsidiary that is not a Grantor) (other than Indebtedness constituting Initial Second Lien Obligations), which Indebtedness and guarantees are secured by the Second Priority Collateral (or any portion thereof) on a subordinate basis to the Senior Obligations (and which is not secured by Liens on any assets of the Borrower or any other Grantor other than the Second Priority Collateral or which are not included in the Senior Collateral); provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof. Additional Second Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Grantors issued in exchange therefor.

“Additional Second Priority Debt Documents” means, with respect to any series, issue or class of Additional Second Priority Debt, the promissory notes, credit agreements, indentures, the Second Priority Collateral Documents or other operative agreements evidencing or governing such Indebtedness or the liens securing such Indebtedness.

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“Additional Second Priority Debt Facility” means each indenture, credit agreement or other governing agreement with respect to any Additional Second Priority Debt.

“Additional Second Priority Debt Obligations” means, with respect to any series, issue or class of Additional Second Priority Debt, all amounts owing pursuant to the terms of such Additional Second Priority Debt, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest (including interest, fees and expenses that accrue after the commencement of an Insolvency or Liquidation Proceeding, regardless of whether such interest, fees or expenses are an allowed claim under such Insolvency or Liquidation Proceeding), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional Second Priority Debt Document.

“Additional Second Priority Debt Parties” means, with respect to any series, issue or class of Additional Second Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any other Grantor under any related Additional Second Priority Debt Documents.

“Additional Senior Debt” means any Indebtedness that is issued or guaranteed by the Borrower and/or any Grantor (other than Indebtedness constituting First Lien Credit Agreement Obligations or Indenture Obligations) which Indebtedness and Guarantees are secured by the Senior Collateral (or a portion thereof) on a pari passu or junior basis (but without regard to control of remedies) with, or subordinate to, the First Lien Credit Agreement Obligations or Indenture Obligations and on a senior basis to the Second Priority Debt; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have (A) executed and delivered this Agreement as of the date hereof or become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) become a party to the First Lien Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.13 thereof or, in the event of such Additional Senior Debt secured on a subordinate basis, such other Intercreditor Agreement as contemplated by the Senior Debt Documents. Additional Senior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Grantors issued in exchange therefor.

[“Additional Senior Debt Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.]

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, credit agreements, the Senior Collateral Documents or other operative agreements evidencing or governing such Indebtedness or the liens securing such Indebtedness.

“Additional Senior Debt Facility” means each indenture, credit agreements or other governing agreement with respect to any Additional Senior Debt.

“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, all amounts owing pursuant to the terms of such Additional Senior Debt, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest (including interest, fees and expenses that accrue after the commencement of an Insolvency or Liquidation Proceeding, regardless of whether such interest, fees or expenses are an allowed claim under such Insolvency or Liquidation Proceeding), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional Senior Debt Document.

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“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Grantor under any related Additional Senior Debt Documents.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Authorized Officer” has the meaning assigned to the term Responsible Officer in the First Lien Credit Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state, provincial, territorial or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Collateral” means the Senior Collateral and the Second Priority Collateral.

“Collateral Agents” means the First Lien Credit Agreement Collateral Agent, the Notes Collateral Agent, each Additional Senior Debt Collateral Agent, the Initial Second Lien Collateral Agent, any collateral agent designated pursuant to any Additional Senior Debt Documents and any collateral agent designated pursuant to any Additional Second Priority Debt Documents.

“Collateral Documents” means the Senior Collateral Documents and the Second Priority Collateral Documents.

“Debt Facility” means any Senior Facility and any Second Priority Debt Facility.

“Designated Second Priority Representative” means (i) the Initial Second Lien Collateral Agent, until such time as the Initial Second Lien Agreement ceases to be the only Second Priority Debt Facility under this Agreement [and (ii) at any time when clause (i) does not apply, the “Controlling Collateral Agent” (or such other comparable defined term under and as defined in the Initial Second Lien Debt Documents) at such time.]

“Designated Senior Representative” means (i) if at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative and (ii) at any time when clause (i) does not apply, the “Controlling Collateral Agent” (as defined in the First Lien Intercreditor Agreement) at such time.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

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“Discharge” means, subject to Section 5.06 and Section 6.04, with respect to any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Second Priority Debt Obligations thereunder, as the case may be, are no longer secured by, and no longer required to be secured by, the Shared Collateral pursuant to the terms of the documentation governing such Debt Facility. The term “Discharged” shall have a corresponding meaning.

“Discharge of Senior Obligations” means the date on which each Senior Facility has been Discharged.

[“First Lien Credit Agreement” means the Credit Agreement dated as of January 14, 2026 by and among Parent, Borrower, the other guarantors party thereto from time to time, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and one or more other financing arrangements (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement, indenture, credit facility, commercial paper facility or new agreement extending the maturity of, refinancing, replacing, consolidating or otherwise restructuring all or any portion of the Indebtedness under any such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of Indebtedness that may be incurred thereunder; provided (a) that the obligations in respect of any such other financing arrangement or agreement are secured by Liens on the Shared Collateral that rank pari passu with the Liens securing the Senior Obligations, (b) that the collateral agent for any such other financing arrangement or agreement becomes a party to the First Lien Intercreditor Agreement by executing and delivering a Joinder Agreement (as defined in the First Lien Intercreditor Agreement) and to this Agreement by executing and delivering a Joinder Agreement and (c) in the case of any refinancing or replacement, the Borrower designates such financing arrangement or agreement as the “Credit Agreement” (and not an Additional First Lien Obligation, as defined in the First Lien Intercreditor Agreement) under the First Lien Intercreditor Agreement and as the “First Lien Credit Agreement” (and not Additional Senior Debt) hereunder.][1]

“First Lien Credit Agreement Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Collateral Agent under the First Lien Credit Agreement.

“First Lien Credit Agreement Loan Documents” means the First Lien Credit Agreement and the other “Credit Documents” as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement Obligations” means the “Obligations” as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement Secured Parties” means the “Secured Creditors” as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement Security Agreements” means the “Security Agreements” as defined in the First Lien Credit Agreement.

3 Description to be updated to reflect the first lien credit facilities on the date of the Junior Lien Intercreditor Agreement.

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“First Lien Intercreditor Agreement” means the “Pari Passu Intercreditor Agreement” as defined in the First Lien Credit Agreement.

“Grantors” means the Borrower, Parent, the other Guarantors, and each of their respective Subsidiaries or direct or indirect parent company of Parent which has granted a security interest with respect to any Shared Collateral pursuant to any Collateral Document to secure any Secured Obligations. The Grantors existing on the date hereof are listed on the signature pages hereto as Grantors (including any Subsidiary which becomes a party to this Agreement as contemplated by Section 8.07).

“Guarantors” means each Person that guarantees any Senior Obligations pursuant to any Senior Debt Documents or guarantees any Second Priority Debt Obligations pursuant to any Second Priority Debt Documents.

“Indebtedness” has the meaning assigned to such term in the First Lien Credit Agreement, the Indenture or the Initial Second Lien Agreement, as applicable.

“Indenture” means that certain Indenture, dated as of January 14, 2026, among Parent, the Borrower, the other Grantors identified therein, and U.S. Bank Trust Company, National Association, as trustee and notes collateral agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, including any new agreement extending the maturity of, refinancing, replacing, consolidating or otherwise restructuring all or any portion of the Indebtedness under any such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of Indebtedness that may be incurred thereunder; provided (a) that the obligations in respect of any such other financing arrangement or agreement are secured by Liens on the Shared Collateral that rank pari passu with the Liens securing the Senior Obligations, (b) that the collateral agent for any such other financing arrangement or agreement becomes a party to the First Lien Intercreditor Agreement by executing and delivering a Joinder Agreement (as defined in the First Lien Intercreditor Agreement) and to this Agreement by executing and delivering a Joinder Agreement and (c) in the case of any refinancing or replacement, the Borrower designates such financing arrangement or agreement as the “Indenture” (and not an Additional First Lien Obligation, as defined in the First Lien Intercreditor Agreement) under the First Lien Intercreditor Agreement and as the “Indenture” (and not Additional Senior Debt) hereunder.

“Indenture Documents” means the Indenture, the notes issued pursuant thereto and the “Security Documents” (as defined in the Indenture).

“Indenture Obligations” means the “Notes Obligations” as defined in the Indenture.

“Indenture Secured Parties” means “Secured Parties” as defined in the Indenture Security Agreements.

“Indenture Security Agreements” means the “Security Agreement” and “Canadian Security Agreement”.

“Initial Second Lien Agreement” means that certain [Indenture][Credit Agreement][Other Agreement], dated as of [              ], among the Borrower, [the other Grantors identified therein,] and [                        ], as [trustee][administrative agent], as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, together with any indentures, agreements and other documents as may be entered into in connection with any Refinancing thereof; provided, (a) the obligations in respect of any such Refinancing are secured by Liens on the Shared Collateral that are contractually (or otherwise) junior in priority to the Liens securing the Senior Obligations and (b) that the holders of any

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such Refinancing debt (or their agent on their behalf) shall bind themselves in writing to the terms of this Agreement.

“Initial Second Lien Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Second Lien Debt Documents” means the Initial Second Lien Agreement and the other related facility [“Documents”] as defined in the Initial Second Lien Agreement.

“Initial Second Lien Obligations” means the [“Obligations”] as such term is defined in the Initial Second Lien Security Agreement.

“Initial Second Lien Secured Parties” means the Initial Second Lien Collateral Agent and the holders of the Initial Second Lien Obligations issued pursuant to the Initial Second Lien Agreement.

“Initial Second Lien Security Agreement” means the [security][collateral] agreement, dated as of the date hereof, among the Borrower, the Initial Second Lien Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Insolvency or Liquidation Proceeding” means:

any case or proceeding commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other case or proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy, insolvency, corporate arrangement or similar proceedings; or

any other case or proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Joinder Agreement” means a supplement to this Agreement in substantially the form of Annex II or Annex III hereof.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, deemed or statutory trust, security conveyance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any lease having substantially the same effect as any of the foregoing. .

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” has the meaning provided to such term in Section 8.08.

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“Parent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Person” means any individual, partnership, limited partnership, joint venture, firm, corporation, association, limited liability company, unlimited liability company, unlimited company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Possessory Collateral” means any Shared Collateral in the possession or control of a Collateral Agent (or its agents or bailees), to the extent that possession or control thereof perfects a Lien thereon under the Uniform Commercial Code of any applicable jurisdiction or any other applicable law. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession or control of any Collateral Agent under the terms of the Senior Collateral Documents or the Second Priority Collateral Documents.

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in an Insolvency or Liquidation Proceeding and any amounts received by any Senior Representative or any Senior Secured Party from a Second Priority Debt Party in respect of Shared Collateral pursuant to this Agreement and shall include all “proceeds” (as such term is defined in the New York UCC or the PPSA, as applicable).

“PPSA” means shall mean the Personal Property Security Act (Ontario), as such legislation may be amended, renamed or replaced from time to time and the regulations thereunder, as from time to time in effect; provided that if the validity, perfection, effect of perfection or non-perfection, publication, effect of publication or non-publication or the priority of any Liens on Collateral is governed by the personal property security laws of any Canadian province or territory other than Ontario, “PPSA” shall also mean, where the context so requires, those personal property security laws in such other jurisdiction (including the Civil Code of Quebec) for the purposes of the provisions hereof relating to such validity, perfection, effect of perfection or non-perfection, publication, effect of publication or non-publication or priority and for the definitions related to such provisions.

“Purchase Event” has the meaning assigned to such term in Section 5.07.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, purchase, defease, retire, restructure, amend, increase, modify, supplement or replace such Indebtedness, or to issue other Indebtedness or enter alternative financing arrangements in exchange or replacement for, such Indebtedness, in whole or in part, including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including, in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, loan agreement, note purchase agreement, indenture or other agreement. “Refinanced” and “Refinancing” shall have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Replacement Senior Obligations” has the meaning assigned to such term in Section 8.10.

“Representatives” means the Senior Representatives and the Second Priority Representatives.

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“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Second Priority Collateral” means any “Collateral” as defined in any Initial Second Lien Debt Document or any other Second Priority Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.

“Second Priority Collateral Documents” means the Initial Second Lien Security Agreement and the other [“Collateral Documents”] as defined in the Initial Second Lien Agreement and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt” means any Initial Second Lien Obligations and any Additional Second Priority Debt.

“Second Priority Debt Documents” means the Initial Second Lien Debt Documents and any Additional Second Priority Debt Documents.

“Second Priority Debt Facilities” means the Initial Second Lien Agreement and any Additional Second Priority Debt Facilities.

“Second Priority Debt Obligations” means the Initial Second Lien Obligations and any Additional Second Priority Debt Obligations.

“Second Priority Debt Parties” means the Initial Second Lien Secured Parties and any Additional Second Priority Debt Parties.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of Second Priority Debt Parties under Second Priority Collateral Documents.

“Second Priority Representative” means (i) in the case of the Initial Second Lien Obligations, the Initial Second Lien Collateral Agent and (ii) in the case of any Second Priority Debt Facility incurred after the date hereof, the Second Priority Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Second Priority Debt Facility that is named as the Representative in respect of such Second Priority Debt Facility in the applicable Joinder Agreement.

“Secured Obligations” means the Senior Obligations and the Second Priority Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Second Priority Debt Parties.

“Senior Class Debt” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.

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“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Collateral” means any “Collateral” as defined in any First Lien Credit Agreement Loan Document or any other Senior Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.

“Senior Collateral Documents” means the First Lien Credit Agreement Security Agreements and the other “Security Documents” as defined in the First Lien Credit Agreement, the Indenture Security Agreements and the other “Security Documents” as defined in the Indenture, the First Lien Intercreditor Agreement and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Debt Documents” means the First Lien Credit Agreement Loan Documents, the Indenture Documents and any Additional Senior Debt Documents.

“Senior Facilities” means the First Lien Credit Agreement, the Indenture, the Indenture Documents and any Additional Senior Debt Facilities.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means the First Lien Credit Agreement Obligations, the Indenture Obligations and any Additional Senior Debt Obligations.

“Senior Representative” means (i) in the case of any First Lien Credit Agreement Obligations or the First Lien Credit Agreement Secured Parties, the First Lien Credit Agreement Collateral Agent, (ii) in the case of any Indenture Obligations or Indenture Secured Parties, the Notes Collateral Agent, and (iii) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility hereunder or in the applicable Joinder Agreement.

“Senior Secured Parties” means the First Lien Credit Agreement Secured Parties, the Indenture Secured Parties and any Additional Senior Debt Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility (or their Representatives) and the holders of Second Priority Debt Obligations under at least one Second Priority Debt Facility (or their Representatives) hold or are purported to hold a security interest at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest). If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Second Priority Debt Facilities for which it constitutes Second Priority Collateral and shall not constitute Shared Collateral for any Second Priority Debt Facility which does not have or purport to have a security interest in such Collateral at such time.

“Subsidiary” means, as to any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such

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corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited partnership, limited liability company, unlimited liability company, unlimited company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% Equity Interest at the time. Unless the context shall otherwise require, a Subsidiary shall refer to a Subsidiary of Parent.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

SECTION 1.02               Terms Generally.

(a)                The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the Subsidiaries of such Person unless express reference is made to such Subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

(b)                A liquidator, trustee in bankruptcy, judicial custodian, compulsory receiver, manager, interim receiver, receiver, administrative receiver, administrator, custodian, sequestrator, compulsory manager, trustee, monitor, conservator or similar officer includes any:

(1)    juge-commissaire or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code;

(2)    liquidateur appointed under Articles 1100-1 to 1100-15 (inclusive) of the Luxembourg law dated 10 August 1915 on commercial companies, as amended (the “Luxembourg Companies Act”);

(3)    juge-commissaire or liquidateur appointed under Article 1200-1 of the Luxembourg Companies Act;

(4)    juge délégué, commissaire, mandataire ad hoc, administrateur provisoire, conciliateur d’entreprise, mandataire de justice or similar officer;

(5)    a winding-up, administration, reorganization proceedings or dissolution includes, without limitation, insolvency, bankruptcy (faillite), voluntary or judicial liquidation (liquidation volontaire ou judiciaire), administrative dissolution without liquidation (dissolution administrative sans liquidation), moratorium or reprieve from payment (sursis de paiement), general settlement with creditors, any moratorium, judicial

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reorganisation (réorganisation judiciaire), reorganisation by amicable agreement (réorganisation par accord amiable), or similar laws affecting the rights of creditors generally;

(6)    a Person being unable to pay its debts includes that Person being in a state of cessation of payments (cessation de paiements); and

(7)    where it relates to a Luxembourg entity, a lien or security interest includes any mortgage (hypothèque), pledge (nantissement), pledge of business (gage sur fonds de commerce), retention of title arrangement (transfert de propriété à titre de garantie), fiduciary security (fiducie sûreté), statutory lien (privilège), right of retention (droit de rétention), mise en pension and, in general, any right in rem (droit réel) created for the purpose of granting security.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01               Subordination. Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted or purported to be granted to any Second Priority Representative or any Second Priority Debt Parties on the Shared Collateral or of any Liens granted or purported to be granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the New York UCC or the PPSA, as applicable, any applicable law, any Second Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing or purporting to secure any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations and (b) any Lien on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any Second Priority Debt Parties or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing or purporting to secure any Senior Obligations. All Liens on the Shared Collateral securing or purporting to secure any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations for all purposes, whether or not such Liens securing or purporting to secure any Senior Obligations are subordinated to any Lien securing or purporting to secure any other obligation of the Borrower, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02               Nature of Senior Lender Claims. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that (a) a portion of the Senior Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, restated, amended and restated, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Second Priority

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Representatives or the Second Priority Debt Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, restatement, amendment and restatement, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Second Priority Debt Obligations, or any portion thereof. As between the Borrower and the other Grantors and the Second Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the Grantors contained in any Second Priority Debt Document with respect to the incurrence of additional Senior Obligations.

SECTION 2.03               Prohibition on Contesting Liens. Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing or purporting to secure any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral or the allowability of any claim or the amount thereof asserted by any Senior Secured Party with respect to any Senior Obligations, and each Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing or purporting to secure any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any Second Priority Representative or any of the Second Priority Debt Parties in the Second Priority Collateral or the allowability of any claim or the amount thereof asserted by any Second Priority Debt Party with respect to any Second Priority Debt Obligations. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

SECTION 2.04               No Other Liens. The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, none of the Grantors shall grant or permit any Lien on any asset to secure any Second Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the Senior Obligations.  If any Second Priority Representative or any Second Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Second Priority Debt Obligations that are not also subject to the Liens securing all Senior Obligations under the Senior Collateral Documents, such Second Priority Representative or Second Priority Debt Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for the Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior Lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations (in accordance with the Lien priorities set forth herein). To the extent that the provisions of this Section 2.04 are not complied with for any reason, without limiting any other right or remedy available to any Senior Representative or any other Senior Secured Party, each Second Priority Representative agrees, for itself and on behalf of the other Second Priority Debt Parties, that any amounts received by or distributed to any Second Priority Debt Party pursuant to or as a result of any Lien granted in contravention of this Section 2.04 shall be subject to Section 4.02.

SECTION 2.05               Perfection of Liens. Except for the limited agreements of the Senior Representatives pursuant to Section 5.05 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared

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Collateral for the benefit of the Second Priority Representatives or the Second Priority Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Second Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 2.06               Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Debt Documents or Second Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure First Lien Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the First Lien Credit Agreement Collateral Agent or the Administrative Agent (as defined in the First Lien Credit Agreement) pursuant to Sections 2.11(b), 2.12(j), 2.12(n), 2.15(e), 5.12(l) or 5.12(m) of the First Lien Credit Agreement (or any equivalent successor provision) shall be applied as specified in the First Lien Credit Agreement and will not constitute Shared Collateral.

ARTICLE III

Enforcement

SECTION 3.01               Exercise of Remedies.

(a)                So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) neither any Second Priority Representative nor any Second Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff or recoupment and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Second Priority Representative or any Second Priority Debt Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, any Second Priority Representative may file a claim, proof of claim or statement of interest with respect to the Second Priority Debt Obligations under its Second Priority Debt Facility in a manner consistent with the terms of this Agreement, (B) any Second Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Second Priority Representative

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and the Second Priority Debt Parties may exercise their rights and remedies as unsecured creditors, to the limited extent provided in Section 5.04, (D) the Second Priority Debt Parties may, subject to Section 6.03, exercise the rights and remedies provided for in this Agreement with respect to seeking adequate protection in any Insolvency or Liquidation Proceeding, and (E) the Second Priority Debt Parties may file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second Priority Debt Parties or the avoidance of any Second Priority Lien, in each case under the foregoing clauses (A) through (E), to the extent such action is not inconsistent with, and could not result in a resolution inconsistent with, the terms of this Agreement. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b)                So long as the Discharge of Senior Obligations has not occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff or recoupment) with respect to any Shared Collateral in respect of Second Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Priority Debt Obligations pursuant to the Second Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c)                Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Debt Party will take any action that would hinder or delay any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Second Priority Debt Parties.

(d)                Each Second Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

(e)                Subject to Section 3.01(a), the Designated Senior Representative shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral (including setoff or

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recoupment and the right to credit bid their debt) and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations, the Designated Second Priority Representative shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Second Priority Representative shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Priority Representatives, or for the taking of any other action authorized by the Second Priority Collateral Documents; provided, however, that nothing in this Section 3.01(e) shall impair the right of any Second Priority Representative or other agent or trustee acting on behalf of the Second Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Priority Debt Parties or the Second Priority Debt Obligations.

SECTION 3.02               Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Priority Debt Documents or otherwise in respect of the Second Priority Debt Obligations.

SECTION 3.03               Actions upon Breach. Should any Second Priority Representative or any Second Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Borrower or any other Grantor) or the Borrower may obtain relief against such Second Priority Representative or such Second Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Second Priority Representatives or any Second Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Borrower, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

ARTICLE IV

Payments

SECTION 4.01               Application of Proceeds. After an event of default under any Senior Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies and any distribution made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding, including any adequate protection payments and other court approved payments made to the Secured Parties in such proceeding, other than any adequate protection payments received by Second Priority Debt Party pursuant to Section 6.03 of this Agreement, shall be applied to the Senior Obligations in such order as

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specified in the relevant Senior Debt Documents (including the First Lien Intercreditor Agreement) until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Second Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations in such order as specified in the relevant Second Priority Debt Documents.

SECTION 4.02               Payments Over. Unless and until the Discharge of Senior Obligations has occurred, any Shared Collateral or Proceeds thereof received by any Second Priority Representative or any Second Priority Debt Party in connection with the exercise of any right or remedy (including setoff or recoupment) relating to the Shared Collateral or any distribution made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding, in contravention of this Agreement or otherwise, shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives or any such Second Priority Debt Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE V

Other Agreements

SECTION 5.01               Releases.

(a)                Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including any equity interests of any Subsidiary of Parent) the Liens granted to the Second Priority Representatives and the Second Priority Debt Parties upon such Shared Collateral to secure Second Priority Debt Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations. Similarly, if in connection therewith, (x) the Senior Representative releases any guarantor, such guarantor shall also be released from its guarantee of all other Second Priority Debt Documents and/or (y) the equity interests of any Person are foreclosed upon or otherwise disposed of and the Senior Representative releases its Lien on the property or assets of such Person, then the Liens granted to the Second Priority Representatives and the Second Priority Debt Parties upon any Collateral consisting of the property or assets of such Person to secure Second Priority Debt Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Collateral to secure Senior Obligations. Upon delivery to a Second Priority Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Second Priority Debt Parties and the Second Priority Representatives) and any necessary or proper instruments of termination or release prepared by the Borrower or any other Grantor, such Second Priority Representative will promptly execute, deliver or acknowledge, at the Borrower’s or the other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Second Priority Representative, for itself and on behalf of the Second Priority Debt Parties under its Second Priority Debt Facility, to release the Liens on the Second Priority Collateral as set forth in the relevant Second Priority Debt Documents.

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(b)                Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c)                Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby consents to the application whether prior to or after an event of default under any Senior Debt Document of proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Priority Representatives or the Second Priority Debt Parties to receive proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement.

(d)                Notwithstanding anything to the contrary in any Second Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Second Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Designated Senior Representative and any Second Priority Representative or Second Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the applicable Second Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.

SECTION 5.02               Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Designated Senior Representative and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (b) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Debt Parties pursuant to the terms of the applicable Second Priority

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Debt Documents and (iii) third, if no Second Priority Debt Obligations or Senior Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Priority Representative or any Second Priority Debt Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02.

SECTION 5.03               Amendments to Debt Documents.

(a)                Without the prior written consent of the Second Priority Representatives, no Senior Debt Document may be amended, restated, amended and restated, supplemented or otherwise modified, or entered into, to the extent such amendment, restatement, amendment and restatement, supplement or modification, or the terms of such new Senior Debt Document, would contravene the express provisions of this Agreement.

(b)                Without the prior written consent of the Senior Representatives, no Second Priority Debt Document may be amended, restated, amended and restated, supplemented or otherwise modified, or entered into, to the extent such amendment, restatement, amendment and restatement, supplement or modification, or the terms of such new Second Priority Debt Document, would contravene the express provisions of this Agreement.

(c)                Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that each Second Priority Collateral Document under its Second Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Second Priority Representative] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Junior Lien Intercreditor Agreement referred to below), including liens and security interests granted to (x) [JPMorgan Chase Bank, N.A.], as collateral agent, pursuant to or in connection with the [First Lien Credit Agreement, dated as of January 14, 2026, among Parent, the Borrower, the other guarantors from time to time party thereto, the lenders from time to time party thereto, [JPMorgan Chase Bank, N.A.], as administrative agent and collateral agent, and the other parties thereto, as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time] and (y) U.S. Bank Trust Company, National Association, as notes collateral agent, pursuant to or in connection with the Indenture, dated as of January 14, 2026, among Parent, the Borrower, the other guarantors from time to time party thereto and U.S. Bank Trust Company, National Association, as trustee and notes collateral agent, as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, and (ii) the exercise of any right or remedy by the [Second Priority Representative] hereunder is subject to the limitations and provisions of the Junior Lien Intercreditor Agreement dated as of [ ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Junior Lien Intercreditor Agreement”), among [JPMorgan Chase Bank, N.A.], as First Lien Credit Agreement Collateral Agent, U.S. Bank Trust Company, National Association, as Notes Collateral Agent, [   ], as Initial Second Lien Collateral Agent, Parent, the Borrower and Parent’s subsidiaries and affiliated entities party thereto. In the event of any conflict between the terms of the Junior Lien Intercreditor Agreement and the terms of this Agreement, the terms of the Junior Lien Intercreditor Agreement shall govern.”

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(d)                In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, restatement, amendment and restatement, supplement, other modification, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, restatement, amendment and restatement, supplement, other modification, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document without the consent of any Second Priority Representative or any Second Priority Debt Party and without any action by any Second Priority Representative, the Borrower or any other Grantor; provided, however, that (i) no such amendment, restatement, amendment and restatement, supplement, other modification, waiver or consent shall (A) remove assets subject to the Second Priority Liens or release any such Liens, except to the extent that such release is permitted or required by Section 5.01(a) and provided that there is a concurrent release of the corresponding Senior Liens or (B) amend, modify or otherwise affect the rights or duties of any Second Priority Representative in its role as Second Priority Representative without its prior written consent and (ii) written notice of such amendment, restatement, amendment and restatement, supplement, other modification, waiver or consent shall have been given to each Second Priority Representative within 10 Business Days after the effectiveness of such amendment, restatement, amendment and restatement, supplement, other modification, waiver or consent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, restatement, amendment and restatement, supplement, other modification, waiver or consent.

(e)                The Borrower agrees to deliver to each of the Designated Senior Representative and the Designated Second Priority Representative copies of (i) any amendments, restatements, amendments and restatements, supplements or other modifications to the Senior Debt Documents or the Second Priority Debt Documents and (ii) any new Senior Debt Documents or Second Priority Debt Documents promptly after effectiveness thereof.

SECTION 5.04               Rights as Unsecured Creditors. The Second Priority Representatives and the Second Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Borrower and any other Grantor in accordance with the terms of the Second Priority Debt Documents and applicable law so long as such rights and remedies do not violate, or are not otherwise inconsistent with, any provision of this Agreement (including any provision prohibiting or restricting the Second Priority Debt Parties from taking various actions or making various objections). Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Priority Representative or any Second Priority Debt Party of rights or remedies in respect of Shared Collateral in contravention of this Agreement. In the event any Second Priority Representative or any Second Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.

SECTION 5.05               Bailment for Perfection of Security Interest.

(a)                The Possessory Collateral shall be delivered to the Designated Senior

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Representative and by accepting such Possessory Collateral such Designated Senior Representative agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of the Second Priority Representatives and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Second Priority Collateral Documents, in each case, subject to the terms and conditions of this Section 5.05.

(b)                Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Possessory Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Second Priority Collateral Documents did not exist. The rights of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Possessory Collateral shall at all times be subject to the terms of this Agreement.

(c)                The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Second Priority Representatives or any Second Priority Debt Party to assure that any of the Possessory Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Senior Representatives under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Second Priority Representative for purposes of perfecting the Lien held by such Second Priority Representative.

(d)                The Senior Representatives shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Debt Party, and each, Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(e)                Upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do so and as the Grantors or Designated Second Priority Representative may direct, all Shared Collateral, including all proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Possessory Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign to the Designated Senior Priority Representative, to the extent that it is legally permitted to do so and as the Grantors or the Designated Second Priority Representative may direct, its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Second Priority Representative is entitled to approve any awards granted in such proceeding. The Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Representative for loss or damage suffered by such Senior Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of its own willful misconduct, gross negligence or bad faith as determined by a final non-appealable judgment of a court of competent jurisdiction. The Senior Representatives have no obligations to follow

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instructions from any Second Priority Representative or any other Second Priority Debt Party in contravention of this Agreement.

(f)                 None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrower, any other Grantor or any Subsidiary to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any Second Priority Debt Party or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.06               When Discharge of Senior Obligations Deemed To Not Have Occurred. If, at any time substantially concurrently with or after the occurrence of the Discharge of Senior Obligations, the Borrower, any other Grantor or any Subsidiary consummates any Refinancing of any Senior Obligations, then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Second Priority Representative (including the Designated Second Priority Representative) shall promptly (a) enter into such documents and agreements, including amendments, restatements, amendments and restatements, supplements or other modifications to this Agreement, as the Borrower or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Second Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Possessory Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding.

SECTION 5.07               Purchase Right. Without prejudice to the enforcement of the Senior Secured Parties remedies, the Senior Secured Parties agree that following (a) the acceleration of all Senior Obligations in accordance with the terms of the Senior Debt Documents or (b) the commencement of an Insolvency or Liquidation Proceeding (each, a “Purchase Event”), within thirty (30) days of the Purchase Event, one or more of the Second Priority Debt Parties may request, and the Senior Secured Parties hereby offer the Second Priority Debt Parties the option, to purchase all, but not less than all, of the aggregate amount of outstanding Senior Obligations outstanding at the time of purchase at par, plus (i) any premium that would be applicable upon prepayment of the Senior Obligations and accrued and unpaid interest, fees, expenses and other amounts and (ii) cash collateral in connection with any issued and outstanding letters of credit under the Senior Priority Debt Documents in an amount equal to 102% of the sum of (A) the aggregate undrawn amount of all such letters of credit and (B) the aggregate letter of credit, fronting and similar fees which will accrue thereon through the stated maturity of such letters of credit (assuming no drawings thereon before stated maturity) without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to the Assignment and

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Assumption Agreement (as such term is defined in the First Lien Credit Agreement)). If such right is timely exercised, the parties shall endeavor to close promptly thereafter but in any event within ten (10) Business Days of the request. If one or more of the Second Priority Debt Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the selling Senior Secured Parties and the purchasing Second Priority Debt Parties. If none of the Second Priority Debt Parties timely exercise such right, the Senior Secured Parties shall have no further obligations pursuant to this Section 5.07 for such Purchase Event and may take any further actions in their sole discretion in accordance with the Senior Debt Documents and this Agreement.

ARTICLE VI

Insolvency or Liquidation Proceedings.

SECTION 6.01               Financing Issues. Until the Discharge of Senior Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative or any Senior Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral under Section 363 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or to consent (or not object) to the Borrower’s or any other Grantor’s obtaining financing under Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will raise no objection to and will not otherwise contest (a) such sale, use or lease of such cash or other collateral, unless each Senior Representative shall oppose or object to such use of cash collateral (in which case, no Second Priority Representative nor any other Second Priority Debt Party shall seek any relief in connection therewith that is inconsistent with the relief being sought by the Senior Secured Parties); and/or (b) such DIP Financing, unless each Senior Representative shall oppose or object to such DIP Financing, and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated to or pari passu with the Liens securing such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) the Liens securing such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to the Liens securing the Senior Obligations under this Agreement, (y) any adequate protection Liens provided to the Senior Secured Parties, and (z) to any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representatives. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that notice received two Business Days prior to the entry of an order approving such usage of cash or other collateral and/or approving such DIP Financing shall be adequate notice. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, further agrees that it will raise no objection to and will not otherwise contest (1) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative or any other Senior Secured Party (including under Section 362 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law); (2) any exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral or in any Insolvency or Liquidation Proceeding under Section 363(k) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law; (3) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral; or (4) any order relating to a sale or other disposition of assets of any Grantor (including under Section 363 of the Bankruptcy Code, any other provision of the Bankruptcy Code, or any similar provision of any other Bankruptcy Law) to which any Senior Representative has consented or not objected, provided that the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral

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securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement.

SECTION 6.02               Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding (including under Section 362 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law) or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.

SECTION 6.03               Adequate Protection. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall object, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (c) the allowance and/or payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) of the Bankruptcy Code or any similar provision of the Bankruptcy Code or any other Bankruptcy Law or otherwise (for this purpose ignoring all claims and Liens held by the Second Priority Debt Parties). Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code, as applicable, or any similar provision of any other Bankruptcy Law, then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral and/or a superpriority claim, which Lien and/or superpriority claim (as applicable) are subordinated to the Liens securing and providing adequate protection for, and all claims with respect to, the Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing and claims with respect to the Second Priority Debt Obligations are so subordinated to the Liens securing and claims with respect to the Senior Obligations under this Agreement; provided, however, that each Second Priority Representative shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, on behalf of itself and the Second Priority Debt Parties, in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims, (ii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a Lien on additional or replacement collateral, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted a senior Lien on such additional or replacement collateral as security and adequate protection for the Senior Obligations and that any Lien on such additional or replacement collateral securing or providing adequate protection for the Second Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement (and, to the extent the Senior Secured Parties are not granted such adequate protection in such form, or in the form of payments in the amount of current post-petition fees and

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expenses, and/or other cash payments, any amounts recovered by or distributed to any Second Priority Debt Party pursuant to or as a result of any Lien on such additional or replacement collateral so granted to the Second Priority Debt Parties shall be subject to Section 4.02), and (iii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a superpriority claim, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted adequate protection in the form of a superpriority claim, which superpriority claim shall be senior to the superpriority claim of the Second Priority Debt Parties (and, to the extent the Senior Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Second Priority Debt Party pursuant to or as a result of any such superpriority claim so granted to the Second Priority Debt Parties shall be subject to Section 4.02).

SECTION 6.04               Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be, or avoided as, fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff, recoupment or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference, fraudulent transfer, or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 6.05               Separate Grants of Security and Separate Classifications. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed, confirmed, or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Second Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral, with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, and expenses (whether or not allowed or allowable in any such Insolvency or Liquidation Proceeding) before any distribution is made in respect of the Second Priority

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Debt Obligations, and each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees to turn over to the Designated Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Debt Parties.

SECTION 6.06               No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Debt Party, including the seeking by any Second Priority Debt Party of adequate protection or the assertion by any Second Priority Debt Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.

SECTION 6.07               Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08               Other Matters. To the extent that any Second Priority Representative or any Second Priority Debt Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, or such Second Priority Debt Party agrees not to assert any such rights without the prior written consent of each Senior Representative, provided that if requested by any Senior Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Senior Representatives (acting unanimously), including any rights to payments in respect of such rights.

SECTION 6.09               506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

SECTION 6.10               Reorganization Securities; Plan Voting.

(a)                If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Second Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Second Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b)                No Second Priority Debt Party (whether in the capacity of a secured or an

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unsecured creditor) may otherwise directly or indirectly propose, support or vote in favor of any plan of reorganization or similar dispositive restructuring plan that is inconsistent with or in violation of the terms of this Agreement, other than (a) with the prior written consent of the Designated Senior Representative, (b) to the extent any such plan is proposed or supported by the number of Senior Secured Debt Parties required under Section 1126(c) of the Bankruptcy Code or (c) to the extent such plan pays off, in cash in full, all Senior Obligations.

SECTION 6.11               Section 1111(b) of the Bankruptcy Code. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, shall not object to, oppose, support any objection, or take any other action to impede, the right of any Senior Secured Party to make an election under Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, waives any claim it may hereafter have against any senior claimholder arising out of the election by any Senior Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

SECTION 6.12               Post-Petition/Post-Filing Interest.

(a)                No Second Priority Representative nor any other Second Priority Debt Party shall oppose or seek to challenge any claim by any Senior Representative or any other Senior Secured Party for allowance in any Insolvency or Liquidation Proceeding of Senior Obligations consisting of claims for post-petition/post-filing interest, fees, or expenses under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or otherwise (without taking into account the Second Priority Debt Obligations or the Second Priority Lien).

(b)                No Senior Representative nor any other Senior Secured Party shall oppose or seek to challenge any claim by any Second Priority Representative or any other Second Priority Debt Party for allowance in any Insolvency or Liquidation Proceeding of Second Priority Debt Obligations consisting of claims for post-petition/post-filing interest, fees, or expenses under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or otherwise, to the extent of the value of the Lien of the Second Priority Representative on behalf of the Second Priority Debt Parties on the Shared Collateral (after taking into the account the Senior Obligations and the Senior Lien).

ARTICLE VII

Reliance; Etc.

SECTION 7.01               Reliance. All loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Borrower, any other Grantor or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that it and such Second Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Second Priority Debt Documents or this Agreement.

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SECTION 7.02               No Warranties or Liability. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Priority Representatives and the Second Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Second Priority Representative or Second Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrower, any other Grantor or any Subsidiary (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Senior Obligations, the Second Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03               Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a)                any lack of validity or enforceability of any Senior Debt Document or any Second Priority Debt Document;

(b)                any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the First Lien Credit Agreement or any other Senior Debt Document or of the terms of the Initial Second Lien Agreement or any other Second Priority Debt Document;

(c)                any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, restatement, amendment and restatement, supplement, other modification, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Second Priority Debt Obligations or any guarantee thereof;

(d)                the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(e)                any other circumstances that otherwise might constitute a defense available to (i) the Borrower or any other Grantor in respect of the Senior Obligations (other than the Discharge of Senior Obligations subject to Sections 5.06 and 6.04) or (ii) any Second Priority Representative or Second Priority Debt Party in respect of this Agreement.

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ARTICLE VIII

Miscellaneous

SECTION 8.01               Conflicts. Subject to Section 8.22, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral shall be governed by the terms of the First Lien Intercreditor Agreement and in the event of any conflict between the First Lien Intercreditor Agreement and this Agreement as to such relative rights and obligations, the provisions of the First Lien Intercreditor Agreement shall control.

SECTION 8.02               Continuing Nature of this Agreement; Severability. Subject to Section 5.06 and Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any Second Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower, any other Grantor or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.03               Amendments; Waivers.

(a)                No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)                This Agreement may be amended, restated, amended and restated, waived, supplemented or otherwise modified in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility) and the Borrower.

(c)                Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

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SECTION 8.04               Information Concerning Financial Condition of Parent and the Subsidiaries. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall each be responsible for keeping themselves informed of (a) the financial condition of Parent and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Priority Debt Obligations. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Second Priority Representative or any Second Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05               Subrogation. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 8.06               Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents. Except as otherwise provided herein, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.07               Additional Grantors. The Borrower agrees that, if any Subsidiary of Parent shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex I. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Second Priority Representative and the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.08               Dealings with Grantors. Upon any application or demand by the Borrower or any Grantor to any Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), at the request of such Representative, the Borrower or such Grantor, as appropriate, shall furnish to such Representative a certificate of an Authorized Officer (an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

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SECTION 8.09               Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the then extant Senior Debt Documents and Second Priority Debt Documents, the Borrower may incur or issue and sell one or more series or classes of Additional Second Priority Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Second Priority Debt (the “Second Priority Class Debt”) may be secured by a second priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Second Priority Collateral Documents for such Second Priority Class Debt, if and subject to the condition that the Representative of any such Second Priority Class Debt (each, a “Second Priority Class Debt Representative”), acting on behalf of the holders of such Second Priority Class Debt (such Representative and holders in respect of any Second Priority Class Debt being referred to as the “Second Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of the immediately succeeding paragraph. Any such additional class or series of Senior Facilities (the “Senior Class Debt”; and the Senior Class Debt and Second Priority Class Debt, collectively, the “Class Debt”) may be secured by a Lien on Shared Collateral that is equal or junior in priority (but without regard to the control of remedies) with any Lien on the Shared Collateral securing or purporting to secure any Senior Obligations and senior in priority to any Lien on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations, in each case under and pursuant to the relevant Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Second Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties; and the Senior Class Debt Parties and Second Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party, as applicable, to (x) the First Lien Intercreditor Agreement or, in the event of such Additional Senior Debt secured on a subordinate basis, such other Intercreditor Agreement as contemplated by the Senior Debt Documents and (y) this Agreement by satisfying the conditions set forth in clauses (a) through (c), as applicable, of the immediately succeeding paragraph. In order for a Class Debt Representative to become a party to this Agreement:

(a)                such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex II (if such Representative is a Second Priority Class Debt Representative) or Annex III (if such Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative constitutes Additional Senior Debt Obligations or Additional Second Priority Debt Obligations, as applicable, and the related Class Debt Parties become subject hereto and bound hereby as Additional Senior Debt Parties or Additional Second Priority Debt Parties, as applicable;

(b)                the Borrower (a) shall have delivered to the Designated Senior Representative an Officer’s Certificate identifying the obligations to be designated as Additional Senior Debt Obligations or Additional Second Priority Debt Obligations, as applicable, and the initial aggregate principal amount or face amount thereof and certifying that the conditions set forth in this Section 8.09 are satisfied with respect to such Class Debt and that such obligations are permitted to be incurred and secured (I) in the case of Additional Senior Debt Obligations, on a senior basis under each of the then extant Senior Debt Documents and (II) in the case of Additional Second Priority Debt Obligations, on a junior basis under each of the then extant Second Priority Debt Documents and (b) if requested, shall have delivered true and complete copies of each of the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by an authorized officer of the Borrower; and

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(c)                the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

SECTION 8.10               Refinancings. The Senior Obligations and the Second Priority Debt may be increased, refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Senior Debt Document or any Second Priority Debt Document) of any Senior Representative or any Secured Party, all without affecting the Lien priorities provided for herein or the other provisions hereof, so long as permitted by the terms of each Senior Debt Document and Second Priority Debt Document. Each Second Priority Representative hereby agrees that at the request of the Borrower in connection with refinancing or replacement of Senior Obligations (“Replacement Senior Obligations”) it will enter into an agreement in form and substance reasonably acceptable to such Second Priority Representative with the agent for the Replacement Senior Obligations containing terms and conditions substantially similar to the terms and conditions of this Agreement.

SECTION 8.11               Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a)                submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York or the United States of America located in the Borough of Manhattan, City of New York, and appellate courts from any thereof;

(b)                consents and agrees that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.12;

(d)                agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Secured Party) to such in any other jurisdiction; and

(e)                waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.11 any special, exemplary, punitive or consequential damages.

SECTION 8.12               Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing (including electronic mail) and shall be sent:

(A)        if to the Borrower or any Grantor, to the Borrower, at its address at:

CompoSecure Holdings, L.L.C.

309 Pierce Street

Somerset, NJ 08873

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Email: [      ]

Attention: Thomas R. Knott, Chief Investment Officer

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Email: tcruickshank@paulweiss.com; dmarshall@paulweiss.com

Telephone: (212) 373-3000

Attention: Tim Cruickshank and Dave Marshall

(B)        if to the First Lien Credit Agreement Collateral Agent, to it at:

[JPMorgan Chase Bank, N.A.]

[              ]

Attention: [      ]

Telephone: [    ]

Telecopier: [    ]

Electronic Mail:[     ]4

(C)        if to the Notes Collateral Agent, to it at:

U.S. Bank Trust Company, National Association

Mail Stop: EX-NJ-FPIN

333 Thornall St.

Edison, NJ 08837

Attention: Global Corporate Trust – CompoSecure Notes Administrator

Email: mark.digiacomo@usbank.com

(D)       if to the Initial Second Lien Collateral Agent, to it at:

[      ]

Attention:	[ ]

[      ]

Telephone:	[ ]
Facsimile:	[ ]

Electronic mail: [    ]

(E)       if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties

4 To be updated.

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hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

SECTION 8.13               Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Debt Facility for which it is acting, each Second Priority Representative, on behalf of itself, and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.14               GOVERNING LAW; WAIVER OF JURY TRIAL.

(A)              THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(B)              EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 8.15               Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties, the Borrower, the other Grantors party hereto and their respective successors and assigns.

SECTION 8.16               Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.17               Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Collateral Agents, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Collateral Agents are under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Collateral Agents pursuant to procedures approved by it.

SECTION 8.18               Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

SECTION 8.19               Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties and the Borrowers and the Grantors, and their respective permitted successors and

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assigns, and no other Person shall have or be entitled to assert such rights. Nothing in this Agreement is intended to or shall impair the obligations of the Borrower or any other Grantor, which are absolute and unconditional, to pay the Senior Obligations and the Second Priority Debt Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 8.20               Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

SECTION 8.21               Collateral Agent and Representative. It is understood and agreed that (a) the First Lien Credit Agreement Collateral Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the First Lien Credit Agreement and the provisions of Article 12 of the First Lien Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the First Lien Credit Agreement Collateral Agent hereunder, (b) the Notes Collateral Agent is entering into this Agreement in its capacity as notes collateral agent under the Indenture and the provisions of the Indenture (including, but not limited to Articles 7 and 12 thereof) granting or extending any rights, protections, privileges, indemnities and immunities to the Notes Collateral Agent thereunder shall also apply to the Notes Collateral Agent hereunder, and [(c)] the Initial Second Lien Collateral Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Initial Second Lien Agreement and the provisions of Article [ ] of the Initial Second Lien Agreement applicable to the [Agents] (as defined therein) thereunder shall also apply to the Initial Second Lien Collateral Agent hereunder.

SECTION 8.22               Relative Rights. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended to or will (a) (except to the extent contemplated herein (including by Sections 5.01(a), 5.01(d) or 5.03(d))) amend, waive or otherwise modify the provisions of the First Lien Credit Agreement, the Indenture, any other Senior Debt Document, the Initial Second Lien Agreement or any other Second Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties or (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties.

SECTION 8.23               Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[JPMORGAN CHASE BANK, N.A.],
as First Lien Credit Agreement Collateral Agent

By:
Name:
Title:

U.S. Bank Trust Company, National Association,
as Notes Collateral Agent

By:
Name:
Title:

[____],
as Initial Second Lien Collateral Agent

By:
Name:
Title:

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COMPOSECURE, INC., as Parent

By:
Name:
Title:

COMPOSECURE HOLDINGS, L.L.C., as the Borrower

By:
Name:
Title:

[GRANTORS], each as a Grantor

By:
Name:
Title:

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ANNEX I

SUPPLEMENT NO. [    ] dated as of , to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [ ] (the “Junior Lien Intercreditor Agreement”), among COMPOSECURE, INC., a Delaware corporation (“Parent”), COMPOSECURE HOLDINGS, L.L.C., a Delaware limited liability company (the “Borrower”), certain Subsidiaries and affiliates of Parent (each a “Grantor”), [JPMorgan Chase Bank, N.A.], as First Lien Credit Agreement Collateral Agent under the First Lien Credit Agreement, U.S. Bank Trust Company, National Association, as Notes Collateral Agent under the Indenture, [ ], as Initial Second Lien Collateral Agent under the Initial Second Lien Agreement, and the additional Representatives from time to time party thereto.

(A)              Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

(B)              The Grantors have entered into the Junior Lien Intercreditor Agreement. Pursuant to the First Lien Credit Agreement, the Indenture, the Initial Second Lien Agreement, certain Additional Senior Debt Documents and certain Additional Second Priority Debt Documents, certain newly acquired or organized Subsidiaries of Parent are required to enter into the Junior Lien Intercreditor Agreement. Section 8.07 of the Junior Lien Intercreditor Agreement provides that such Subsidiaries may become party to the Junior Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the First Lien Credit Agreement, the Indenture, the Initial Second Lien Agreement, the Additional Second Priority Debt Documents and Additional Senior Debt Documents.

Accordingly, the Designated Senior Representative and the New Subsidiary Grantor agree as follows:

SECTION 1            In accordance with Section 8.07 of the Junior Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Junior Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Grantor. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2            The New Grantor represents and warrants to the Designated Senior Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Laws and by general principles of equity.

SECTION 3            This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4            Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

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SECTION 5          THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6            In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7            All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Junior Lien Intercreditor Agreement.

SECTION 8            The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

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IN WITNESS WHEREOF, the New Grantor, and the Designated Senior Representative have duly executed this Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR]

By:
Name:
Title:

Acknowledged by:

[ ], as Designated Senior Representative

By:
Name:
Title:

[ ], as Designated Second Priority Representative

By:
Name:
Title:

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ANNEX II

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [ ] dated as of [      ], 20 [ ] to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [ ] (the “Junior Lien Intercreditor Agreement”), COMPOSECURE, INC., a Delaware corporation (“Parent”), COMPOSECURE HOLDINGS, L.L.C., a Delaware limited liability company (the “Borrower”), certain Subsidiaries and affiliates of Parent (each a “Grantor”), [JPMORGAN CHASE BANK, N.A.], as First Lien Credit Agreement Collateral Agent under the First Lien Credit Agreement, U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Notes Collateral Agent under the Indenture, [ ], as Initial Second Lien Collateral Agent under the Initial Second Lien Agreement, and the additional Representatives from time to time party thereto.

(A)              Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

(B)              As a condition to the ability of the Borrower to incur Second Priority Class Debt after the date of the Junior Lien Intercreditor Agreement and to secure such Second Priority Class Debt with the Second Priority Lien and to have such Second Priority Class Debt guaranteed by the Grantors, in each case under and pursuant to the Second Priority Collateral Documents relating thereto, the Second Priority Class Debt Representative in respect of such Second Priority Class Debt is required to become a Representative under, and such Second Priority Class Debt and the Second Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Lien Intercreditor Agreement. Section 8.09 of the Junior Lien Intercreditor Agreement provides that such Second Priority Class Debt Representative may become a Representative under, and such Second Priority Class Debt and such Second Priority Class Debt Parties may become subject to and bound by, the Junior Lien Intercreditor Agreement as Additional Second Priority Debt Obligations and Additional Second Priority Debt Parties, respectively, pursuant to the execution and delivery by the Second Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Lien Intercreditor Agreement. The undersigned Second Priority Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the New Representative agrees as follows:

SECTION 1            In accordance with Section 8.09 of the Junior Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Second Priority Class Debt and Second Priority Class Debt Parties become subject to and bound by, the Junior Lien Intercreditor Agreement as Additional Second Priority Debt Obligations and Additional Second Priority Debt Parties, respectively, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Second Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Second Priority Representative and to the Second Priority Class Debt Parties that it represents as Second Priority Debt Parties. Each reference to a “Representative” or “Second Priority Representative” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Representative. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2            The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Second Priority Debt

G-40

Documents relating to such Second Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Second Priority Class Debt Parties in respect of such Second Priority Class Debt will be subject to and bound by the provisions of the Junior Lien Intercreditor Agreement as Second Priority Debt Parties.

SECTION 3            This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4            Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5          THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6            In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7            All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8            The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

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IN WITNESS WHEREOF, the New Representative has duly executed this Representative Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of
[ ]

By:
Name:
Title:

Address for notices:

[ ]

Attention of: [ ]

Telecopy: [ ]

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Acknowledged by:

COMPOSECURE, INC., as Parent

By:
Name:
Title:

COMPOSECURE HOLDINGS, L.L.C., as the Borrower

By:
Name:
Title:

[GRANTORS], each as a Grantor

By:
Name:
Title:

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Schedule I to the
Representative Supplement to the
Junior Lien Intercreditor Agreement

Grantors

[                   ]

G-44

ANNEX III

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [  ] dated as of [     ], 202[ ] to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [ ] (the “Junior Lien Intercreditor Agreement”), among COMPOSECURE, INC., a Delaware corporation (“Parent”), COMPOSECURE HOLDINGS, L.L.C., a Delaware limited liability company (the “Borrower”), certain Subsidiaries and affiliates of Parent (each a “Grantor”), [JPMORGAN CHASE BANK, N.A.], as First Lien Credit Agreement Collateral Agent under the First Lien Credit Agreement, U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Notes Collateral Agent under the Indenture, [ ], as Initial Second Lien Collateral Agent under the Initial Second Lien Agreement, and the additional Representatives from time to time party thereto.

(C)              Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

(D)              As a condition to the ability of the Borrower to incur Senior Class Debt after the date of the Junior Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Collateral Documents relating thereto, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Lien Intercreditor Agreement. Section 8.09 of the Junior Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Junior Lien Intercreditor Agreement as Additional Senior Debt Obligations and Additional Senior Debt Parties, respectively, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the New Representative agrees as follows:

SECTION 1            In accordance with Section 8.09 of the Junior Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Junior Lien Intercreditor Agreement as Additional Senior Debt Obligations and Additional Senior Debt Parties, respectively, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Debt Parties. Each reference to a “Representative” or “Senior Representative” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Representative. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2            The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee] under [describe new facility], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New

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Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Junior Lien Intercreditor Agreement as Senior Secured Parties.

SECTION 3            This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4            Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5          THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6            In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7            All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8            The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

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IN WITNESS WHEREOF, the New Representative has duly executed this Representative Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of
[ ]

By:
Name:
Title:

Address for notices:

[ ]

Attention of: [ ]

Telecopy: [ ]

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Acknowledged by:

COMPOSECURE, INC., as Parent

By:
Name:
Title:

COMPOSECURE HOLDINGS, L.L.C., as the Borrower

By:
Name:
Title:

[GRANTORS], each as a Grantor

By:
Name:
Title:

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Schedule I to the
Representative Supplement to the
Junior Lien Intercreditor Agreement

Grantors

[                   ]

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